Exhibit 99.02

BEFORE THE CORPORATION COMMISSION OF OKLAHOMA

IN THE MATTER OF THE APPLICATION OF	)
OKLAHOMA GAS AND ELECTRIC COMPANY	)
FOR COMMISSION AUTHORIZATION OF A	)
PLAN TO COMPLY WITH THE FEDERAL CLEAN	)	CAUSE NO. PUD 201400229
AIR ACT AND COST RECOVERY; AND FOR	)
APPROVAL OF THE MUSTANG MODERNIZATION	)	ORDER NO. 647346
AND COST RECOVERY	)

HEARING:	March 3-19, March 23-25, April 7-8, and May 6, 2015, in Courtroom 301
2101 North Lincoln Boulevard, Oklahoma City, Oklahoma 73105
Before Ben Jackson, Administrative Law Judge

HEARING:	June 25, 2015, in Courtroom 301
ON EXCEPTIONS:	2101 North Lincoln Boulevard, Oklahoma City, Oklahoma 73105
Before Commission en banc

APPEARANCES:	Kimber L. Shoop, Charles C. Read, Patrick D. Shore, Stephanie G. Houle and
William J. Bullard, Attorneys representing Oklahoma Gas and Electric Company
Cheryl Vaught, Jon W. Laasch, and Scot Conner, Attorneys representing Oklahoma
Energy Results, LLC
Natasha M. Scott, Senior Attorney representing Public Utility Division, Oklahoma
Corporation Commission
Jerry J. Sanger, Erick W. Harris, Assistant Attorneys General and Anthony Reding,
Licensed Legal Intern, representing Office of the Oklahoma Attorney General
Thomas P. Schroedter, D. Kenyon Williams, Jr. and Jennifer H. Castillo,
Attorneys representing Oklahoma Industrial Energy Consumers
Rick D. Chamberlain, Attorney representing Wal-Mart Stores East, LP, and Sam's East, Inc
Ronald E. Stakem and Jack G. Clark, Jr., Attorneys representing OG&E Shareholders
Association
Jacquelyn Dill, Susan Laureign Williams and Kristin A. Henry, Attorneys representing
Sierra Club
Lee Paden, Attorney representing Quality of Service Coalition
William L. Humes, Marc Edwards and James A. Roth, Attorneys representing
Oklahoma Hospital Association
William L. Humes, Marc Edwards and James A. Roth, Attorneys representing Oklahoma
Cogeneration L.L.C.
Deborah R. Thompson, representing Oklahoma Attorney representing AARP
Kendall W. Parrish, Attorney representing AES Shady Point, LLC
William L. Humes, James A. Roth, Marc Edwards and Dominic D. Williams, Attorneys
representing The Wind Coalition

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Final Order

FINAL ORDER

This Cause comes before the Oklahoma Corporation Commission (Commission) on the Application of Oklahoma Gas & Electric (OG&E, Applicant or Company) after hearing before the Administrative Law Judge (ALJ) and the AU's recommendation to the Commission.

EPA promulgated two sets of regulations under the federal Clean Air Act (i.e., the Regional Haze (RH) rule and the Mercury and Air Toxics Standards (MATS) rule) that directly affect certain OG&E coal and natural gas-fired generating facilities. These rules require OG&E to take steps to meet new emission limits for nitrogen oxide (NOx), sulfur dioxide (S02), and mercury. The deadline for meeting these S02 emission requirements is January 4, 2019.

To meet the S02 emission requirements of RH, OG&E proposes to install dry scrubbers on both coal-fired generating units at the Sooner Power Plant. In addition, OG&E proposes to convert two of the three coal-fired generating units at the Muskogee Power Plant to natural gas and repower those boilers to accommodate the change in boiler fuel.

To meet the NOx emission requirements of RH, OG&E proposes to install low NOx burners with over-fire air systems on the four coal units affected by RH and on the three gas units at the Seminole Power Plant affected by RH. To meet the mercury emissions requirements of MATS, OG&E proposes to install Activated Carbon Injection (ACI) technology on its five coal-fired generating units by April 2016. OG&E is seeking approval and cost recovery of its proposed Environmental Compliance Plan (ECP) under 17 O.S. § 286(B).

Unrelated to complying with environmental regulations, OG&E is also seeking approval to retire the generating units currently operating at its Mustang Plant and then build new combustion turbine units at the existing Mustang Plant location (MMP). OG&E is seeking a determination of the need for the new capacity pursuant Section 17 O.S. § 286(C). Moreover, OG&E requests approval of a new Environmental and Generation Plan ("EGP") Rider to recover both the ECP and MMP and for the Commission to approve Construction Work in Progress (CWIP) regulatory treatment.

In addition to the ECP and the MMP, OG&E is further seeking (1) approval of regulatory assets for certain stranded assets and for certain Operation and Maintenance (O&M) costs; (2) inclusion of air quality control systems (AQCS) consumables in the fuel adjustment clause (FAC) and (3) approval of emission control technology depreciation rates and Mustang plant depreciation rates.

According to its Application, OG&E sets forth the following requests for relief: (1) approval of OG&E's plan to comply with certain environmental regulations under the federal Clean Air Act; (2) approval of recovery for the costs associated with OG&E's ECP through the EGP (defme) Rider; (3) approval of OG&E's plan to construct new CTs at the Mustang generating site; (4) approval of recovery for the costs associated with the MMP through the EGP Rider; (5) approval of regulatory assets for certain stranded assets and for certain O&M costs; (6) approval of the inclusion of AQCS consumables in the FAC; (7) approval of depreciation rates for emission control technology, the existing Mustang plant and the new Mustang CTs; and (8) granting such other and further relief as the Commission may determine to be fair, just and equitable in the premises.

I.	PROCEDURAL HISTORY

On August 6, 2014, OG&E filed its Application. Accompanying the Application were the filed, Direct Testimonies of Witnesses Donald R. Rowlett, Usha-Maria Turner, Leon Howell, John J. Reed, Robert J. Burch, John J. Spanos, and Sheri Richard. Also on this date, OG&E filed a Motion for Protective Order and a Notice of Hearing.

On August 11, 2014, an Entry of Appearance (EOA) was filed on behalf of the Oklahoma Industrial Energy Consumers (OIEC). An EOA was also filed on behalf of the Attorney General for the State of Oklahoma (AG) on this date.

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Final Order

On August 12, 2014, an EOA was filed on behalf of The Sierra Club.

On August 13,2014, an EOA was filed on behalfofWal-Mart, LP and Sam's East (Wal-Mart/Sam's). Also on this date, Oklahoma Energy Results, LLC (OER) filed a Motion to Intervene and a Notice of Hearing.

On August 14, 2014 an EOA was filed on behalf of Quality of Service Coalition (QSC). Also on this date, OG&E's Motion for Protective Order was heard and continued and an EOA was filed on behalf of the OG&E Shareholders Association.

On August 18, 2014, The Wind Coalition filed a Motion to Intervene and a Notice of Hearing.

On August 21, 2014, PUD filed its Motion for Assessment of Costs and a Notice of Hearing, the Motions to Intervene of OER and The Wind Coalition were heard and continued, and OG&E's Motion for Protective Order was also heard and continued.

On August 27, 2014, OG&E filed its Protest of the Motions to Intervene and an EOA was filed on behalf of Oklahoma Hospital Association (OHA).

On August 28, 2014, OG&E filed a Motion to Establish Procedural Schedule and a Notice of Hearing.

On September 3, 2014, the AG filed its Motion for Assessment of Costs to OG&E and a Notice of Hearing.

On September 4, 2014, OG&E's Motion to Establish Procedural Schedule was heard and continued.

On September 9, 2014, an EOA was filed on behalf of Oklahoma Cogeneration, LLC (OK Cogen).

On September 11, 2014, an EOA was filed on behalf of AARP. Additionally, the AG's Motion for Assessment of Costs to OG&E was heard and OG&E's Motion to Establish Procedural Schedule was heard and continued.

On September 12, 2014 an EOA was filed on behalf of AES Shady Point, LLC.

On September 17, 2014, the AG filed the Oklahoma Attorney General's First Set of Data Requests to Oklahoma Gas and Electric Company.

On September 18, 2014, OG&E's Motion to Establish Procedural Schedule was heard and continued.

On September 19, 2014, a Notice of Change of Address was filed by Ronald E. Stakem. Additionally, The Sierra Club filed its Motions to Associate Counsel (Kristen Henry and Susan Laureign Williams) and Notices of Hearing, and a Notice of Withdrawal of Counsel was filed by Jeffery M. Riles, Jr.

On September 23, 2014, Order No. 630945, Order Granting (PUD's) Motion for Assessment of Costs, was issued. Also issued on that date were Order No. 630946, Order Granting Motion to Intervene-OER and Order No. 630947, Order Granting Motion to Intervene-The Wind Coalition.

On September 25, 2014, OG&E's Motion to Establish Procedural Schedule was heard and continued and an EOA was filed on behalf of the AG by Erick W. Harris.

On October 2, 2014, Order No. 631385, Order Granting Motion for Protective Order, was issued. Additionally, The Sierra Club's Motions to Associate Counsel were heard. OG&E's Motion for Procedural Schedule was also heard.

On October 3, 2014, the Report of the Administrative Law Judge (ALJ) on the Motion for Procedural Schedule was filed.

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Final Order

On October 7, 2014, Order No. 631620, Order Granting (AG's) Motion for Assessment of Costs, was issued.

On October 30, 2014, Order No. 632367, Order Granting Motion to Establish Procedural Schedule, was issued.

On November 20, 2014, OG&E filed a Motion to Establish Notice Requirements and Approve Form of Notice and a Notice of Hearing.

On November 24, 2014, OER file OER's Fourth Set of Data Requests to OG&E.

On November 25, 2014, OER filed OER's Fifth Set of Data Requests to OG&E.

On December 9, 2014, OIEC filed Objections to OG&E's First Set of Data Requests and a Notice of Hearing. Also on this date, OER filed Objections to OG&E's First Set of Data Requests and Interrogatories and a Notice of Hearing.

On December 10, 2014, PUD filed its Objections to OG&E's First Set of Data Requests and Interrogatories and a Notice of Hearing. Also on this date, QSC filed its Objections to OG&E's First Set of Data Requests and Interrogatories and a Notice of Hearing.

On December 11, 2014, OG&E's Motion to Establish Notice Requirements and Approve Form of Notice was heard. Also on this date, the Objections of OER to OG&E's First Set of Data Requests and Interrogatories was heard and recommended, OIEC's Objections to OG&E's First Set of Data Requests was heard and recommended, and PUD's Objections to OG&E's First Set of Data Requests and Interrogatories was heard and recommended.

On December 16, 2014 the following testimonies were filed: Responsive Testimony of Steve Chriss on behalf of Wal-Mart/Sam's; Direct Testimonies of Tyler Comings, Rachel Wilson, Jennifer Tripp, and Jeremy Fisher on behalf of The Sierra Club; Responsive Testimonies of Scott Norwood and Mark Garrett on behalf of OIEC; Responsive Testimony of Daniel Peaco on behalf of OK Cogen; Responsive Testimony of Michael Goggin on behalf of The Wind Coalition; Responsive Testimony of Judah Rose on behalf of OER; Responsive Testimony of Craig R. Roach on behalf of the PUD; and Responsive Testimony of Daniel E. Davis on behalf of OHA.

On December 22, 2014, the following parties filed Statements of Position: QSC, AG, AARP, and OG&E Shareholders Association. An EOA was also filed on behalf of OEA by Jon W. Laasch.

On December 23, 2014, an Errata Sheet to the Amended Testimony of Michael Goggin was filed.

On January 13,2015, Order No. 635194, Order Approving Form of Notice, was issued. On January 14, 2015, OG&E filed a Motion to Compel against The Sierra Club and a Notice of Hearing. Also on this date, OG&E filed a Motion to Compel against OER and a Notice of Hearing.

On January 22, 2015, OG&E's Motions to Compel filed against The Sierra Club and OER were heard.

On January 26, 2015, the following Rebuttal Testimonies were filed: Donald R. Rowlett, Usha-Maria Turner, Leon Howell, John J. Reed, Robert J. Burch, Gregory McAuley, John J. Spanos, and Sheri Richard all on behalf of OG&E; Steven M. Fetter on behalf the OG&E Shareholders Association; Tyler Comings and Jeremy Fisher on behalf of The Sierra Club; Craig R. Roach on behalf ofPUD; and Scott Norwood on behalf of OIEC.

On January 27, 2015, an EOA was filed by Marc Edwards and William L. Humes on behalf of OER.

On February 12, 2015, OG&E filed a Motion to Associate Counsel (Charles C. Read) and a Notice of Hearing.

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Final Order

On February 13, 2015, AARP filed a Motion to Dismiss Mustang Modernization and Cost Recovery and a Notice of Hearing. Also on this date, OIEC and QSC filed a Motion to Dismiss MMP Pre-Approval Request and a Notice of Hearing, a Motion to Dismiss OG&E's Requests for Recovery of Non-Capital Expenditure Items and CWIP Treatment Through OG&E's EGP Rider and a Notice of Hearing, and a Motion to Dismiss OG&E's Request for Modification of Tariff to Include AQCS and a Notice of Hearing.

On February 17, 2015, an EOA was filed by Dominic Williams on behalf of The Wind Coalition.

On February 19, 2015, OG&E's Motion to Associate Counsel was heard and recommended. The AG filed a Motion to Withdraw as Counsel Tessa Hager also on this date.

On February 20, 2015, Exhibit Lists of OG&E, AARP, OIEC, PUD, OER, OK Cogen, The Wind Coalition, OHA, OG&E Shareholders Association, and The Sierra Club were filed. Also on this date, the following Testimony Summaries were filed by the following witnesses: Steve W. Chriss on behalf of Wal-Mart/Sam's; John J. Spanos, Robert J. Burch, Usha-Maria Turner, Gregory McAuley, John J. Reed, Sheri Richard, Leon Howell, and Donald R. Rowlett all on behalf of OG&E; Mark Garrett (including exhibits) and Scott Norwood on behalf of OIEC; Craig R. Roach on behalf of PUD; Judah Rose on behalf of OER; Daniel Peaco on behalf of OK Cogen; Michael Goggin on behalf of The Wind Coalition; Daniel Davis on behalf of the OHA; and Steven Fetter on behalf of OG&E Shareholders Association.

On February 23, 2015, Affidavits of Publication of Notice in Tulsa, Oklahoma, Grant, Alfalfa, Woods, Garfield, Woodward, Ellis, Dewey, Sequoyah, Cherokee, LeFlore, Carter, Bryan, and Johnston Counties were filed. Additionally, the Response of OG&E to the Motions to Dismiss and the AG's Exhibit List were filed.

On February 24, 2015, the OIEC's and QSC's Motion to Dismiss MMP Pre-Approval Request; OIEC's Motion to Dismiss OG&E's Requests for Recovery of Non-Capital Expenditure Items and CWIP Treatment through OG&E's EGP Rider; OIEC's Motion to Dismiss OG&E's Request for Modification of Tariff to Include AQCS; and AARP's Motion to Dismiss Mustang Modernization and Cost Recovery were all heard and taken under advisement. Also on this date, a Motion to file Testimony Summaries out of Time was filed by The Sierra Club, in addition to its Summaries of Responsive Testimonies of Jennifer Tripp, Jeremy Fisher, and Rachel Wilson, and the Summaries of Responsive and Rebuttal Testimonies of Tyler Comings.

On February 25, 2015, Exhibit List of QSC was filed.

On March 2, 2015, Wal-Mart/Sam's Request to be Excused from Portions of the Evidentiary Hearing was filed.

On March 3, 2015, Order No. 637182, Order Admitting to Practice was issued, an EOA was filed on behalf of OG&E by Charles C. Read, and the record was opened on the hearing on the merits.

On March 13, 2015, an Errata Sheet to the Direct Testimony of Jeremy Fisher and an Excerpt were filed by The Sierra Club.

On March 19, 2015, an EOA was filed on behalf of the AG by Anthony Reding and by Tessa L. Hager.

On March 20, 2015, a Notice of Substitution of Expert Witness was filed on behalf of OHA.

On March 23, 2015, the Report of the ALJ on a Continuance was filed. Also filed on this date was the AG's Motion to Dismiss OG&E's MMP and a Notice of Hearing.

On March 26, 2015, the hearing on the merits was continued to April 7, 2015.

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Final Order

On April 2, 2014, the Oklahoma Attorney General's Motion to Dismiss OG&E's MMP was heard and taken under advisement.

On April 6, 2015, the Revised Testimony Summary of Craig R. Roach was filed on behalf of PUD.

On May 6, 2015, closing arguments were conducted before the ALJ in Courtroom 301. On June 8, 2015, the Report of the ALJ was filed. On June 18, 2015, Exceptions to the Report of the ALJ were filed by The Wind Coalition, OHA, OK Cogen, PUD, OIEC, Sierra Club, OG&E, and OER (Exceptions).

On June 23, 2015, Responses to parties' Exceptions were filed by Sierra Club, OG&E Shareholders Association, The Wind Coalition, OHA, OK Cogen, PUD, OIEC, OG&E, OER, Wal-Mart/Sam's and QSC.

On June 25, 2015, a hearing before the Commission en banc was held on the Exceptions, and the Commission took the matter under advisement.

II.	SUMMARY OF THE EVIDENCE AND STATEMENTS OF POSITION

On August 6, 2014, OG&E filed written direct testimony.

On December 16, 2014, Sierra Club, OIEC, OK Cogen, OHA, the Wind Coalition, OER, Wal-Mart/Sam's and PUD all filed responsive testimony.

On January 26, 2015, OG&E and OG&E Shareholders Association filed written rebuttal testimony. In addition, Sierra Club, PUD Staff, and OIEC also filed rebuttal testimony.

On December 22, 2014, Statements of Position were filed by the AG, QSC, OG&E Shareholders and AARP.

All parties also filed written summaries of their full written testimony on February 20 and 24, 2015, with PUD filing an additional refined summary on April 6, 2015.

In addition, all witnesses filing written testimony appeared and testified at the hearing on the merits where a full transcript of the proceedings was made, and each witness read a summary of his/her testimony into the record and were subject to direct examination, cross examination and re-direct examination.

Because the testimonies filed and given herein, including the pre-filed testimony summaries, are substantially lengthy, the Commission does not include those in full within this decision, however the Commission takes notice of such evidence in the record and incorporates the testimony summaries as if reflected fully herein. A summary of the oral testimony is appended hereto as "Attachment A".

III.	MOTIONS

On February 13, 2015, the date set for filing pre-hearing motions, pursuant to Order No. 632367, OIEC, QSC and AARP all filed Motions to Dismiss related to the portion of OG&E's case that requests approval of its MMP. In addition, OIEC also filed a Motion to Dismiss OG&E's Request to Modify its Tariff and a Motion to Dismiss Request for Recovery with a Rider.

These motions were heard at the pre-hearing conference on February 24, 2015, and the ALJ took these motions under advisement and announced that a ruling would be included in the final ALJ report and recommendation.

On March 23, 2015, the AG filed a Motion to Dismiss, also related to the MMP portion of OG&E's Application, and the motion was heard on April 2, 2015. Upon hearing arguments of counsel, the ALJ announced that he would also take such motion under advisement.

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Final Order

With regard to the pending motions to dismiss, based upon the briefs and arguments of counsel, and in light of the issues being fully litigated, the Commission is not persuaded to dismiss the MMP and all motions to dismiss are denied.

IV.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Notice and Jurisdiction

Notice in this Cause was published in compliance with the form of notice required by Order No. 635194 and proof of publication was filed by OG&E on February 23, 2015.

Applicant is a public utility with plant, property, and other assets dedicated to the generation, production, transmission, distribution, and sale of electricity, power and energy at wholesale and retail levels within the State of Oklahoma.

The Commission has jurisdiction over the Cause by virtue of the provisions of Article IX, Section 18 of the Constitution of the State of Oklahoma, 17 O.S. §151, et seq., 17 O.S. § 286(B) and (C), 17 O.S. §251, et seq.

B.     OG&E's Request Relating to its Proposed ECP, Including Cost Recovery Treatment

1.    In response to regulations promulgated by EPA addressing RH and MATS, OG&E developed its ECP (Application, p.2).

2.    To meet SO2 standards for RH pursuant to the ECP, OG&E will install dry scrubbers on both coal units at the Sooner site and convert two of three coal units at the Muskogee site to gas-fired units by January 4, 2019 (Rowlett Direct Test., p.3).

3.    To meet NOx standards for RH pursuant to the ECP, OG&E will install low-NOx burners on coal units affected by the RH requirements at the Sooner and Muskogee sites and three gas-fired units at the Seminole site, beginning in Spring 2013 in order to meet the January 22, 2017 deadline (Rowlett Direct Test., p.3).

4.    To meet mercury standards for MATS pursuant to the ECP, OG&E will install Activated Carbon Injection (ACI) on all coal units by April of 2016 (Rowlett Direct Test., p.3).

5.    The EPA requirements for RH and MATS affect approximately 4,000 MWs, or 63%, of OG&E's electric generation fleet and have compliance deadlines within five (5) years (Rowlett Direct Test., p.5).

6.    OG&E's evidence was that the estimated impact of OG&E's ECP and MMP on Oklahoma ratepayers will be an annual rate increase (excluding fuel) of $192.2 million by 2019 (Rowlett Cross, 3/3/15 Tr. p. 142; Richard Cross 3/16/15 Tr. p. 49).

7.    In developing its ECP, OG&E evaluated five (5) compliance plan alternatives: 1) scrub/convert; 2) scrub; 3) convert; 4) scrub/replace; and 5) replace (Howell Direct Test., p.5).

8.    Each of OG&E's ECP alternatives were subjected to scenario and sensitivity analyses to assess the impact of uncertainties associated with key input assumptions, including SPP IM energy pricing, fuel prices, and the potential for future carbon regulation (Howell Direct Test., p.5).

9.    OG&E selected the Scrub/Convert portfolio. OG&E contended that the Scrub/Convert option "best addresses" objectives that include "projected cost to customers over a 30-year period ... reliability, compliance with existing rules, fuel diversity, operational flexibility, portfolio age, demand side management, exposure to fuel and emission prices and future environmental regulation risks," and that it "produces the lowest reasonable cost with due consideration to the uncertainty associated with the SPP IM energy prices, fuel prices and future regulatory risks." (Howell Direct

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Test., p. 5).

10.    OG&E further asserted that its choice is supported by the fact that the Scrub/Convert option was the lowest cost in the Base Case (Howell Direct Test., p.5) and that the Scrub/Convert alternative mitigates risk from both carbon prices and natural gas price volatility. Id. at 19.

11.    OG&E did not model non-emitting wind energy as an alternative energy source to maintain the Company's desired diversity in fuel portfolio when considering compliance with EPA regulations (Rowlett Direct Test., pp.9,11). Several parties presented evidence to show that including wind and/or renewable resources in OG&E's ECP would save customers money and reduce the Company's environmental footprint in the future.

12.    However, the Company does not propose to include wind or other renewable resources in its proposed ECP, although the Company acknowledged it is always looking at wind energy as a way to create customer savings (Rowlett Direct Test., p. 12).

13.    Because of the availability of the federal and state tax credits, there is a unique and immediate opportunity for low-cost wind energy in Oklahoma (Roach, Revised Test. Summary, p. 3). OG&E's "wait and see" approach to the addition of wind energy to its energy portfolio places customers at risk that OG&E will miss opportunities to obtain record-low cost PPA prices (Goggin Resp. Test., p.37).

14.    OG&E did not include any other resource options-such as additional wind or other renewables, power purchase agreements, demand-side management options or purchasing existing generation facilities-in its economic analysis (Roach Direct Test., p. 8).

15.    OG&E did not include a carbon tax in the Base Case, but instead ran a single carbon price sensitivity (Howell Direct Test., p. 12).

16.    Carbon was the only future environmental regulation that OG&E analyzed in a sensitivity analysis (3/3/15 Tr. p. 33).

17.    OG&E did not demonstrate the financial benefit of its selected plan over potential alternatives. See, e.g., Roach Dir. Test., p. 8 (stating that OG&E must present a "complete" assessment of alternative actions). The Company's alternative evaluation was limited to retrofitting or converting its coal units, or replacing those coal units with self-build natural gas units. In its IRP, OG&E compared the net present value revenue requirements between five pre determined portfolio alternatives: the Scrub/Convert option, the Scrub option, the Convert option, the Scrub/Replace option, and the Replace Option. In both of its "replace" portfolios, OG&E replaced the retiring coal capacity with new combined cycle gas plants.

18.    OG&E Witness Howell acknowledged that the Company did not attempt to quantify the value of fuel diversity in its planning process (3/6/2015 Tr. p. 104). During his cross examination, Howell testified that he did not know the point at which fuel diversity favors selection of one portfolio option over another (3/6/2015 Tr. pp. 106-107).

19.    OG&E's engineering analysis of the conversion strategy is still on-going and OG&E has not made a final selection on the optionality of that project. (Burch Cross, 3/12/15 Tr., p. 40). OG&E's proposed environmental costs are based on its projections or estimates. (Rowlett Cross, 3/4/15 Tr., p. 9).

20.    OG&E's load forecast is based upon information that is two years old. (Howell Cross, 3/6/15 Tr., p. 167; Reed Cross, 3/5/15 Tr., p. 48). Although OG&E updated that forecast, it is not included in the record. Id.

21.    OG&E's updated load forecast would not have taken into account the decline in the oil prices that occurred in the summer of 2014. (Howell Cross, 3/6/15 Tr., p. 170).

22.    OG&E's 2014 IRP does not update OG&E's energy efficiency or demand side management programs, but

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OG&E intends to update that information in its 2015 IRP this year. (Howell Cross, 3/6/15 Tr., 171; Reed Cross, 3/5/15 Tr., 49). Changes in load forecast can affect the need for additional capacity and the type of capacity needed. (Reed Cross, 3/5/15 Tr., p. 50).

23.    OG&E's IRP purports that the Company "determined" that no natural gas combustion turbines "are available for acquisition in the region." (Hearing Ex. 10 at 28). OG&E did not conduct a Request for Proposals for market alternatives to its proposal to either replace, retrofit, or convert the Sooner and Muskogee coal units (3/9/2015 Tr. p. 42).

24.    Dr. Roach identified the failure to assess existing capacity as one of the five key deficiencies in OG&E's analysis. See Roach Dir. at 31, 32. He testified that OG&E "did not conduct a competitive solicitation or a thorough survey of any sort to test the availability of existing natural gas-fired combined cycle plants." Id. at 9.

25.    According to Dr. Roach, "to judge the reasonableness of costs, the Commission should require OG&E to present a review of alternative approaches." Roach Dir. at 16. Dr. Roach opines that "those alternatives should include competitive alternatives." Id.

26.    Similarly, Mr. Comings testified that it was unreasonable for the Company not to evaluate other alternatives outside of retrofitting, converting or retiring, and replacing with self-build gas plants. Comings Dir. at 45, 47. He stated that OG&E should have looked at alternatives such as power purchase agreements, renewables, demand side management options, or purchasing existing generation facilities. Id. at 47.

27.    In his cross examination, OG&E Witness Rowlett suggested that the proper Commission response to a deficient application would be denial of the plan:

If the Commission found that the Company improperly evaluated the risks, then it wouldn't issue an order to proceed. It wouldn't issue an order approving the plan. I think if the Commission issued an order approving the plan there would be an assumption that the company properly evaluated the costs and risks.

(3/3/2015 Tr. p. 26).

Mr. Rowlett agreed; however, that the Commission has the authority to issue conditions. Id at 26. OG&E witness Reed also recognized the Commission had the authority to reject OG&E's plan (Tr. 3/5/2015, Reed, p. 68).

28.    No information is provided in credit ratings' reports, OG&E's current financials, or financing plans to suggest that waiting until a base rate case will impact OG&E's current financial condition (Lawton Direct, 3/24/15 Tr. pp. 27-28). OG&E should remain financially strong while the Commission evaluates rate recovery issues in the next base rate case. Id. Therefore, cost recovery and rate issues, including rate design, relating to OG&E's ECP, as well as its MMP, in OG&E's next general rate case will not result in any undue prejudice to OG&E.

C.    Analysis and Application of 17 O.S.§ 286

Title 17, Section 286 was enacted in 2005 and exists today as amended in 2008. This statutory section provides possible pre-approval of certain requests of electric utilities in particular circumstances. This section provides utility management with an alternate path to obtain a "used and useful" determination from the Commission for certain types of investments before making those investments. Such "pre-approval" is only available for certain types of utility investments and is subject to specific conditions. Notwithstanding Section 286, a utility remains free to construct or purchase electric generating facilities in the exercise of its management discretion and to seek approval after the fact in a general rate case, as was done prior to the enactment of Section 286. Those procedures remain available as does the Commission's ratemaking authority thereunder. It is important to understand that in enacting Section 286, the Legislature did not repeal any of the constitutional or statutory provisions under which the Commission has regulated electric utilities for decades. Neither did Section 286 repeal the cost of service, rate of return ratemaking methodology

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that the Commission has used to regulate electric utilities for decades.

First and foremost, Section 286 must be understood and interpreted in the context of the Commission's historical ratemaking procedures. Utility management still has the discretion to build whatever it wants, whenever it wants, but in doing so assumes the risk and, when seeking a return on and return of the investment, bears the burden to subsequently prove the investment is used and useful in service to the public and that the costs were prudently incurred.

1.     17 O.S. § 286(B)

Section 286(B) is permissive, not mandatory. By voluntarily seeking Commission approval under Section 286(B), an electric utility is seeking a presumption that the equipment or facilities it plans to install are used and useful in service to the public. The statute provides for Commission review and prior approval of a utility's plan to make capital expenditures for equipment and facilities necessary to comply with certain environmental regulations. lf the plan is approved, it also allows a conditional option for temporary periodic rate adjustments by the utility to recover costs of the expenditures. None of the provisions strip the Commission of its constitutional duties and authority. In reviewing a Section 286(B) request for pre-approval of an ECP and its associated cost recovery, the Commission must review the requests consistent with its broad general powers to fashion a decision it believes is in the best interests of Oklahoma's ratepayers. Turpen v. Oklahoma Corp. Comm'n, 769 P.2d 1309, 1317, 1988 OK 126. The Oklahoma Supreme Court has found that in order to determine whether a request is in the public interest, the Commission should evaluate whether a request is reasonable, fair, and non prejudicial to the ratepayers. See, e.g., Lone Star Gas Co. v. Oklahoma Corp. Comm'n, 39 P.2d 547, 1934 OK 396. The Commission has broad authority to fashion a decision it believes is in the best interests of Oklahoma's ratepayers. Turpen, 769 P.2d 1309, 1317, 1988 OK 126. Accordingly, any conditions or terms related to the reasonableness and/or prudence of the proposals are within the Commission's grant of authority, if they are reasonable (i.e. not arbitrary), supported by substantial evidence and do not run afoul of statutory or constitutional guarantees.

To implement Section 286(B), the Commission adopted rules at OAC 165:35-38-1 et seq. regarding recoverable costs. These rules provide for utility recovery of capital expenditures for equipment or facilities necessary to comply with, inter alia, the federal Clean Air Act. According to OAC 165:35-38-2(c)(2), the intention of Subchapter 38 includes: "The protection of customers of a utility from imprudent financial obligations or costs." (Emphasis added)

The Commission declines to grant OG&E's ECP for several reasons. First, the Commission has not been provided with sufficient certainty or specificity as to the costs of the plan, leaving the Commission unable to determine whether the costs to be recoverable are reasonable. Second, OG&E's proposal does not limit its recovery to 24 months or include a commitment to file a 17 O.S. § 152 request for a comprehensive review of all of its rates within 24 months of any temporary recovery. And third, OG&E's proposal includes recovery through temporary rates of costs in addition to those incurred for capital expenditures for equipment and facilities.

2.    17 O.S. § 286(C)

Section 286(C) applies to requests by electric utility utilities for Commission approval to construct a new generation facility, to purchase an existing electric generation facility, or to enter into a long-term contract for purchased power. Additionally, the subsection requires the utility to show there is a need for the generation or contract and requires that reasonable alternatives be considered.

Section 286(C) provides that costs under this subsection "shall be subject to cost recovery rules promulgated by the Commission." The cost recovery rules found at OAC 165:35-38-5 apply to Section 286(C) applications. OAC 165:35-38-5(c) requires the following:

If the soliciting utility wishes to consider an option for full or partial ownership of a self-build option, the utility must submit its construction proposal...to provide all or part of the capacity requested in the RFP stated in 165:35-34 at the same time the bids are requested.

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(Emphasis added)

Therefore, a utility bringing an application for pre-approval for "ownership" of a self-build option" under Section 286(C) - if OG&E's MMP proposal were to be considered as such - must also comply with the requirements set out in OAC 165:35-34.

OAC 165:35-34 sets out the Commission's competitive bidding rules. OAC 165:35-34-1(b) indicates that '[i]t is the intent of the Commission to create an open, transparent, fair and nondiscriminatory competitive bidding process for the utility to meet its needs." OAC 165:35-34-1(a) states that "[i]n order to obtain a presumption of prudence, a utility shall employ the competitive bidding procedures set forth in this subchapter, when ...self-building of new long term electric generation...." (emphasis added). The rule goes on to state:

[I]f a utility does not employ the competitive bidding process set forth in this subchapter, there shall be no presumption of prudence and the determination of prudence will be decided during a subsequent Commission review.

(Emphasis added)

OAC 165:34-3 sets out the specific competitive bidding requirements and procedures for obtaining Long-Term Electric Generation. These include soliciting a request for proposal (RFP) for the desired Long-Term Electric Generation. See OAC 165:34-3(a). The rule also provides that: "Prior to a utility taking long-term action other than the competitive procurement process set forth in this Subchapter, such utility shall seek a waiver of all or any part of these competitive bidding rules by filing a cause with the Commission." OAC 165:34-3(e).

As set forth in OAC 165:35-34-1 and 165:35-34-3, and in conjunction with OAC 165:35-38-5(c) implementing Section 286(C), if a utility wants pre-approval under Section 286(C) to self-build new generation capacity, the utility has three options: 1) comply with the Commission's competitive bidding rules under OAC 165:34, 2) seek a waiver of some or all of the competitive bidding requirements of Subchapter 34, or 3) await a "subsequent Commission review" in which the utility must show the Commission that its decision to self-build new generation capacity was reached in "an open, transparent, fair and nondiscriminatory" process comparable to competitive bidding.

D.    Burden of Proof

OG&E, as the applicant seeking pre-approval of its ECP and its MMP, has the burden of proving its entitlement to such relief. See OAC 165:5-9-1(b)(2)(B)(iii); Southwestern Bell Tel. Co. v. Oklahoma Corp. Comm'n, 1994 OK 38, 25, 873 P.2d 1001, 1008, cert. denied, 513 U.S. 869 (1995) (in an appeal of a Commission order, the Oklahoma Supreme Court will determine if the utility "had met its burden of proving the rates ordered by the Commission were confiscatory and fundamentally unfair."). See also Southeastern Oklahoma Dev. & Gas Auth. v. Oklahoma Corp. Comm'n, 1980 OK 16, 606 P.2d 574, 577-578; United Fuel Gas Go. v. Railroad Comm'n of Kentucky 278 U.S. 300, 313 (1929). Under general law, the burden of proof is on the party seeking relief. See, e.g., State ex ref. State Insurance Fund v. Great Plains Care Center, Inc., 2003 OK 79,¶29, 78 P.3d 83, 92 in which the court stated:

Generally, the party invoking a court's judicial discretion with a request for judicial relief must satisfy the applicable burden for the relief sought. Whether expressed as a burden to show facts, or a burden to preserve legal issues in the trial court and by briefs on appeal, the party asserting an entitlement to judicial relief must make a combined factual/legal showing of entitlement to the judicial relief sought.

Id. See also Board of County Commissioners v. Snellgrove, 1967 OK 108,,20, 428 P.2d 272, 276, (it is well settled that the burden of proof rests upon the party having the affirmative as made up by the pleadings); Tindle v. Linville, 1973 OK 64, 512 P.2d 176, 178, (burden of proof rests on the party asserting claim).

This general rule is recognized in the Commission's Rules of Practice. OAC 165:5-9-1(b)(2)(B)(iii) provides

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that a respondent's failure to specifically deny an allegation made in an application "will not relieve the person making the allegation of the burden of proving it." See also OAC 165:5-13-3(f) ("The applicant or complainant who institutes a cause may open and close the proof'); OAC 165:35-35-l(b) ("The utility shall bear the burden of proof as to prudence.").

E.	OG&E's Request for CWIP Treatment of ECP Costs

OG&E seeks recovery for CWlP in its proposed EGP Rider. OG&E's stated purpose for seeking recovery of CWIP is purportedly smooth out the cost impact to OG&E's customers. However, all of OG&E's customers represented in this proceeding (other than OG&E's investors), oppose OG&E's recovery of CWIP. Moreover, OG&E's testimony is that OG&E does not have a preference between allowing CWlP Treatment as opposed to traditional AFUDC treatment. (Richard Direct Test., p. 4; Rowlett Direct Test., p. 17). Therefore, even if the Commission had been presented with more certain or specific ECP cost information by which it could have evaluated the reasonableness thereof, no compelling reason was presented to the Commission to authorize CWlP treatment. Moreover, unlike 17 O.S. § 286(C), consideration of CWlP expenses is not required in applications brought under subsection (B). However, the Commission is not precluded from considering CWlP treatment in the future.

F.	OG&E's Request for Approval of Non-Capital Costs

Section 286(B), under its express terms, allows pre-approval of a plan for capital expenditures necessary to comply with the Clean Air Act or other environmental laws. However, OG&E seeks pre-approval and recovery of non-capital costs in association with its ECP, through its proposed EGP Ride. Such costs include O&M Expense, Property Tax, and Regulatory Asset Amortization. (Richards Direct Test. p. 7). Also among the costs sought by OG&E for recovery are recovery for certain stranded assets. OG&E is proposing to establish a regulatory asset for the stranded balances in the coal handling and ash disposal equipment accounts and to amortize that balance over a period of six years. (Garrett Resp. Test. pp. 42-43). OG&E also seeks to recover approximately $1 million in anticipated legal and consulting fees for this case over a 24-month period through the EGP Rider. (Id. at pp. 45-46).

Such costs do not fall within Section 286(B), which addresses only capital expenditures. Section 286(B) provides:

B.    An electric utility subject to rate regulation by the Corporation Commission may file an application seeking Commission authorization of a plan by the utility to make capital expenditures for equipment or facilities necessary to comply with the federal Clean Air Act (CAA), the Clean Water Act (CWA), the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), ... and, as the Commission may deem appropriate, federal, state, local or tribal environmental requirements which apply to generation facilities. If approved by the Commission, after notice and hearing, the equipment or facilities specified in the approved utility plan are conclusively presumed used and useful. The utility may elect to periodically adjust its rates to recover the costs of the expenditures. The utility shall file a request for a review of its rates pursuant to Section 152 of this title no more than twenty-four (24) months after the utility begins recovering the costs through a periodic rate adjustment mechanism and no more than twenty-four (24) months after the utility begins recovering the costs through any subsequent periodic rate adjustment mechanism. Provided further, that a periodic rate adjustment or adjustments are not intended to prevent a utility from seeking cost recovery of capital expenditures as otherwise may be authorized by the Commission. However, the reasonableness of the costs to be recovered by the utility shall be subject to Commission review and approval. The Commission shall promulgate rules to implement the provisions of this subsection, such rules to be transmitted to the Legislature on or before April 1, 2007.

(Emphasis added)

Likewise, OAC 165:35-38-4, which implements Section 286(B), provides that a utility may seek "authorization

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of the utility's plan to make capital expenditures for equipment or facilities ...." The Commission is not required to consider the non-capital expenditures in a pre-approval application brought under 17 O.S. § 286 and is not inclined to do so in the instant Cause where decisions regarding cost recover for these items and the ECP can be better reviewed and determined in a full rate case.

G.	OG&E's Request for Approval of Depreciation Rates Associated with Emission Control Technology

OG&E is a party to a settlement agreement subsequently adopted by this Commission in Order No. 599558 in Cause No. PUD 201100087, where OG&E and the parties agreed, and the Commission ordered on July 9, 2012, that the Company's revised depreciation rates would not change until OG&E's next rate case. Consistent with Order No. 599558, OG&E can put forth a complete updated depreciation study in a general rate proceeding. OG&E's request in the instant Cause to modify depreciation rates and asset lives is not permitted by Commission Order No. 599558.

H.	OG&E's Request for Approval to Recover AQCS Consumables through the FAC

The Commission rejects the Company's request to expand the use of the FAC to recover power plant consumables and O&M costs. OG&E failed to persuade the Commission that recovery through the FAC would be appropriate as opposed to recovery through rates. OG&E claimed these costs vary with the production of electricity, however, that is not a sufficient basis for recovering these costs through the FAC. Other costs for the utility may also fluctuate in such a manner, but that alone would not be a compelling reason to include them in the FAC. Moreover, it would be more appropriate for OG&E to seek, and the Commission to consider, this type of modification of its FAC Tariff in a general rate proceeding.

I.	OG&E's Request Relating to its Proposed MMP, Including Cost Recovery Treatment

a.	OG&E's Request for Approval of its Plan to Retire Existing Mustang Units Early and Construct New Construction Turbine at the Mustang Generating Site, Including Cost Recovery

1.    OG&E's Application seeks pre-approval of a plan to construct new combustion turbine (CT) units along with recovery of costs associated with the Mustang unit retirements and replacement CTs through a rider (tracker) mechanism (Application, p.4). The MMP is not related to OG&E's ECP.

OG&E is seeking approval of its $400 million MMP pursuant to 17 O.S. § 286(C). Subsection 286(C). Subsection (C) pertains to pre-approval for construction of new generating facilities, the purchase of an existing electric generation facility, and long-term contracts for purchased power. To the extent the MMP is considered a new generation facility, to receive pre approval OG&E must also prove there is a need for new generation and must provide sufficient evidence by which the Commission could consider reasonable alternatives to the company's proposal, as required by the statute.

Neither the Company's IRP nor testimony demonstrates there is any need for new generation at this time. In addition, OG&E has failed to provide sufficient evidence regarding reasonable alternatives.

2.    As to generation that may be needed in the future, the Commission adopted competitive procurement rules at OAC 165:35-34. Competitive procurement provides open, fair and transparent rules for utilities to secure new generation supplies and assist in assuring acquisition of the most cost-effective resources for customers. In OG&E's request to retire and replace the Mustang Plant, OG&E failed to seek any competitive solicitations to meet future generation needs. It did not conduct a competitive procurement process for capacity or energy requirements resulting from Mustang unit retirements (Rowlett Direct Test., p.15).

3.    OG&E takes the position that ''Competitive bidding is unwarranted due to the combination of (i) the specific need for CT technology and the fact that existing CT capacity is not available for acquisition in the market; and (ii) the unique qualities of the Mustang site." (Rowlett Rebuttal p. 23). OG&E's decision to forego a competitive procurement process was based on its stated "experience in the SPP marketplace and its general knowledge of what generation resources were available at that time" and not on an RFP or other formal market inquiry (Peaco Resp.

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Test., pp. l6-17). OG&E failed to provide any substantive data or analysis to support its conclusion that its plan to replace the Mustang Plant is a least cost option for customers.

OG&E did not provide any valid engineering study of the Mustang units to support its request to retire the Mustang units earlier than determined by prior engineering studies conducted on behalf of OG&E and relied upon by OG&E in its 2012 IRP.

4.    Pursuant to its MMP, OG&E intends to retire one Mustang unit in 2015 and the remaining three in 2017 (Burch Direct Test., p.17).

5.    OG&E plans to replace lost capacity associated with the Mustang unit retirements by building new CTs on the site of the retired Mustang steam units. Pursuant to its MMP, OG&E will construct a total of approximately 400 MWs of new peaking capacity at the Mustang site (Peaco Resp. Test., p.7).

6.    At the time of the filing of the Application, OG&E estimated the cost of the new capacity at $411.8 million to $426.3 million, based on a Burns and McDonnell study (Peaco Resp. Test., p.8).

7.    OG&E bases its claim regarding the importance of the Mustang site for new CTs on: 1) ability to take advantage of existing emissions permits (netting); 2) existing infrastructure; and 3) proximity to load (Burch Direct Test., pp.21-22).

8.    OG&E asserts numerous benefits using the existing Mustang infrastructure in regard to the MMP, but the Burns and McDonnell study anticipates that the new CT units will require almost entirely new infrastructure (Peaco Resp. Test., p.l4).

9.    OG&E did not conduct any formal analysis or study that quantifies or monetizes the benefits of emissions netting to customers or that quantifies or monetizes the benefit of the Mustang site's "proximity to load" (Peaco Resp. Test., p.12-14).

10.    OG&E did not conduct any formal analysis or study that quantifies or monetizes the costs associated with a delay in the MMP timeline (Burch Direct Test., p.22).

11.    In OG&E's 2014 IRP Update, OG&E considered three self-build options for new generation facilities: 1) 560 MWs of combined cycle (CC) capacity in 2018; 2) 400 MWs of CT capacity in 2018; and 3) 280 MWs of CT capacity in 2018 and 120 MWs of CT capacity in 2019 (Peaco Resp. Test., p.15).

12.    OG&E's consideration of CCs in its 2014 IRP Update and inquiries as to increased ownership of the Redbud and McClain facilities (both CC units) are contrary to its position in this Cause that only CTs are a viable choice for replacement capacity and demonstrates that its position in that regard is one that is recently developed (Peaco, Partial Tr. 3/18/15, p.23-24; 32).

13.    While OG&E's IRP indicates the CT option provides a slight economic advantage over the other two cases modeled, the IRP does not indicate that capacity is required in the Oklahoma City area or, specifically, at the Mustang site (Peaco, Partial Tr. 3/18/15, p.25).

14.    OG&E's IRP modeling considered new-build CCs and CTs but did not model purchase of existing units or purchase-power alternatives (Peaco, Partial Tr. 3/18/15, p.24).

15.    In evaluating options for obtaining capacity, OG&E considered only self-build options and dismissed the idea of pursuing market options such as existing generators such as Oklahoma Cogeneration (OK Cogen) or PPAs (Peaco Resp. Test., p.16; Peaco, Partial Tr. 3/18/15, pp. 23-24).

16.    OG&E failed to demonstrate that the existing Mustang units are at the "very end of their useful lives and need

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Final Order

to be retired" (Peaco, Partial Tr. 3/18/15, p. 15-17).

17.    OG&E contracted with Bums and McDonnell to conduct a retirement study regarding the Mustang units (Burch Rebuttal Test., p.3).

18.    OG&E accelerated the Bums and McDonnell retirement dates based on OG&E's claim that increased cycling of the Mustang units associated with dispatch in the SPP IM will cause additional "wear and tear" and create unreliable and unsafe conditions (Burch Rebuttal Test., p.6).

19.    However, OG&E did not conduct any formal study to support its claim regarding additional "wear and tear" for the Mustang units caused by the SPP IM and, in fact, those units have had few starts since the initiation of the SPP IM (Peaco, Partial Tr. 3/18/15, p. 17; HE #38 (confidential); HE #57 (confidential); HE #59 (confidential)).

20.    While the Mustang units will require eventual retirement, the exact timing for those retirements is somewhat flexible (Peaco, Partial Tr. 3/15/18, pp. 15-16).

21.    The retirement dates for the Mustang units chosen by OG&E were driven by a management decision to self-build as opposed to investigating other alternative resources and are not based on the limitations for continued use of the existing units (Peaco, Partial Tr. 3/18/15, p.16).

22.    The flexibility in retirement dates allows OG&E the opportunity to solicit market options (RFP) for short-term, intermediate-term, and long-term capacity and allow modification of the MMP schedule (Peaco, Partial Tr. 3/18/15, pp. 17-18).

23.    A capacity surplus in SPP also would allow for OG&E to solicit market options (RFP) in that OG&E could purchase short-term capacity, if needed, during the time it conducts the RFP (Peaco, Partial Tr. 3/18/15, pp. 17-18).

24.    The SPP ITP 10 and ITP 20 are transmission planning documents, not generation planning documents (Peaco, Partial Tr. 3/18/15, p.27). The SPP ITP 10 and 20 studies do not recommend specific generation configurations and do not provide specific generation recommendations to OG&E or the Oklahoma region (Peaco, Partial Tr. 3/18/15, p. 27).

25.    SPP has not conducted an assessment of the need for CTs at the Mustang site or any other specific location in OG&E's system (Cogen 2-3(C); Peaco, Partial Tr. 3/18/15, p. 29).

26.    OG&E failed to conduct any formal analysis or study to determine the need for voltage support at the Mustang site (Cogen 3-8; Peaco, Partial Tr. 3/18/15, p. 34).

27.    Most of the value of the Mustang site has not been quantified or monetized (OIEC 12-6; Peaco, Partial Tr. 3/18/15, p. 35-38).

28.    OG&E has failed to demonstrate the unique, "enormous" value and clear benefits of the Mustang site so as to obviate the need for formal analysis of reasonable alternatives, capacity and energy, to the planned Mustang CTs (Peaco, Partial Tr. 3/15/18, p. 37). Assuming there is value inherent in the Mustang site, OG&E has failed to demonstrate that such value would be lost if the MMP was delayed.

29.    Absent a competitive procurement process regarding the MMP, OG&E cannot demonstrate that it evaluated all "reasonable alternatives" (Roach, Revised Test. Summary, p. 3).

30.    OG&E could conduct a competitive procurement process (RFP) for the MMP that would solicit bids from both natural gas-fired combined cycle and combustion turbine facilities, both new and existing (Roach, Revised Test. Summary, p. 3).

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Final Order

31.    Retirement dates for the Mustang units should reflect the timing for construction or purchase of the best alternatives discovered through the competitive procurement process (Roach, Revised Test. Summary, p. 4).

32.    It is undisputed that OG&E did not seek a waiver of all or part of the Commission's competitive bidding procedures in connection with the MMP. This leaves only the "subsequent Commission review" in which OG&E must show the Commission that its decision to self-build new generation capacity was reached in "an open, transparent, fair and nondiscriminatory" process comparable to competitive bidding.

33.    No such showing was made in this case. OG&E's MMP was created internally, with no openness or transparency to the process. As set forth in the evidentiary record, other potential suppliers of the capacity needed by OG&E were not allowed to participate in the process.

b.	OG&E's Request for Approval of New Depreciation Rates for the Existing Mustang Units and for the Proposed New Mustang CT's

1.    OG&E's Application seeks approval of revised depreciation rates for both the retirement of the Mustang units and the replacement CTs (Application, p. 4).

2.    OG&E submitted a partially revised depreciation study covering only the proposed early retirement of the existing Mustang Units requesting to shorten the asset lives and increase the rate of depreciation of each of the units. OG&E is party to a settlement agreement subsequently adopted by this Commission in Order No. 599558 in Cause No. PUD 20110087, where OG&E and the parties agreed, and the Commission ordered on July 9, 2012, that the Company's [revised] depreciation rates would not change until OG&E's next rate case. Consistent with Order No. 599558, OG&E can put forth a complete updated depreciation study in a general rate proceeding. OG&E's request to modify depreciation rates and asset lives is not permitted by Commission Order No. 599558.

3.    OG&E did not adequately support with substantial evidence its need for new generation nor has it provided evidence of any reasonable alternatives. Therefore, the Commission declines to pre-approve OG&E's plan to retire and replace its Mustang units, along with the proposed cost recovery through a rider.

c.     OG&E's Request for CWIP Treatment of OG&E's Mustang Plan

Because the Commission declines for the reasons previously stated OG&E's request for pre-approval, OG&E's request for MMP CWIP recovery must be denied.

ORDER

The Commission finds all motions referenced herein, as well as any pending motions, are hereby denied and, consistent with the Commission's findings and conclusions above orders as follows:

THE COMMISSION ORDERS pursuant to 17 O.S. § 286(B), that OG&E's plan to comply with the environmental mandates of the federal Clean Air Act and the RH and MATS rules is denied in this Cause.

THE COMMISSION FURTHER ORDERS OG&E's request for pre-approval and cost recovery of its ECP through the EGP is denied in this Cause.

THE COMMISSION FURTHER ORDERS OG&E's request for recovery of non capital costs and the recovery of CWIP through the EGP rider is denied in this Cause.

THE COMMISSION FURTHER ORDERS recovery of AQCS Consumables under a Fuel Adjustment Clause is denied in this Cause.

THE COMMISSION FURTHER ORDERS OG&E's request for establishment of a regulatory asset for legal fees, witness fees, and expenses associated with this Cause is denied in this Cause.

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THE COMMISSION FURTHER ORDERS OG&E's request for the establishment of a regulatory asset for the stranded balances in the coal handling and ash disposal equipment accounts is denied at this time.

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Final Order

THE COMMISSION FURTHER ORDERS that OG&E's request for pre-approval of its MMP, revised depreciation rates for both the retirement of the Mustang units and the replacement CTs and pre-approval of early retirement and replacement of generating units at its Mustang site, including cost recovery through a rider, is denied in this Cause.

In any future request for approval pursuant to 17 O.S. §286(C), OG&E must prove that the requisite need exists, include an evaluation of reasonable alternatives as required by the statute, and show compliance with the Commission's competitive bidding rules. Further, the commission stated in Order No. 599558 on July 9, 2012, that the depreciation rates set therein shall remain in effect until the next general rate proceeding. Therefore, the changes requested to the depreciation rates are not permitted in the instant Cause.

CORPORATION COMMISSION OF OKLAHOMA

/s/ Bob Anthony
BOB ANTHONY, Chairman

DISSENTING STATEMENT ATTACHED
DANA L. MURPHY, Vice Chairman

/s/ J. Todd Hiett
J. TODD HIETT, Commissioner

DONE AND PERFORMED this 2nd day of December 2015.

BY ORDER OF THE COMMISSION	/s/ Peggy Mitchell
PEGGY MITCHELL, Commission Secretary

BEFORE THE CORPORATION COMMISSION OF OKLAHOMA

IN THE MATTER OF THE APPLICATION OF	)
OKLAHOMA GAS AND ELECTRIC COMPANY	)	CAUSE NO. PUD 201400229
FOR COMMISSION AUTHORIZATION OF A	)
PLAN TO COMPLY WITH THE FEDERAL CLEAN	)
AIR ACT AND COST RECOVERY; AND FOR	)	ORDER NO. 647346
APPROVAL OF THE MUSTANG MODERNIZATION	)
AND COST RECOVERY	)

DISSENTING STATEMENT OF COMMISSIONER DANA MURPHY

I respectfully dissent from the Commission majority. While many differing opinions and preferences were presented by a variety of parties on the manner in which OG&E should comply with federal environmental mandates, I believe substantial competent evidence exists to pre approve OG&E's choice of a scrub/convert option. I also believe, and all parties appeared to agree, that the Commission has the authority to order a conditional, or partial, approval of the company's plan to make capital expenditures for facilities and equipment, and this is what I proposed.

/s/ Dana L. Murphy
DANA L. MURPHY, Commissioner

Attachment A to Final Order
Cause No. PUD 201400229
p. 1 of 39

SUMMARY OF THE ORAL TESTIMONY

Donald Rowlett testified on behalf of OG&E. Mr. Rowlett is Managing Director of Regulatory Affairs (3/3/15 Tr. p. 169). Mr. Rowlett, on cross-examination, testified that there is a myriad of benefits that apply to having a diverse fuel supply and that by continuing to burn coal, OG&E maintains a diverse fuel supply (3/3/15 Tr. p. 42). He further testified that the diverse fuel supply provides for fuel diversity and for security, as well (3/3/15 Tr. p. 42). Mr. Rowlett testified that OG&E's environmental compliance plan costs are approximately $700 million and OG&E's Mustang Modernization Plan costs approximate $400 million (3/3/15 Tr. p. 56). He further testified that the biggest issue in the case involves the request for approval of OG&E's environmental compliance costs (3/3/15 Tr. p. 57). Mr. Rowlett admitted on cross examination that OG&E's request for approval of its Mustang Modernization Plan has nothing to do with its Environmental Compliance Plan (3/3/15 Tr. p. 116).

Regarding Title 17, O.S. §286(B), Mr. Rowlett testified that such section of law provides for recovery of the cost of capital items related to an Environmental Compliance Plan approved by the Commission (3/3/15 Tr. p. 117). Mr. Rowlett further testified that OG&E has the option to request recovery of the costs of the Environmental Compliance Plan in a general rate case as an alternative to seeking preapproval (3/3/15 Tr. p. 117). Mr. Rowlett further testified that with respect to OG&E's application, the Commission could dismiss the case, reject OG&E's application or impose conditions on approval (3/3/15 Tr. p. 120). Mr. Rowlett further testified that OG&E has started implementing its Environmental Compliance Plan (3/3/15 Tr. pp. 120-121). He further testified that OG&E is moving forward to meet its compliance deadline prior to receiving preapproval of its Environmental Compliance Plan (3/3/15 Tr. p. 121). On cross examination, Mr. Rowlett testified that the Company has started installing low NOx burners and started the engineering work and started down the procurement stage of acquiring the scrubber equipment (3/3/15 Tr. pp. 120-21). When asked whether the company is moving forward anyway, he responded "Yes'' (3/3/15 Tr. p. 121).

Upon questioning regarding relief under 286(B), Mr. Rowlett testified the relief requested under section (B) include all the capital expenditures and costs related to capital (3/3/15 Tr. pp. 179-180). In summarizing the specific units, Mr. Rowlett further testified the revisions OG&E is asking the Commission pre-approve under Section (B) include: (i) Sooner (2 units): install circulating dry scrubbers equipment, installing low NOx burners, and installing activated carbon injection; (ii) Muskogee (2 units): installing low Nox burners, activated carbon injection equipment and then the capital expenditures to convert those units from burning coal to be able to burn natural gas; and (iii) Seminole (3 units): adding low NOx burner equipment to those three gas units (3/3/15 Tr. pp. 179-80). Mr. Rowlett further testified that construction of all the facilities related to Environmental Compliance Plan would be completed or near completion by the summer of 2019 (3/4/15 Tr. p. 8).

Regarding OG&E's proposed rider to recover compliance costs, Mr. Rowlett testified it is not proposing the rider sunset or expire at twenty-four (24) months, rather it stay in place throughout the Environmental Compliance Plan until 2019 (3/14/15 Tr. 27).

On further cross-examination, Mr. Rowlett admitted that no party in the instant proceeding supports OG&E's application in its entirety other than the OG&E Shareholders Association (3/3/15 Tr. p. 124). He further testified that OG&E is supportive of fuel diversity, in that it is one of the cornerstones of OG&E's plan (3/3/15 Tr. p. 125), and, that OG&E's goal is to provide the lowest reasonable cost to its customers (3/3/15 Tr. p. 125). Regarding the addition of wind energy to OG&E's Environmental Compliance Plan, Mr. Rowlett testified that the addition of wind energy would provide environmental benefits (3/3/15 Tr. p. 125). Mr. Rowlett also acknowledged that there were a number of parties in the instant proceeding that recommended the addition of wind to OG&E's Environmental Compliance Plan Portfolio (3/3/15 Tr. p. 131). Mr. Rowlett also acknowledged that in 2013, OG&E sought information from developers regarding wind energy and in response, received bids that were very favorable (3/3/15 Tr. p. 134).

Regarding OG&E's Mustang Modernization Plan, Mr. Rowlett testified that OG&E's 2012 Integrated Resource Plan (Hearing Ex. 10), provided that OG&E operate Mustang Units 3 and 4 until 2020 and 2024, respectively (3/3/15

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Tr. p. 136-37). He further testified on cross examination that the dates for retirement of Mustang Units 3 and 4 were changed in the 2014 IRP in that OG&E accelerated the dates for retirement of those Units (3/3/15 Tr. p. 137). He further testified that in 2012 before OG&E finalized its 2012 Integrated Resource Plan, OG&E commissioned an assessment study of the Mustang Units and that OG&E retained the Burns & McDonnell Engineering Company to perform such assessment study (3/3/15 Tr. pp. 137-38). He further testified that Burns & McDonnell enjoys a good reputation (3/3/15 Tr. p. 138).

Mr. Rowlett further testified that the revenue requirement increase for the Mustang Modernization Plan, when such assets are fully in service, would be $66 million for the Oklahoma jurisdiction (3/3/15 Tr. p. 140). Mr. Rowlett acknowledged that the Mustang Modernization Plan alone is a significant cost increase for ratepayers (3/3/15 Tr. p. 140). On cross-examination, Mr. Rowlett testified that it was not necessary to update the Burns & McDonnell report because OG&E conducted its own assessment of the Mustang Units (3/3/15 Tr. pp. 141-142). On further cross-examination regarding whether the Company stands to benefit financially if it disregards the Burns & McDonnell report and proceeds with the Company's recommendation to implement the Mustang Modernization Plan, Mr. Rowlett admitted that the shareowners of the Company would earn a return on the Mustang Modernization Plan investment, which he thinks is a positive thing (3/3/15 Tr. p. 142). Mr. Rowlett testified that OG&E's current authorized return on equity is 10.2 percent (3/3/15 Tr. P. 20).

Regarding the estimated impact of the Mustang Modernization Plan and the Environmental Compliance Plan on ratepayers, Mr. Rowlett testified that the Oklahoma Annual Revenue Requirement by 2019 of such Plans would be $192.2 million (3/3/15 Tr. p. 142).

Mr. Rowlett further testified that such a revenue requirement would be the biggest rate increase that OG&E has ever had if such rate increase is approved (3/3/15 Tr. p. 143). While acknowledging that such a rate increase is significant, Mr. Rowlett admitted that OG&E has not done a study as to what a 15%-20% electric bill increase would have on economic development, jobs and economic growth in Oklahoma (3/3/15 Tr. p. 144). Mr. Rowlett further acknowledged that OG&E understands that some companies have located in Oklahoma because of low electric rates (3/3/15 Tr. p. 145). Mr. Rowlett further admitted that OG&E anticipates filing a rate application with the Corporation Commission in the summer of 2015 and that such rate application will probably include a request for a rate increase because there are significant amounts of transmission investments and other investments that OG&E has made since its last rate case that need to be included in rate base (3/3/15 Tr. pp. 146-147).

On further cross-examination regarding the Mustang Modernization Plan, Mr. Rowlett testified that he was confident that a competitive bidding process for replacement of the Mustang Units would not result in a lower cost to customers, although he acknowledged that the Company did not seek competitive bids except for the combustion turbine equipment (3/3/15 Tr. pp. 150-151). He further testified that OG&E is not required to competitively bid the replacement generation although Mr. Rowlett acknowledged that he is not a lawyer, nor does he provide legal opinions (3/3/15 Tr. p. 152). Mr. Rowlett further testified that when the Company spends $700 million, he agrees that it is a good idea to have strict regulatory scrutiny and review over those costs and expenses (3/4/15 Tr. p. 36).

On further cross-examination regarding the need for competitive bidding, Mr. Rowlett testified that a competitive bidding process, as contemplated by the Commission's Rules, would not provide a better result or a reasonable alternative and therefore, OG&E did not present such a process in its application (3/3/15 Tr. p. 192).

Mr. Rowlett testified that he was employed by OG&E during OG&E's Red Rock proceeding and that OG&E sought preapproval of the Red Rock facility (3/3/15 Tr. p. 194-195). He further testified that the Red Rock application was filed pursuant to Title 17, O.S. §286(C), that OG&E requested construction work in progress (CWIP) in that proceeding and that OG&E's request for preapproval of Red Rock was denied by the Corporation Commission (3/3/15 Tr. p. 195). On cross-examination, Mr. Rowlett read excerpts of the Commission's Red Rock Order into the record which Order finds "that there was not sufficient evidence in the record to find specifically that the Red Rock generating facility is the most reasonable option to meet the determined need for baseload generating capacity." (3/3/15 Tr. pp. 196-97). Further, "that OG&E's request for an order granting preapproval of the Red Rock generating facility and

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authorizing a recovery rider is denied by the Commission." In response to cross-examination regarding the Red Rock proceeding, counsel for OG&E stipulated on behalf of the Company that the Corporation Commission has the authority to make the same kind of decision as it did in the Red Rock case with regard to OG&E's Mustang Modernization Plan and OG&E's Environmental Compliance Plan (3/3/15 Tr. p. 197).

In considering who bears the burden of risk for investment decisions of a utility, including deficiencies in evaluating risks or other elements, Mr. Rowlett testified that if there was a finding that the company or that the share owners were not prudent in their decision making, then the share owners would be responsible for that decision (3/3/15 Tr. pp. 23-24). In response to cross-examination, he testified if the Commission found that the Company improperly evaluated the costs and the risks, then it wouldn't issue an order to proceed (3/3/15 Tr. p. 27). He further testified that if the Commission was to find that there were deficiencies in the analysis, that the plan was not well supported, was not well founded, the Commission could deny the plan and that conditions, if fair and balanced, would be one remedy the Commission would have (3/3/15 Tr. pp. 29-30).

On cross-examination, Mr. Rowlett further testified that OG&E's proposed environmental costs are based on the Company's projections or estimates (3/4/15 Tr. p. 9) and that the Company is seeking to recover whatever the actual costs are for those investments (3/4/15 Tr. p. 9). Regarding costs associated with future regulations, Mr. Rowlett testified it would also seek substantive regulations from customers and that customers are exposed to the financial risk of those costs (3/4/15) p. 20). He further testified that with regard to the actual investments that the Company is proposing to make in the instant proceeding, the Environmental Protection Agency (EPA) does not dictate what investments the Company makes (3/4/15 Tr. p. 9). He further testified that OG&E reviewed a number of options to comply with environmental compliance obligations and selected its preferred option, which it has presented in the instant proceeding (3/4/15 Tr. p. 10).

Regarding the Mustang Modernization Plan and operations in the SPP marketplace, Mr. Rowlett testified that the Southwest Power Pool takes into the account the characteristics of a facility when it makes its dispatch decisions (3/4/15 Tr. p. 36). He further testified that there is no requirement dictated to OG&E from the SPP that OG&E modify the Units at Mustang (3/4/15 Tr. p. 36).

On cross-examination, Mr. Rowlett testified that the Mustang Units are at the very end of their useful lives (3/4/15 Tr. p. 36). On further questioning, he testified that the operation of the Mustang Units in 2015, 2016 and 2017 is still possible and that it is not unsafe (3/4/15 Tr. p. 36). Mr. Rowlett further stated that OG&E is not suggesting that the Mustang Units be retired immediately (3/4/15 Tr. p. 36). He further testified that the Mustang Units have a useful life left (3/4/15 Tr. p. 36). Mr. Rowlett further testified that the driving decision maker with regard to when to retire the Mustang Units is when OG&E could build the CTs and have them in place (3/4/15 Tr. p. 37). Mr. Rowlett further testified that Hearing Ex. 2 states that OG&E's 2014 IRP at Page 27 confirms that the timing associated with OG&E's retirement of the Mustang Units was tied to estimated project duration for installation of new generation (CTs) (3/4/15 Tr. p. 38).

Regarding the retirement of the existing Mustang Units and the need for generation capacity, Mr. Rowlett testified that OG&E's need arises in 2018 and the need is driven by OG&E's requirement to meet SPP reliability requirements (3/4/15 Tr. p. 46). On further cross examination, Mr. Rowlett testified that there is not anything in the SPP reliability requirements that requires OG&E to build new replacement capacity (3/4/15 Tr. p. 47). He further testified that there is not anything in SPP requirements that requires replacement capacity to be located at the Mustang site (3/4/15 Tr. p. 47). He further testified that as far as the SPP is concerned, OG&E's capacity needs could be purchased capacity, rather than owned capacity, if it was under long-term contract and was dispatchable (3/4/15 Tr. p. 47).

Regarding the value of the Mustang site, Mr. Rowlett, upon cross-examination, testified that there is enormous value associated with the Mustang site although there is not a quantified dollar value to customers associated with that site (3/4/15 Tr. p. 48). Mr. Rowlett acknowledges that OIEC Data Request (Hearing Ex. 3), states that OG&E witnesses Burch, McCauley and Turner each addressed the value of the Mustang site in their direct and rebuttal testimonies and that most of the value of the Mustang site has not been quantified or monetized (3/4/15 Tr. p. 48).

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Upon further questioning, Mr. Rowlett confirmed that OG&E's response to Oklahoma Co Gen LLC's Data Request 3-1 (Hearing Ex. 4), says that no study or analysis was performed by OG&E which compares the economics of development of CTs at the Mustang site to comparable development of CTs at other locations (3/4/15 Tr. p. 50). In response to additional questioning about OIEC Data Request 12-18 (Hearing Ex. 8), Mr. Rowlett confirmed that OG&E did not conduct a specific analysis quantifying the estimated permitting time and cost benefits of netting (3/4/15 Tr. p. 56). Upon further questioning, Mr. Rowlett confirmed that there has been no analysis performed by OG&E that quantified the value or gave a monetary value to the attributes of CTs as testified to by Rowlett in his rebuttal testimony at page 18, lines 12-20 (3/4/15 Tr. pp. 59-61). He also testified that the cost of the Mustang Modernization Plan is approximately $414 million (3/3/15 Tr. p. 121).

Upon questioning regarding the timing of OG&E's decision to pursue the Mustang Modernization Plan, Mr. Rowlett testified that OG&E made that decision during the preparation of its 2014 IRP (3/4/15 Tr. p. 62).

Upon questioning regarding Commission Rules and the requirements for competitive bidding, Mr. Rowlett testified that the Rules indicate a preference for competitive procurement. (3/4/15 Tr. p. 71).

Leon Howell testified on behalf of OG&E. Mr. Howell is Manager of Resource Planning for OG&E. Mr. Howell, on cross-examination, testified that OG&E dedicated three pages of its 83-page 2014 IRP to the Mustang Plant retirement and the Mustang Modernization Plan. He further testified that OG&E's proposal is to retire 460 MW at Mustang and replace those megawatts with 400 MW of new CTs (3/5/15 Tr. p. 202). He further testified that OG&E is getting close to making a decision as to what type of Units it is going to install at the Mustang site.

Upon further cross-examination, Mr. Howell testified that the converted Muskogee Units will be committed or dispatched during the peak summer periods at roughly 4-5% of time (3/5/15 Tr. p. 212). He further testified that those Units today operate at or near 70% capacity factor (3/5/15 Tr. p. 212).

Under further cross-examination, Mr. Howell admitted that OG&E used a capacity value of just under 3% in its 2014 IRP for wind generation. Mr. Howell further explained that he modified the capacity value in his Rebuttal Testimony and represented that based on new SPP criteria, that capacity value would be 6.1% for the capacity associated with OG&E's wind generation. Further on cross-examination, Mr. Howell testified that the 2014 IRP assumes that no wind will be added to OG&E's system over the next 30 years. He further stated that OG&E did not analyze wind as a part of a potential alternative portfolio for its scrub-convert plan (3/6/15 Tr. p. 138).

Mr. Howell testified that transmission congestion is the biggest problem that OG&E has identified as the reason for OG&E's being cautious about adding additional wind energy. Mr. Howell further testified that one has to look at more than just the congestion price to determine if there is benefit associated with wind energy for customers (3/6/15 Tr. p. 142). Mr. Howell further testified that there is congestion and a cost associated with congestion on every generation node in the SPP. Mr. Howell further testified that new transmission projects identified in the SPP Project Tracking Report could improve congestion in the area of the Crossroads Wind Plant (Exhibit 21 and 3/6/15 Tr. pp. 146 and 147). Mr. Howell further testified that not all wind sites are congested and that some of the OG&E contracted or owned wind plants have experienced congestion which is positive to customers while others have experienced congestion that is negative to customers.

Regarding cross-examination relating to the Mustang Modernization Plan, Mr. Howell confirmed that OG&E has updated its information regarding the Mustang Units and that the price of the Mustang Units have changed (3/6/15 Tr. pp. 163-164).

Regarding OG&E's Environmental Compliance Plan, on cross-examination, Mr. Howell testified that OG&E's load forecast (in its 2014 IRP) is a load forecast that dates back to 2013. He further testified that OG&E has since updated that to a 2014 forecast (3/6/15 Tr. p. 167). On further cross-examination, he confirmed that the updated load forecast is not in the record of the instant proceeding. He further testified that the updated load forecast would not have included or taken into account a decline in the price of oil that occurred in the Summer of 2014 (3/6/15 Tr. p. 170). Mr. Howell further testified that the 2014 IRP does not update OG&E's Energy Efficiency or Demand-Side

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Management programs which will likely be updated later this year (3/6/15 Tr. p.171).

When questioned about the IRP planning process, Mr. Howell confirmed that his direct testimony at page 6, lines 5-6, states that the final OG&E 2014 IRP reflects input received during meetings with OG&E stakeholders in both Oklahoma and Arkansas. Mr. Howell further testified that OG&E takes feedback from its stakeholder group and takes that into consideration in development of its IRP (3/6/15 Tr. p. 175). When questioned about the input provided by stakeholders to OG&E regarding its 2014 IRP, Mr. Howell testified that the 2014 IRP does not include any acquisition of wind energy despite the suggestions of stakeholders that acquiring wind energy and rate basing wind energy may be a low cost option. Furthermore, when asked about the suggestion from a stakeholder that at least one of the environmental compliance plans should reflect a portfolio approach that includes wind, Mr. Howell admitted that the 2014 IRP did not incorporate that suggestion. Mr. Howell further testified that OG&E did not, in its 2014 IRP, act on the recommendation of a stakeholder that it consider asking EPA for an extension of time to comply with regional haze (3/6/15 Tr. p. 176). When further asked in cross-examination whether OG&E incorporated the suggestion of a stakeholder that OG&E add elements to the IRP to make the load reduction program more attractive to customers, Mr. Howell testified that OG&E did not add any such elements. Mr. Howell was asked about the concern expressed by stakeholders that the potential rate impact of OG&E's environmental compliance plan will be too high, he testified that OG&E did not modify the IRP in any way to address those concerns. Mr. Howell also testified on cross-examination that despite the recommendation of stakeholders that OG&E should include some wind energy in its environmental compliance plan to offset the cost of the plans, OG&E did not include any in its plan (3/6/15 Tr. p. 179).

When asked about his direct testimony at page 7, where he testifies about the objectives of the 2014 IRP update and states that one of those objectives is to maintain or increase the ability of OG&E's portfolio to respond at SPP's direction to localized reliability issues, Mr. Howell clarified that this objective is not intending that SPP should dictate OG&E's resource planning or OG&E's portfolio (3/6/15 Tr. p. 180).

Regarding the Mustang Modernization Plan, Mr. Howell testified that in order to continue to meet capacity obligations, OG&E will need to replace 280 MW of the 460 MW of Mustang by the Summer of 2018 and an additional 120 MW of Mustang capacity by the Summer of 2019. When questioned about OIEC witness Norwood's responsive testimony about the need to replace the Mustang Units, Mr. Howell admitted that he had read Norwood's testimony which questioned the need to replace the Mustang Units and that he does not in any way address Mr. Norwood's recommendation which questioned the need to replace the Mustang Units (3/6/15 Tr. p. 181). Mr. Howell further testified that he is not the one to ask about the need to retire the Mustang Units. When further questioned about the Mustang Modernization Plan and Mr. Norwood's recommendation that if retired, the Mustang Units could be replaced with short-term capacity, Mr. Howell admitted that he did not respond to that recommendation (3/6/15 Tr. p. 182).

When asked about the cost of OG&E's Environmental Compliance Plan on cross examination, Mr. Howell testified that he did not know when the capital operating costs of the Environmental Compliance Plan will be finalized, known and submitted to the Commission (3/6/15 Tr. p. 185).

When asked to comment about OIEC witness Garrett's recommendation about the amount of money that the Company could save customers by adding wind energy, Mr. Howell testified that he did not read Mr. Garrett's testimony (3/6/15 Tr. p. 189).

Mr. Howell, on cross-examination testified that OG&E did not do a Request for Proposal (RFP) to determine whether there was an alternative to replacing Mustang with CTs (3/9/15 Tr. pp. 34-35). Mr. Howell further testified as to the difference between a Request for Information (RFI) and an RFP. He testified that in an RFP, OG&E will be provided with non-binding proposals, meaning that there is no obligation by the marketers that provide OG&E information, to sell to OG&E. Marketers would just be giving OG&E an indication of what they believe they could sell power to OG&E in that timeframe (3/9/15 Tr. p. 35). He further testified on cross examination that in an RFP, the bids would be binding (3/9/15 Tr. p. 36). When the RFP was completed, and a clear winner was chosen (if it was chosen), then the parties would move forward with a contract, and there would then be negotiations among providers

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(3/9/15 Tr. p. 36).

When asked on cross examination about the rate impact to customers in 2025 or 2030 of retiring and replacing Mustang, Mr. Howell testified that he did not know the rate implications. He further testified that he did not know the rate implications post-2019. When asked about his Direct Testimony at p. 6, lines 5-6, which stated that the final IRP reflects input received during meetings with stakeholders in Oklahoma and Arkansas, Mr. Howell could not state exactly what changes were made to the final IRP from the draft IRP and stated that no substantive changes were made to the IRP after OG&E received stakeholder input. When further questioned by counsel about why OG&E did not do an RFP to determine whether alternatives to the Environmental Compliance Plan were available in the marketplace, Mr. Howell testified that OG&E did not do an RFP because we have a very good knowledge of what is in the marketplace and what is available (3/9/15 Tr. p. 42). When questioned as to whether Mr. Howell was aware of every bilateral negotiation that might be going on in the SPP between the utility and an IPP, he said he did not have such information, nor did Mr. Howell state that he had information relating to confidential power purchase terms between utilities and IPPs in the SPP.

Mr. Howell testified that there is a need for a new pipeline into the Muskogee Plant to be able to run both Muskogee 4 and 5 that OG&E will convert to natural gas. When asked if he knew what the cost of that line will be, Mr. Howell testified that OG&E has gone out for an RFI and that OG&E had estimates for the cost of pipeline transmission service into the facility. He stated that the cost was in the $70 million range (3/9/15 Tr. p. 47). He further justified that with respect to the conversion of the Muskogee Units, OG&E has not actually gone out for bids yet on the conversion of the Muskogee Units, but that it has sought bids for the addition of scrubbers on the Sooner Units.

Upon further cross-examination regarding the addition of wind facilities in the Southwest Power Pool, Mr. Howell testified that he is aware of the Mammoth Facility, constructed by Southwestern Public Service, with such wind energy to be provided to Amarillo, Texas and perhaps further west into New Mexico at a price of $19.18 per MWH, with an annual escalator. Mr. Howell testified that in the 2014 IRP, OG&E stated that an average of $22.00/MWH was the price offered in the RFI responses that OG&E received (3/9/15 Tr. pp. 98-99). Mr. Howell further testified that in the Appendix to OG&E's IRP, OG&E stated that wind energy provides an economic benefit if it is in the $30/MWH range, assuming there is no congestion.

Regarding curtailment or congestion costs, Mr. Howell testified that OG&E has three wind developments that do not suffer from negative congestion and that OG&E has four that do suffer from negative congestion (3/9/15 Tr. p. 102). When asked why utilities such as PSO, WestStar, SPS and Southern Companies have all recently entered into wind energy PPAs and OG&E has chosen not to, Mr. Howell stated that he thinks it's because those utilities have not experienced the levels of congestion that OG&E has experienced, or that they have trust that transmission expansion would eliminate that congestion (3/9/15 Tr. p. 103).

Mr. Howell testified on cross-examination that one of the nine objectives of OG&E's Environmental Compliance Plan was to maintain fuel diversity. He further testified that a good way to achieve fuel diversity would be through a thorough assessment of the options that could lend to diversity. He also testified that competitive bidding would be one method to test the market to determine what options are available and what pricing is available (3/9/15 Tr. p. 70).

John J. Reed testified on behalf of OG&E. Mr. Reed is the Chairman and CEO of Concentric Energy Advisors, located in Marlborough, Massachusetts. Concentric is an economic advisory and management consulting firm (3/5/15 Tr. p. 9).

Mr. Reed, on cross-examination, testified that there has been a tremendous change in gas prices and that it could happen again (3/5/15 Tr. p. 41). He further testified that natural gas prices have been more volatile than coal prices, historically (3/5/15 Tr. p. 41). He also testified that the current level of uncertainty with regard to natural prices to be the greatest that he has seen in his 39 years in the industry (3/5/15 Tr. pp. 41-42). He also testified that most

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utilities do not buy their coal on the spot market, they buy it on a contract basis (3/5/15 Tr. p. 42). Furthermore, contract prices for coal have been very stable from 2000 to the present (3/5/15 Tr. p. 42). In addition, the spot price of coal does vary, but that degree of variability or instability is far less than natural gas (3/5/15 Tr. p. 42). When questioned about utility contracting of coal and natural gas, Mr. Reed stated that long-term fixed price contracts for natural gas are virtually unheard of (3/5/15 Tr. p. 43). When questioned about wind energy prices in Oklahoma, Mr. Reed testified that wind energy prices in Oklahoma were pretty low and favorable for consumers (3/5/15 Tr. p. 43). When asked whether OG&E prepared an analysis on the economic impact of OG&E's environmental compliance on the Oklahoma economy and on ratepayers, Mr. Reed testified that he is not aware that OG&E has done any analysis and he has not seen any analysis with regard to the larger impacts associated with the rate increase. He also testified that such studies can be done (3/5/15 Tr. pp. 43-44).

When questioned about OG&E's integrated resource planning process, Mr. Reed testified that regulatory oversight of OG&E's IRP is important and appropriate (3/5/15 Tr. p. 45). He also testified that, in general, more information for the Commission is better than less (3/5/15 Tr. p. 45). When questioned about OG&E's Integrated Resource Plan and maintenance of fuel diversity, Mr. Reed testified that OG&E's proposed Environmental Compliance Plan will result in a loss of 40% of the coal on OG&E's system (3/5/15 Tr. p. 47). He further testified that the generation used to replace the lost coal generation would either be natural gas generation produced by OG&E or through SPP power market purchases (3/5/15 Tr. pp. 47-48).

Regarding OG&E's load forecast (Page 18 of Direct Testimony), he testified about OG&E's "comprehensive load forecast" dated September 2013. Upon cross-examination, Mr. Reed testified that such load forecast was prepared in September 2013 and that changes have occurred since then such as the price of oil and its impact on Oklahoma's economy (3/5/15 Tr. p. 48). He also testified that OG&E was to provide an Integrated Resource Plan later in 2015 (3/5/15 Tr. p. 49). He also testified that the changes in load forecast can affect the need for additional capacity and can affect which capacity is the right type of capacity (3/5/15 Tr. pg 50). Mr. Reed further testified that OG&E updates its Demand-Side Management programs on a 3-year cycle and does not have a new forecast for its IRP analysis (3/5/15 Tr. p. 53). He further testified that OG&E included an older demand forecast in its 2014 IRP, not a newer forecast. (3/5/15 Tr. p. 55). When questioned about whether the 2013 forecast considered the electric price increases resulting from the Company's application, Mr. Reed testified that he did not know whether the 2013 demand forecast included an increase in prices attributable to the Company's application (3/5/15 Tr. p 55).

Upon questioning regarding OG&E's 2014 Integrated Resource Plan and the modeling of the proposed Mustang CTs, Mr. Reed testified that the Mustang CTs were modeled as a given resource, not approved in each of the scenarios in the 2014 IRP.

Regarding cross-examination of the addition of wind resources to OG&E's Environmental Compliance Plan, Mr. Reed testified that OG&E conducted a request for information (RFI) in 2013 and that the RFI did not result in any new contracts for wind energy (3/5/15 Tr. p. 59). He also testified that he did not review the responses to the 2013 RFI (3/5/15 Tr. p. 59). Nor did he address OIEC witness Garrett's testimony regarding the potential savings for customers resulting from OG&E's acquisition of wind energy (3/5/15 Tr. p. 59).

Regarding the Mustang Modernization Plan, Mr. Reed testified on cross examination that he did not perform any independent assessment of the Mustang Modernization Plan (3/5/15 Tr. p. 60). Although he read the Burns & McDonnell study regarding the retirement of the Mustang Units, Mr. Reed did not comment on that study in his testimony (3/5/15 Tr. p. 60).

When questioned about testimony characterizing Mr. Garrett's and other interveners' testimony as recommending certain "novel" ratemaking proposals, Mr. Reed acknowledges that Mr. Garrett's testimony recommends a rate case for the purpose of reviewing the recovery of costs that might incur from the approval of OG&E's Environmental Compliance Plan (3/5/15 Tr. p. 61). He further testified on cross examination that a rate case is not a novel ratemaking approach (3/5/15 Tr. pg 61). Mr. Reed further testified that his concern is with deferring cost recovery and that the need for cost recovery will span many years which cannot be accommodated in the 2015 base rate case (3/5/15 Tr. p. 63).

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On further cross-examination, Mr. Reed admitted that Oklahoma law requires periodic rate cases if OG&E is successful in obtaining a rider and acknowledged that there would be periodic rate cases and periodic reviews of those rates (3/5/15 Tr. p. 63). He further testified that the Company is not avoiding a rate case and that the rider is what is expected by the financial market (3/5/15 Tr. p. 64). When asked to provide details regarding the views of the financial markets, Mr. Reed referred to his testimony which provides excerpts of Fitch and Moody's reports (3/5/15 Tr. p. 64-65). He acknowledged on cross-examination that the authors of those reports are not witnesses in this case nor are they available for cross-examination (3/5/15 Tr. p. 65).

Mr. Reed testified on cross-examination that while the Company is asking for preapproval of its Environmental Compliance Plan, the ultimate amount of money spent in the construction of these plants, repowering of the plants and conversion of the plants will be subject to a prudent investment review to see if the Company prudently managed those programs (3/5/15 Tr. p. 68).

He further testified that the Commission had the authority to reject OG&E's plan. (3/5/15 Tr. p. 68). He also testified that public utility commissions often do impose conditions on resource plans and that while he has not reviewed the legal authority to do so in Oklahoma, he has seen public utility commissions elsewhere modify plans and impose conditions (3/5/15 Tr., pp. 68-70).

Mr. Reed was then questioned regarding his rebuttal testimony at Page 10, Lines 24-26, where he testified that Oklahoma has a statute that specifically allows OG&E to begin to recover the costs of mandated environmental compliance plans through a rate rider (3/5/15 Tr. p. 70). On cross-examination, he testified that the preapproval statute does not use the word "rider" but instead uses the word "periodic adjustment of rates." (3/5/15 Tr. p. 71). He further testified that the utility may elect to periodically adjust its rates to recover capital expenditures (3/5/15 Tr. p. 72).

When asked about his rebuttal testimony at Page 11, Line 9-17, which quotes an excerpt from Moody's regarding the amount of investment that OG&E is estimated to incur in environmental upgrades ($1.1 billion), Mr. Reed testified that he cannot speak to whether the characterization of the costs of the plan is wrong or what Moody's basis was for the $1.1 billion (3/5/15 Tr. p. 74). Mr. Reed also testified that the purpose for which he is citing Moody's report is to show that the market believes that the Legislature and the Commission have been supportive of cost recovery outside of rate cases and that the recovery of this capital expenditure is the primary risk facing OG&E (3/5/15 Tr. p. 74). When asked about how many litigated Commission cases the Commission has ruled on pursuant to Title 17, O.S. §286(C), Mr. Reed testified that he does not know the number (3/5/15 Tr. p. 75). He also testified that he is relying on Moody's instead of doing an independent assessment regarding what rulings the Commission has made on other cases (3/5/15 Tr. p. 75).

Mr. Reed was questioned on cross-examination regarding his testimony about OG&E's proposed rider and how that rider accommodates the recovery of construction work in progress, which testimony appears at Page 13 of his Rebuttal Testimony, Lines 9-13 (3/5/15 Tr. p. 82). He further testified that certain states mentioned in his Rebuttal Testimony such as Georgia, Florida and South Carolina have statutes that specifically authorize the recovery of CWIP, while Oklahoma does not have such a statute (3/5/15 Tr. p. 84). Mr. Reed testified that he is not aware of Commission Rules that address recovery of CWIP (3/5/15 Tr. p. 84). Upon further examination of recovery of CWIP and recovery of the costs of complying with the Environmental Compliance Plan, Mr. Reed testified that the Commission could review the actual cost incurred in complying with the Environmental Compliance Plan, determine if those costs were incurred or not and if the Commission found that they were imprudently incurred, they could disallow such costs (3/5/15 Tr. pp. 22-23). He also testified that the disallowance could be in the form of a refund or a rate reduction, depending upon how the Commission styled it (3/5/15 Tr. p. 93). He further testified that he does not know when OG&E last had a full rate case, does not know how old OG&E's cost of service study is and does not offer an opinion on whether OG&E needs a rate case or not (3/5/15 Tr. p. 95). When asked about his testimony at Page 15 about reviewing utility prudence matters, Mr. Reed clarified that his testimony is about traditional after-the-fact reviews for prudence (3/5/15 Tr. pg 96). Mr. Reed further testified that the court cases cited in his Rebuttal Testimony at Page 15, Lines 5 and 6, is a separate concurring opinion and that the majority opinion in that case did not state that

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there is a presumption of prudence in favor of the utility (3/5/15 Tr. P. 97). Further, he testified that after the 1923 case cited in his testimony, the United States Supreme Court reaffirmed the general rule that the utility has the burden of proof of establishing fair rates (3/5/15 Tr. p. 97). He further testified that he did not examine Oklahoma Corporation Commission Rules regarding prudence review (3/5/15 Tr. p. 99).

Mr. Reed, on cross-examination, testified about his Rebuttal Testimony at Page 16, Line 11, which stated that "Mr. Garrett proposes that OG&E's return on equity be reduced as a means of constraining potential cost increases.'' (3/5/15 Tr. p. 99). Mr. Reed acknowledged that it is his understanding that Mr. Garrett did not recommend that the 9.75% ROE be applied in this case (3/5/15 Tr. p. 101). He further acknowledged that Mr. Garrett's testimony uses the word "illustrative" in connection with his ROE testimony (3/5/15 Tr. p. 102). He further testified that there are many things that the Commission can do in a subsequent rate case that would raise rates or decrease rates and that ROE is one of them (3/5/15 Tr. p. 104).

Upon questioning of Mr. Reed regarding his Rebuttal Testimony at Page 17, regarding the Mustang Plant, he acknowledges that he devotes approximately one page of his Direct Testimony to Mustang and that he basically adopts the testimony of other OG&E witnesses (3/5/15 Tr. p. 106). Mr. Reed admits that he did not address in his Rebuttal Testimony OIEC witness Norwood's conclusion made in Norwood's Responsive Testimony that OG&E has not provided sufficient analyses to demonstrate that its decision to accelerate the retirement dates for Mustang Units 3 and 4 is prudent (3/5/15 Tr. p. 107). Mr. Reed also acknowledged that he did not address in his Rebuttal Testimony Mr. Norwood's Responsive Testimony which stated that OG&E should consider extending the retirement dates of Mustang Units 3 and 4 until 2021 or later (3/5/15 Tr. p. 107). Furthermore, Mr. Reed admitted on cross-examination that he did not address Mr. Norwood's Responsive Testimony which stated that OG&E did not evaluate short term market capacity purchases that might provide an even lower cost replacement for the retired Mustang capacity (3/5/15 Tr. p. 107).

When questioned about the volatility of natural gas priced fuel and the use of fuel in the Muskogee converted 4 Unit, Mr. Reed testified that there is a very high level of uncertainty with regard to natural gas prices (3/5/15 Tr. p. 109). Mr. Reed testified that natural gas would also be used as a fuel for Muskogee Unit 5 once it was converted as part of OG&E's Environmental Compliance Plan. Mr. Reed further testified that renewables can and should be incorporated into IRP modeling (3/5/15 Tr. p. 113). He further testified that renewables should be an option that is explicitly included as an alternative in integrated resource planning (3/5/15 Tr. p. 113). Mr. Reed further admitted on cross-examination that all of the information that he has regarding transmission congestion that is referred to in his testimony came from either conversations with OG&E or OG&E documents (3/5/15 Tr. p. 115). He further acknowledged that he did not do any individual transmission congestion study (3/5/15 Tr. p. 116). When asked further about transmission constraints and congestion concerns, Mr. Reed testified that if the constraints are minimal and the costs of relieving them are minimal, and resources are otherwise attractively priced and can benefit customers, then they should be pursued by any utility company (3/5/15 Tr. p. 133).

John J. Spanos testified on behalf of OG&E. He testified that he is supporting the Company's request for approval of new depreciation rates as they relate to the Mustang Plant (3/9/15 Tr. p. 14). He further testified that he sponsors the depreciation study performed on OG&E's behalf which is attached to Mr. Spanos' direct testimony (3/9/15 Tr. p. 15). He further testified on cross-examination that his depreciation study sets forth the depreciation rates of the steam-generated facilities at Mustang, which is the primary component of his study (3/9/15 Tr. p. 15). He further testified that his study changes the retirement dates for three of the four Mustang Units.

On further cross-examination, Mr. Spanos testified that he participated as a witness in OG&E's last rate case filing (PUD 201100087) and that he submitted proposed depreciation rates on behalf of the Company in that proceeding (3/9/15 Tr. p. 16). He further acknowledged on cross-examination that OG&E's last rate case (PUD 201100087) was settled and that Mr. Spanos' recommended depreciation rates in that case were agreed to be used (3/9/15 Tr. p. 16). Upon further cross-examination, Mr. Spanos admitted that the Joint Stipulation entered into and approved by the Commission in PUD 201100087 provided that Mr. Spanos' recommended depreciation rates should remain in effect until OG&E's next general rate proceeding (3/9/15 Tr. p. 17). Upon questioning by counsel for OIEC

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regarding the Order approving Joint Stipulation and Settlement Agreement in PUD 201100087, Order No. 599558 and marked as Hearing Ex. 23, Mr. Spanos testified that the general concept of the settlement was that the depreciation rates shall remain in effect until changed in a subsequent rate proceeding (3/9/15 Tr. p. 20). Mr. Spanos further admits that the instant proceeding is not a general rate proceeding (3/9/15 Tr. p. 26).

Mr. Spanos admitted that he has done no independent study regarding the costs it would take to run the Mustang Units longer, to repair the Mustang Units if necessary to extent their lives, but he relied on the information from OG&E personnel in preparing his study (3/9/15 Tr. p. 28). He does not consider his study to be an independent study (3/9/15 Tr. p. 28).

Steven M. Fetter testified on behalf of OG&E Shareholders Association. On cross examination, Mr. Fetter acknowledged that he did not provide responsive testimony in the instant proceeding, only rebuttal testimony (3/1 0/15 Tr. p. 31). He further acknowledged that he could not provide any testimony regarding the Company's Environmental Compliance Plan or the Company's Mustang Modernization Plan other than what appears in his rebuttal testimony (3/10/15 Tr. p. 31). He further testified that he has not engaged in the practice of law since the mid-80s nor has he ever represented clients in public utility proceedings (3/10/15 Tr. pp. 33-34).

Regarding Mr. Fetter's interpretation of Title 17, O.S. §286, he acknowledged that if a statute is unambiguous, then it would not require interpretation (3/10/15 Tr. p. 34). He further acknowledged that he did not review Oklahoma law on statutory construction and interpretation before he filed his testimony (3/10/15 Tr. pp. 34-35). On cross-examination, he acknowledged he is bound to follow Oklahoma law on statutory interpretation (3/10/15 Tr. p. 35). When asked if he was familiar with Oklahoma case law such as the Blitz case, regarding statutory interpretation, he acknowledged that he did not recall that case (3/10/15 Tr. p. 35). He further testified under cross-examination that unless there is any ambiguity in the law, the Corporation Commission is to determine the intent of a law (3/10/15 Tr. p. 42).

When questioned regarding his testimony at page 10, regarding the credit rating agencies' views of Oklahoma utilities, Mr. Fetter acknowledges that he is not authorized by such rating agencies to express an opinion on behalf of them (3/10/15 Tr. p. 43). He further testified that while he provides excerpts from rating agency reports in his rebuttal testimony, he had no input into those reports nor did he write any portions of those reports. Mr. Fetter testified that he merely read the reports and interpreted them (3/10/15 Tr. p. 43). When asked if he knew exactly what information was given to the authors of the rating agency reports to base their reports on, Mr. Fetter testified that he did not know what the information was that had been given them (3/10/15 Tr. p. 44). When asked on cross-examination, if Mr. Fetter conducted an independent analysis similar to the analysis given by Moody's or Fitch or S&P, he testified that he did not offer such an independent analysis (3/10/15 Tr. p. 46). When asked about rate cases and public utilities on cross-examination, Mr. Fetter stated that he supported rate cases in general, and supported a utility having rate cases to review utility rates (3/10/15 Tr. p. 47). He further testified that he supports rate cases because rate cases are a vehicle to explore issues in an attempt to come to an appropriate level for rates and to spread out by rate design rates between classes (3/10/15 Tr. p. 47). He further testified that rate cases help arrive at fair, just and reasonable rates (3/10/15 Tr. p. 47). On cross-examination, Mr. Fetter further acknowledged that issues such as rate design, cost of service and those types of issues get resolved in a rate case while they will not be addressed in this proceeding (3/10/15 Tr. p. 49).

Mr. Fetter was cross-examined regarding the Oklahoma Constitution and on cross examination testified that the laws referenced on page 14 of his testimony would not amend the Oklahoma Constitution provision that requires utility rates be fair, just and reasonable (3/10/15 Tr. p. 54). He further acknowledged that the Oklahoma Constitution provides that the Corporation Commission will determine rates and he testified that he did not know of any language in the Oklahoma Constitution that authorized a utility to periodically adjust its rates (3/10/15 Tr. p. 55).

When asked about Title 17 O.S. §286(B) and the language in that statute relating to investment presumed used and useful, Mr. Fetter acknowledged that he did not recall reading Oklahoma Supreme Court cases addressing the concept of used and useful (3/10/15 Tr. p. 55). When cross-examined about whether a utility had a right to implement a periodic rate adjustment without Commission approval, Mr. Fetter acknowledged that the utility would

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implement such a periodic rate adjustment after the Commission authorizes a utility's plan (3/10/15 Tr. p. 56).

Mr. Fetter on cross-examination testified that he is not a resource planner (3/10/15 Tr. p. 57). He further testified that he has not done a quantitative analysis of the Company's credit rating and the impact that this case has on OG&E's credit rating (3/10/15 Tr. p. 58). He further testified that he has offered no quantitative analysis regarding what a credit downgrade would cost the company (3/10/15 Tr. pp. 58-59).

When cross-examined about his rebuttal testimony (page 21) regarding regulatory lag and the delay of recovery of prudently incurred costs, Mr. Fetter acknowledged that OG&E anticipated filing a rate case in June of 2015 (3/10/15 Tr. p. 61) and that while he testified that the Company is making a significant investment in the near term, he did not know what that significant investment was (3/10/15 Tr. p. 62).

When asked about the rating agency reports that Mr. Fetter referenced on page 23 of his testimony and the $1 billion price tag for environmental upgrades through 2019, Mr. Fetter acknowledged that $1 billion is for both the Environmental Compliance Plan and the Mustang Modernization Plan (3/10/15 Tr. p. 64). When asked if the Moody's report is incorrect in its characterization of a $1 billion Environmental Compliance Plan, Mr. Fetter testified that the Moody's report could be phrased better (3/10/15 Tr. p. 64). When asked if there was a material error in the Moody's report, Mr. Fetter acknowledged that the word "environmental" could be described more precisely (3/10/15 Tr. p. 65). When asked about the Fitch report which characterized the Environmental Compliance Plan as costing $1.2 billion, Mr. Fetter acknowledged that the Fitch report could have been more precise (3/10/15 Tr. p. 66). When asked whether rating agencies should dictate the Corporation Commission's policies or decisions regarding ratemaking or cases before it, Mr. Fetter testified that the Commission should not base its policies or decisions on the views of rating agencies (3/10/15 Tr. p. 66).

When questioned about construction work in progress, Mr. Fetter acknowledged that CWIP is basically a "pay as you go" approach, rather than pay when the asset is providing service to ratepayers (3/10/15 Tr. p. 70-71). Mr. Fetter further acknowledged that ratepayers, such as industrial ratepayers, would prefer to have the use of their money during the interim rather than pay the utility as the utility makes its investment (3/10/15 Tr. p. 71).

On cross-examination, Mr. Fetter testified that he participated in OG&E's Red Rock proceeding (3/10/15 Tr. p. 91). He further testified that he thinks he recalls that the Commission determined that Title 17 O.S. §286(C) requires that reasonable alternatives be considered when reviewing applications for preapproval (3/10/15 Tr. p. 92). When asked whether Mr. Fetter saw anything in the Company's application for approval of the Mustang Modernization Plan that put forward reasonable alternatives for the Commission to evaluate under Title 17 O.S. §286(C), Mr. Fetter responded that he did not review the Company's application to that extent (3/10/15 Tr. pp. 93-94).

Mr. Fetter testified that the Oklahoma Corporation Commission has broad supervisory powers over the utilities it regulates (3/10/15 Tr. p. 94). He further testified that the Commission's Final Order in the Red Rock proceeding, (which found that the Commission has broad authority under Oklahoma law in fashioning decisions that it believes serves the best interests of Oklahoma ratepayers), sounds like a good standard (3/10/15 Tr. p. 94). He further testified that the Corporation Commission has the authority to evaluate the evidence, review the law that is applicable to the case and fashion a remedy that it deems appropriate under the circumstances (3/10/15 Tr. p. 95). On further cross-examination, Mr. Fetter confirmed that he is not testifying as to the appropriateness of OG&E's Environmental Compliance Plan or its Mustang Modernization Plan (3/10/15 Tr. p. 97). He further testified that to the extent the Commission found any actions or costs were imprudent, he does not advocate that the Commission advocate imprudent costs (3/10/15 Tr. p. 97). He further testified that the Commission would have to review the Environmental Compliance and Mustang Modernization Plans and find them reasonable going forward and then prudency judgments would flow from that authorization (3/10/15 Tr. p. 98). Mr. Fetter further confirmed that Title 17 O.S §286(B) contemplates a general rate case for the utility within 24 months of implementation of the periodic adjustment of rates by the Company (3/10/15 Tr. p. 99). Mr. Fetter further testified that under Title 17 O.S. §286(B), if the utility does not file a rate case within 24 months, it is in violation of the statute, and that Title 17 O.S. §286(B) provides the utility with an on-going responsibility to commence another 24-month rate case depending on the step that triggers that additional 24 months (3/10/15 Tr. p. 106).

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Mr. Fetter acknowledged on cross-examination that the Corporation Commission must approve a plan before there's any periodic rate recovery and that the reasonableness of the costs to be recovered by the utility shall be subject to Commission review and approval (3/10/15 Tr. pp. 107-108). He further testified that the Corporation Commission could do a more global review of the utility after a temporary rate recovery mechanism has been put in place (3/10/15 Tr. p. 109).

On cross-examination regarding Title 17 O.S. §286(C), Mr. Fetter confirmed that the Commission has actually interpreted that provision before in an Order. He further testified that Title 17 O.S. §286(C) does not provide for a periodic rate recovery mechanism and it does not address cost recovery prior to a facility going into service or prior to the purchase of an existing facility (3/10/15 Tr. p. 120). Mr. Fetter confirmed that Title 17 O.S. §286(C) does not address an early recovery mechanism prior to a rate case (3/10/15 Tr. p. 110).

Regarding recovery of costs, Mr. Fetter testified that he did not think imprudent costs should ever be collected and if they are collected, they should be returned. Mr. Fetter also confirmed that he did not review the Mustang Modernization Plan and could not opine whether it was a least cost option (3/10/15 Tr. p. 122). Mr. Fetter on cross-examination confirmed that the Commission is required under Oklahoma law to set rates at the lowest reasonable cost (3/10/15 Tr. p. 129).

When questioned about the use of construction work in progress (CWIP) versus the use of AFUDC, Mr. Fetter testified that AFUDC and CWIP recovery should be virtually the same on a present value basis (3/10/15 Tr. p. 131). When asked how many times the Oklahoma Corporation Commission has authorized CWIP, Mr. Fetter testified that he has not studied that, but he believes it is more than one time (3/10/15 Tr. p. 136). He bases that testimony on discussions with his counsel (3/10/15 Tr. p. 136). He further testified that he does not have any independent information with regard to how many times the Corporation Commission has authorized CWIP treatment (3/10/15 Tr. p. 136). He further acknowledged that the traditional treatment in Oklahoma is the use of AFUDC (3/10/15 Tr. p. 136).

Mr. Fetter on cross-examination did not recall any testimony in the instant proceeding which identified any financial uncertainty or financial concerns regarding OG&E's ability to operate in connection with OG&E's request for CWIP (3/10/15 Tr. p. 139). He further acknowledged that he did not think there is any testimony in the record that the Company is in any imminent financial harm (3/10/15 Tr. p. 139). Mr. Fetter testified that OG&E's credit rating today is very attractive (3/10/15 Tr. p. 141 ).

Usha-Maria Turner testified on behalf of OG&E. Ms. Turner is the Director of Corporate Environmental at OG&E. Ms. Turner has not previously testified before the Oklahoma Corporation Commission. Her qualifications were accepted as an expert witness in this Cause (3/11/15 Tr. p. 105).

The purpose of her Direct Testimony was to cover the regulatory requirements around RH and MATS. Her testimony also covers future environmental risks associated with future environmental rules and regulations, and describing the process of netting at Mustang, as well as the permits associated with authorizing the installation of control equipment at the units affected by RH and MATS (3/11/15 Tr. pp. 105-106). around the treatment of carbon costs in its consideration of the ECP (3/11/15 Tr. p. 106).

On cross-examination, Ms. Turner admitted that OG&E had not analyzed how a requirement to install unit-specific NOx controls at Sooner or Muskogee would impact the NPVRR of its portfolio options (3/11/15 Tr. p. 105; p.160). She refuted her earlier claim (and the claim of Mr. Howell) that such cost risks had been included in the low and high conversion scenarios. (3/11/15 Tr. p.159; p. 160).

She further testified that there are no regulations in effect that require the installation of SCRs, that recently proposed ozone rules do not drive an installation of an SCR, and the New Source Review lawsuits are also not a driver for SCR installation (3/11/2015 Tr. p. 112; p. 121).

During her cross examination, Ms. Turner acknowledged that EPA recently proposed to tighten the federal ozone

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NAAQS (3/11/2015 Tr. pp. 120-121). She agreed that the EPA is under court order to finalize the rule by October 2015 (3/11/2015 Tr. 122). She testified that EPA must finalize nonattainment areas by 2017 and require state implementation plans that would address nonattainment areas as early as 2020 (3/11/2015 Tr. p. 122).

Ms. Turner further testified that she had only briefly reviewed EPA's recently proposed ozone rule (3/11/2015 Tr. p. 121). She said that EPA has proposed to decrease the federal ozone NAAQS from 75 parts per billion (ppb) to between 65 and 70 ppb, and is taking comment on a decrease as low as 60 ppb (3/11/2015 Tr. p. 121).

Ms. Turner acknowledged that the Sooner coal plant emitted ten times more NOx (the pollutant that forms ozone in the atmosphere) in 2013 than the largest source in Kay County (9,000 tons) (3/11/2015 Tr. 134; Hearing Ex. 34 (2013 Annual Point Source Air Emissions Data from ODEQ). According to ODEQ data, even with OG&E's proposal to install low NOx burners at Sooner (expected to reduce NOx emissions by 50%), Sooner continue to produce five times greater NOx emissions than the largest source in Kay County (3/11/2015 Tr. p. 134). Mr. Turner further testified that the Sooner coal plant was the second largest source of NOx pollution in Oklahoma in 2013, and even after installation of low NOx burners, the Sooner plant will continue to be the fourth largest source in the State (Hearing Ex. 34).

Ms. Turner agreed that if any counties are designated nonattainment, any plants found to be contributing to nonattainment (that is, a violation of the ozone standard) could be required to reduce emissions, whether located in or outside of that area (3/11/2015 Tr. pp. 124-25).

Ms. Turner also admitted that under the federal RH rules, EPA or the State could impose additional NOx reduction requirements at the Sooner plants. She agreed that under RH rules, authorities can require further reductions from sources even after those sources have received a BART determination (as have Sooner and Muskogee) (3/11/2015 Tr. pp. 140-41). She further testified that the "reasonable progress requirements" under the RH rule could require additional reductions from the Sooner or Muskogee plant, including Muskogee unit 6-a unit not covered by the current RH FIP for Oklahoma (3/11/2015 Tr. p. 142). Ms. Turner stated that the next RH planning period, in which Oklahoma will have to demonstrate reasonable progress, is from 2018-2028 (3/11/2015 Tr. p. 141). She admitted, however, that she had not done any analysis to determine whether additional emissions reductions may be required from the Sooner and Muskogee plants under the regional haze reasonable progress requirements (3/11/2015 Tr. p. 141). Essentially, Ms. Turner argued that because there is no current, final mandate that OG&E further reduce its NOx emissions from the Sooner or Muskogee plant, she does not believe it would have been reasonable to assess the impact installing an SCR at Sooner would have had on the economics of their portfolio, even as a sensitivity (3/11/2015 Tr. p. 136). She stated that the ozone rule and others are "proposed rules with a very inherently uncertain process towards finalizations," and that she does not know what any of the final rules will require of OG&E's fleet (3/11/2015 Tr. p. 137).

Robert J. Burch testified on behalf of OG&E. Mr. Burch is Director of Power Supply Services for OG&E. Mr. Burch has never testified live before the Oklahoma Corporation Commission. Mr. Burch testified that he has been employed by OG&E for approximately 2-3 years (3/12/15 Tr. p. 67). He acknowledged that he did not provide a resume with his Direct Testimony (3/12/15 Tr. p. 67). He further testified that he does not have authority at OG&E to make a decision to invest $400 million in the Mustang CTs. That authority rests with the OG&E Executive Management Team (3/12/15 Tr. p. 69).

On cross-examination, Mr. Burch provided testimony regarding OG&E's Mustang Modernization Plan. He testified that he has never retired an existing generating Unit at a station that he has worked on in his work experience (3/12/15 Tr. pp. 50-51). He further testified that OG&E has not done an examination of the Mustang site as it relates to potential environmental problems (3/12/15 Tr. pp. 52-53). When asked about the Mustang Units and the capability of calling an outage on a Mustang Unit when OG&E thinks that it is going to shorten the Unit's life or cause a problem, Mr. Burch testified that he did not know whether the SPP rules would allow OG&E to do that (3/12/15 Tr. pp. 55-56). Mr. Burch further testified that OG&E currently has capacity that is over and above its 12% reserve margin (3/12/15 Tr. pp. 56).

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On cross-examination, Mr. Burch testified that the basis for the retirement dates for Mustang Units 1 and 2 is the Burns & McDonnell study and that Mr. Burch recommends a retirement date of 2015 for Mustang 1 and a retirement date of 2017 for Mustang Units 2, 3 and 4 (3/12/15 Tr. p. 82). Mr. Burch further testified that he accepted the recommendation of Burns & McDonnell as to Mustang Units 1 and 2, but does not accept the recommendation of Burns & McDonnell as to the retirement dates of Units 3 and 4 (3/12/15 Tr. p. 38). He further testified that Burns & McDonnell recommended a retirement date for Mustang 3 of January 2021 and for Mustang Unit 4, January 1, 2025. Mr. Burch further testified that he has worked with the engineering firm Burns & McDonnell on many occasions and he knows that they are a world wide reputable engineering firm (3/12/15 Tr. p. 85). He further acknowledged that OG&E did not go back to Burns & McDonnell regarding OG&E's decision to change retirement dates for Mustang Units 3 and 4 (3/12/15 Tr. pp. 85-86).

When asked on cross-examination if OG&E hired any professional third-party engineers other than Burns & McDonnell to make an assessment regarding retirement of Mustang Units 3 and 4, Mr. Burch testified that OG&E did not hire any engineer. Mr. Burch further testified that OG&E adopted the recommendations of Burns & McDonnell in their October 2012 IRP (3/12/15 Tr. p. 90). Mr. Burch further acknowledged that the Burns & McDonnell study reviewed industry trends, past unit operations, condition, spending levels, anticipated future use and also compared the Mustang Units to similar Units. Mr. Burch further testified that the Mustang Units 3 and 4 represent the majority of the Mustang capacity, approximately 360 MW of the total Mustang capacity (3/12/15 Tr. p. 91). When asked whether OG&E had any recent information that supplements the original recommendation of Burns & McDonnell, Mr. Burch referred to his direct testimony at page 18 that OG&E had obtained updated retirement information from S&L earlier this year that many generating units had been retired well before 65 years (3/12/15 Tr. p. 91). When questioned about S&L, Mr. Burch testified that S&L is not an engineering firm, rather it is a financial business intelligence company that amasses information on electric utilities' generating units (3/12/15 Tr. p. 92). Mr. Burch further acknowledged that S&L did not evaluate the Mustang site, nor did S&L evaluate the Mustang Units (3/12/15 Tr. p. 92). When asked about cost estimates appearing in the Burns & McDonnell study, Mr. Burch confirmed that the Burns & McDonnell study recommended an investment of $60 million to keep Units 3 and 4 running to their retirement dates, compared to the new Mustang Units which cost approximately $400 million or less (3/12/15 Tr. p. 93).

On cross-examination regarding the new proposed Mustang Units, Mr. Burch referred to a data request where OG&E indicates that it is near contract with a particular vendor for seven 60-MWH Units (3/12/15 Tr. p. 58). When questioned about OG&E's testimony regarding the proposed new Mustang Units providing benefits in the new SPP integrated marketplace, Mr. Burch testified that the SPP integrated marketplace has been operating for only one year (3/12/15 Tr. p. 95). He further acknowledged that there are other factors such as transmission, wind, etc. that could impact dispatch levels and other aspects of the operations of Units such as the Mustang CTs. He further confirmed that OG&E does not know what is going to happen with regard to the SPP marketplace in the next year or two (3/12/15 Tr. p. 97).

When questioned about the economic benefits of the proposed new Mustang CTs when compared to the existing Mustang Units, Mr. Burch testified that the proposed new Mustang CTs would produce savings of approximately $1.2 million per year (3/12/15 Tr. p. 99). He further testified that the estimated capital cost of the Mustang CTs is $400 million based on the testimony filed by OG&E to date with the Corporation Commission (3/12/15 Tr. p. 100).

On cross-examination, Mr. Burch testified that OG&E did not evaluate deferral of the assumed retirement dates of the Mustang Units (3/12/15 Tr. p. 104). He further testified that OG&E did not evaluate short-term capacity purchases, as an alternative to the retirement and replacement of the Mustang CTs (3/12/15 Tr. pp. 104-105). He further testified that OG&E did not provide an updated analysis similar to the Burns & McDonnell study in this proceeding (Hearing Ex. 36) (3/12/15 Tr. p. 105). When asked whether OG&E quantified the value of the Mustang site, Mr. Burch testified that OG&E has not totally quantified that value and he read into the record, Hearing Ex. 3, which stated that most of the value of the Mustang site has not been quantified or monetized (3/12/15 Tr. p. 109). When asked about the need for the Mustang Plant, Mr. Burch testified that the need for 400 MW is an issue for the

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Commission to determine (3/12/15 Tr. p. 112). He further testified that OG&E will be submitting an updated IRP in 2015 and it is possible that load forecast and need can be addressed and reviewed in that 2015 IRP (3/12/15 Tr. p. 112).

When asked about the Sierra Club's testimony, which addressed energy efficiency and demand-side management and the need for generating capacity, Mr. Burch said that he did not respond to the Sierra Club testimony (3/12/15 Tr. p. 115). When asked whether he was aware that the Sierra Club testified that adding additional energy efficiency and DSM would replace the need for 425 MW of generating capacity, Mr. Burch testified that he was not aware of that testimony (3/12/15 Tr. p. 115). Mr. Burch acknowledged that none of the interveners in the instant proceeding, except the OG&E Shareholders, support OG&E's recommendation to replace the Mustang Units with CTs (3/12/15 Tr. p. 116).

When asked about the status of OG&E's MMP and whether OG&E had completed its evaluation of bids for CTs at the Mustang site, Mr. Burch responded that OG&E has not completed its evaluation. He further testified that OG&E has not signed a contract nor made any contractual commitments regarding the Mustang Plant other than the engineering cost to develop the IRP (3/13/15 Tr. p. 35).

On cross examination, Mr. Burch agreed with the testimony of OG&E witness Rowlett that OG&E in meeting its capacity and energy needs, could build capacity, contract for it together or separately, or could purchase it in the market (3/13/15 Tr. p. 40). He further testified and agreed with OG&E witness Rowlett that SPP does not dictate what kind of capacity a utility constructs and that the SPP does not dictate to the utility what kind of capacity, whether it be baseload, intermediate or peaking, to construct (3/13/15 Tr. p. 41). Mr. Burch further testified that currently today, without the Mustang CT QuickStart Units, the SPP system is operating reliably (3/13/15 Tr. p. 42).

On cross-examination, Mr. Burch further testified that OG&E's 2012 IRP considered the age and how the Mustang Units were operating (3/13/15 Tr. p. 43). When asked about the efficiency of the Mustang Units, Mr. Burch testified on cross-examination that, subject to check, Mustang Units have some of the higher heat rates on OG&E's system (3/13/15 Tr. p. 45). He further testified that if someone was dispatching electric energy economically, Mustang would be one of the last Units to turn on, based on a purely economic basis (3/13/15 Tr. p. 45). When questioned about OG&E's response to the AG's DR 5-6, Mr. Burch testified that because the Mustang Units do not run that often, OG&E has not seen the reliability dropoff (3/13/15 Tr. p. 69). He further testified that OG&E performed a lot of maintenance between the cycling so that is why OG&E does not see a reliability impact from the Mustang Units (3/13/15 Tr. pp. 69-70).

Mr. Burch further testified that OG&E did not make the $60 million investment recommended in the Burns & McDonnell report and that OG&E has been able to work on the Units to address issues so that they are reliable (3/13/15 Tr. p. 71). When asked how much money OG&E has had to expend since the Burns & McDonnell study was issued to repair or replace items at the Mustang Plant, Mr. Burch replied that he did not have a number (3/13/15 Tr. p. 71).

Upon further cross-examination, Mr. Burch testified that OG&E did not consider the profit it would make when making its decision on Mustang (4/8/15 Tr. p. 40). However, when asked whether the Company evaluated short-term capacity purchases (which would not result in a profit to its shareholders) as an alternative to Mustang, Mr. Burch testified that the Company not capture the value of the Mustang site for OG&E's customers (4/8/15 Tr. p. 41). Mr. Burch acknowledged on cross-examination that short-term capacity purchases do replace a capacity need (4/8/15 Tr. p. 41).

When asked about a data request responded to by OG&E witness Howell (Data Request 3-18) which stated that OG&E did not evaluate short-term capacity purchases as an alternative to retirement and replacement of the existing Mustang Units, Mr. Burch replied that he did not remember such data request (4/8/15 Tr. p. 42). When asked further about alternatives to the Mustang site to replace existing capacity, Mr. Burch testified that alternatives, such as purchased power, preclude OG&E from using the Mustang site in the future, or limits OG&E's ability to use it, so that's why OG&E did not consider such an alternative (4/8/15 Tr. p. 43).

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When asked whether OG&E evaluated the deferral of the assumed retirement dates of the Mustang gas units, Mr. Burch read into the record OG&E's response to OIEC Data Request 10-12, which states that OG&E did not evaluate deferral of the assumed retirement dates of the Mustang gas units (4/8/15 Tr. p. 46). When asked whether OG&E made the investments recommended by Burns & McDonnell regarding the Mustang Units, Mr. Burch testified that OG&E had not made those investments (4/8/15 Tr. p. 47). He further testified that OG&E's 2012 IRP (Hearing Ex.10) addressed OG&E's preparation for the integrated marketplace (4/8/15 Tr. p. 47) and that the Burns & McDonnell recommended retirement dates for the Mustang Units incorporated such retirement dates into the 2012 IRP (4/8/15 Tr. p. 48). He further testified that OG&E management reviews an IRP (4/8/15 Tr. p. 47). On further cross-examination, Mr. Burch testified that OG&E retired its Woodward Peaking Unit without asking Commission approval to retire same (4/8/15 Tr. p. 52).

When asked about his testimony regarding the number of starts at Mustang, Mr. Burch testified that the number was 4-6 starts a month for a design basis (4/8/15 Tr. p. 65). When asked whether OG&E provided information to this Commission which information projects that Mustang would start more than 100 times a year, Mr. Burch acknowledged that he thought OG&E's IRP did suggest that Mustang Units might start more than 100 times a year (4/8/15 Tr. p. 65).

When asked what the 2012 IRP provided as to the number of projected starts for Mustang, Mr. Burch responded that he did not recall the exact number, but it was over 800 starts (4/8/15 Tr. p. 66). Upon further questioning regarding an event that occurred in 2010 regarding the Mustang Units, Mr. Burch testified that the turbine experienced a crack in a low pressure rotor (4/8/15 Tr. p. 67). When asked if the event was as critical as Burch testified and formed part of the basis for Mustang retiring earlier, Mr. Burch confirmed that the 2010 event did not impact OG&E's 2012 IRP (4/8115 Tr. p. 67).

When questioned about Mr. Burch's testimony and his concerns about the excessive number of starts regarding the Mustang Units in the integrated marketplace program, Mr. Burch confirmed that OG&E has not expressed those concerns in terms of going to the SPP and asking for relief from that (4/8/15 Tr. p. 78).

Gregory L. McAuley testified that he is Senior Manager of Transmission Operations. Mr. McAuley testified that the SPP has an obligation to assume balancing authority (3/13/15 Tr. p. 156). He further testified that SPP's responsibilities for the transmission system include determining what units in the system must be dispatched to reliability run the system on the new market model (3/15/15 Tr. p. 157). He further testified that when SPP makes those dispatch decisions, the goal is to make them on that basis when you can (3/13/15 Tr. p. 157). He further testified on cross-examination that there are some units that are actually operated, not necessarily in an economic manner, but for purposes of reliability for the transmission system (3/13/15 Tr. p. 157). He further testified that, to his understanding, OG&E does not have any units that are designated by the SPP as reliability must-run units (3/13/15 Tr. p. 157). He further testified that the Mustang Units are not designated by the SPP as reliability must-run units (3/13/15 Tr. p. 158). While Mr. McAuley testified that OG&E has previously called on SPP for help with voltage support and SPP has selected one, two or three of the Mustang Units to provide that support, he did not know how many hours over the last five years that Mustang has been called upon to provide voltage support (3/13/15 Tr. p. 160). Mr. McAuley testified that he is not involved in transmission planning, nor has he ever done transmission planning at OG&E (3/13/15 Tr. p. 169).

Mr. McAuley further testified that the dynamic sources of reactive power that OG&E typically uses in its operations is OG&E's generators (3/13/15 Tr. p. 172). He further testified that all of OG&E's generators provide dynamic reactive support whenever they are on-line (3/13/15 Tr. p. 172). He further testified that when a Mustang Unit is forced out of service or there is an unplanned outage, OG&E balances its system without Mustang by using whatever Units were available and whatever capacitors and static devices that OG&E would have (3/13/15 Tr. p. 172).

He further testified that OG&E's planning department informed him just the other day that OG&E has an

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additional 3,000 MW of wind that is scheduled to be energized on OG&E's system by the end of 2016 (4/8/15 Tr. p. 100). Mr. McAuley further testified that wind continues to come onto the SPP system at such a clip that no one is able to keep up with it (4/8/15 Tr. p. 113). When asked further about the 3,000 or so MW of wind that is expected to come on the system, Mr. McAuley clarified that the 3,000 MW is OG&E specific (4/8/15 Tr. p. 122). It is not OG&E owned and operated, however it is wind that is going to be connected to the OG&E transmission lines and OG&E is responsible for those lines that are located within OG&E's control area (4/8/15 Tr. p. 122).

When questioned whether the 3000 MW of wind energy is to be added for the benefit of OG&E customers, Mr. McAuley testified that those 3,000 MW are not OG&E's units, that the 3000 MW will be added to OG&E's rate base purchased power agreements, instead the 3,000 MW is going into the SPP market (4/8/15 Tr. p. 137). When asked whether Mr. McAuley is suggesting that OG&E conduct its resource planning based on the needs of the SPP, he testified that OG&E's decisions are not solely based on that (4/8/15 Tr. p. 137). When asked about OG&E's resource plan and whether the resource plan proposes to meet the needs of the retail customers, Mr. McAuley testified that he would have to defer to Mr. Howell on the resource plan. When asked whether or not a CT would bring benefits that are being used by other utilities throughout the SPP, and the prudence for OG&E, Mr. McAuley testified that he could not speak to prudence (4/8/15 Tr. p. 138). Mr. McAuley further testified that questions regarding prudency and rates are outside his area of expertise by a pretty good margin (4/8/15 Tr. p. 139). When asked what OG&E is doing to address the transmission issues that Mr. McAuley testified to, Mr. McAuley responded that he would have to ask the members of the various working groups what they are doing (4/8/15 Tr. pp. 140-141).

Sheri Richard testified on behalf of OG&E. Ms. Richard is Director of Revenue Requirements for OG&E.

On cross-examination, Ms. Richard testified that under the AFUDC regulatory scheme, the costs associated with OG&E's construction projects would not impact the rates of OG&E's customers until the construction is completed and the project is placed in service (3/13/15 Tr. p. 205). Ms. Richard also testified that under the AFUDC method, the assets will be placed in service and OG&E would either recover the costs through a rider, or through base rates (3/13/15 Tr. p. 205). She further acknowledged that under the Construction Work in Progress (CWIP) regulatory scheme, OG&E's customers will pay approximately $100 million more than under the AFUDC regulatory scheme during the first four years of plan implementation (3/13/15 Tr. p. 210). Ms. Richard further acknowledged that OG&E did not poll its customers to determine whether they would prefer to pay less during the years 2015-2019 under the AFUDC regulatory scheme rather than paying more during those years under a CWIP approach (3/13/15 Tr. p. 212). Under further cross-examination, Ms. Richard testified that under the AFUDC approach, customers will pay for investments when such investments are placed in service (3/13/15 Tr. p. 216). She further acknowledged that under the CWIP approach, customers will be paying before such investments are placed in service (3/13/15 Tr. p. 216).

When questioned about her recommended supplemental reporting approach regarding the costs of OG&E's plans, and regarding OG&E's proposed true-up provision, Ms. Richard testified that such proposals would be offered under a CWIP approach or an AFUDC approach (3/13/15 Tr. p. 217). She further testified that the consumer protections that she recommends in her testimony do not include a Commission review of the cost and expenses of the environmental plan, and instead, that such review would be conducted by the Commission Staff (3/13/15 Tr. p. 218). She further testified on cross-examination that she understands that the Commission Staff is not one and the same as the Commissioners, that the Staff is an interested party in the instant proceeding and that Staff has taken a position in the instant proceeding. She further testified that Commissioners would rely on Staff, to a certain degree in her proposal, to offer ratepayer protections (3/13/15 Tr. p. 219). When asked about Corporation Commission review and oversight, Ms. Richard testified that she has heard that the Corporation Commission has a duty to ensure fair, just and reasonable rates (3/13/15 Tr. p. 219). When asked what role the Corporation Commission (the "Commissioners'') would have with respect to Ms. Richard's regulatory review proposal, she acknowledged that she did not define the Corporation Commissioners' role in her testimony (3/13/15 Tr. p. 224).

When asked about Ms. Richard's proposed CWIP approach and whether the CWIP approach transfers the risk to customers, since customers immediately pay utility financing costs, Ms. Richard testified that customers are

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not assuming the risk that a project will be on time or will not exceed costs or caps (3/13/15 Tr. p. 227). She further testified that either approach (CWIP or AFUDC) is not more risky than the other (3/13/15 Tr. p. 228). When asked specifically about whether the CWIP approach is less risky for the Company than the AFUDC approach, Ms. Richard testified that she does not think the CWIP approach is less risky for the Company (3/13/15 Tr. p. 228).

When questioned further about the reports that OG&E will submit to Staff regarding Plan implementation, Ms. Richard testified that she did not have a problem with submitting such reports to the other parties to the instant proceeding as well (3/13/15 Tr. p. 229), nor did she have a problem with submitting those reports to the Commissioners (3/13/15 Tr. p. 229).

When asked when the Company will have its next rate case, Ms. Richard testified that the Company plans to have a rate case shortly after receiving an Order in the instant proceeding (3/13/15 Tr. p. 232). She further testified that the test year for that rate case will be 2014, if OG&E secures an Order in time (3/13/15 Tr. p. 232). She further testified that if for some reason the Commission does not enter an Order in time for OG&E to file a rate case by the end of June (2015), OG&E would move the rate case forward by one quarter so that the parties would have a FERC form to tie an audit to (3/13/15 Tr. p. 232). She testified that the test year would be moved forward to March, that is OG&E's plan (3/13/15 Tr. p. 232).

When questioned about her direct testimony at page 4, lines 13-14, regarding the method of cost recovery, Ms. Richard testified that the CWIP method is the best method, but that both methods (CWIP and AFUDC) are acceptable treatment (3/13/15 Tr. p. 232-233). She further confirmed that the AFUDC method is an acceptable regulatory treatment (3/13/15 Tr. p. 233).

When questioned about her direct testimony at page 5 regarding the recovery of Air Quality Consumable Costs, Ms. Richard testified that OG&E's plan is to recover such costs through the fuel adjustment clause. She acknowledged that OG&E seeks to amend the fuel adjustment clause in the instant proceeding to recover those costs (3/13/15 Tr. p. 234). She further acknowledged that the preapproval statute, Title 17 O.S. §286, does not provide for modification of the Company's fuel adjustment clause (3/13/15 Tr. p. 234). When questioned about her direct testimony on page 7 regarding recovery of costs, Ms. Richard acknowledged that O&M expense is not a capital expense, nor is property tax expense a capital expense (3/13/15 Tr. p. 237).

Ms. Richard further testified that the Company's proposed modifications to its fuel adjustment tariff include the recovery of Air Quality System Control costs such as limestone, powder activated carbon and ammonia (3/16/15 Tr. p. 7). She further testifies that OG&E will not begin to incur those costs until the year 2016 (3/16/15 Tr. p. 7). She further testified that the Company has stated that it intends to file a rate case this year sometime (2015) (3/16/15 Tr. p. 8). She further testified that the review of the recovery of the AQSC costs could be addressed in OG&E's 2015 rate case (3/16/15 Tr. p. 8).

Ms. Richard, when questioned about page 6 of her direct testimony which represents that the Commission has approved FAC recovery of AQSC consumables for Empire District Electric Company (3/16/15 Tr. pp. 9-10), testified that in such proceeding, the Commission approved a settlement agreement in which the Stipulating Parties requested that the Commission allow Empire to recover from its customers AQSC consumables in the fuel adjustment clause rather than in base rates (3/16/15 Tr. p. 10). She further testified that she remembered there is precedential language in the Stipulation in the Empire rate case regarding the non-precedential effect of the Empire Order and Stipulation (3/16/15 Tr. pp. 10-11). When questioned why she did not disclose in her testimony that the Commission Order entered in the Empire rate case authorizing recovery of AQSC consumables in the fuel adjustment clause was a result of a settlement, Ms. Richard testified that she felt that if anybody wanted to look at the Commission Order, they could see that it did include a joint stipulation (3/16/15 Tr. p. 11). She further acknowledged that the fact that the Order approved a joint stipulation is a pretty important detail and that it is an important fact for this Commission to know (3/16/15 Tr. p. 11).

On further cross-examination regarding Ms. Richard's citation to the SmartGrid case and the SmartGrid Order (on pages 6 and 7 of her rebuttal testimony), regarding OG&E's request to amortize or recover the remaining net

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book value for the retired Muskogee assets over six years, Ms. Richard acknowledged that her rebuttal testimony at page 7, lines 9-21 states that the time period for amortization is consistent with the treatment applied to retired meters in the Company's SmartGrid application (3/16/15 Tr. p. 12). She further testified on cross-examination that the Company's SmartGrid application and the recovery of stranded meter costs was also an issue that was addressed by a stipulation of the parties approved by the Commission in its Final Order in the SmartGrid case (3/16/15 Tr. p. 13). She further acknowledged that OG&E designed the stipulation in the SmartGrid proceeding and that one of the provisions in the SmartGrid settlement is the parties' agreement to not cite the SmartGrid case as precedent in other cases (3/16/15 Tr. p. 16). She further testified that she cites the SmartGrid case in her testimony as an example of consistency with past treatment (3/16/15 Tr. p. 16). She further acknowledged that by citing the SmartGrid Order in her testimony and by referring to the Commission Order in the SmartGrid case to support OG&E's request for this method of cost recovery in the instant proceeding, she cited that Order as an example of what has happened before (3/16/15 Tr. p. 17).

When questioned further about why she did not disclose to the Commission that the Order in the SmartGrid case (PUD 201000029) was the result of a settlement agreement, Ms. Richard testified that she felt that giving the Cause number and the Order was sufficient and that the Commission or the Judge could look at that Order and see it for themselves (3/16/15 Tr. p. 17). Ms. Richard further acknowledged that it makes sense that settlement agreements should be promoted and that settlement agreements should be complied with by the parties to same (3/16/15 Tr. p. 19). When asked further about the SmartGrid Order and Stipulation entered into in the SmartGrid case (Hearing Ex. 42), Ms. Richard acknowledged that paragraph D on page 3 of Exhibit 42 referenced a 2013 OG&E rate case and that such rate case was never filed by OG&E (3/16/15 Tr. p. 21). She further testified that the Stipulation referenced a 2013 rate case and that OG&E intends to have a 2013 rate case, but the Company did not file one (3/16/15 Tr. p. 21).

On cross-examination regarding page 5 of Ms. Richard's rebuttal testimony, she testified that Air Quality Consumables are not gas, oil or coal (3/16/15 Tr. p. 24). She further testified that Air Quality Consumables such as ammonia or limestone do not generate electricity, but are used to treat emissions (3/16/15 Tr. p. 24). While Ms. Richard testified in her direct testimony that 7 jurisdictions have approved recovery of consumables through the fuel clause, she did not know if other jurisdictions throughout the U.S. have approved recovery of consumables through base rates, nor did she know the details (3/16/15 Tr. pp. 24-25).

On cross-examination of Ms. Richard regarding page 6 of her rebuttal testimony addressing the Company's proposal to implement new depreciation rates for the existing Mustang Units, Ms. Richard testified that Mr. Garrett's responsive testimony states that the Company executed a joint stipulation in its last rate case (PUD 201100087) which provides that depreciation rates approved in such cause would remain in effect until OG&E's next general rate case (3/16/15 Tr. p. 25). When asked if Ms. Richard responded in her rebuttal testimony to Mr. Garrett's recommendation that the depreciation rates should be changed in a rate case (through a comprehensive review of all the Company's capital assets), rather than in the instant proceeding, Ms. Richard testified that she did not recall responding to that (3/16/15 Tr. p. 27).

In response to questions about her testimony relating to stranded capital costs associated with the coal handling and processing and ash disposal of Muskogee Units 4 and 5 over six years, Ms. Richard acknowledged that OG&E wants to recover those costs beginning in 2018, according to her direct testimony at page 8, lines 26-27 (3/16/15 Tr. p. 29). She also confirmed on cross-examination that OG&E's proposal to recover the stranded costs beginning in 2018 can also be addressed in OG&E's next rate case (3/16/15 Tr. p. 29). She further acknowledged that the Corporation Commission has the authority to determine what time period is appropriate for the recovery of stranded costs (3/16/15 Tr. p. 29). Ms. Richard acknowledged that the longer the time period for recovery of stranded costs, the less the near term rate impact on OG&E's customers would be (3/16/15 Tr. p. 30). When asked about her rebuttal testimony at page 9, lines 3-5 regarding the potential for recovery of $10.8 million stranded asset costs, plus dismantlement costs, to be included in the regulatory assets for stranded costs, Ms. Richard testified that she does not know how much the dismantlement costs for the retired Mustang Units will be (3/16/15 Tr. p. 31 ). She further testified that no matter how much those costs are, and no matter what the rate impact is, that OG&E wants them recovered over six years

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(3/16/15 Tr. p. 31). Ms. Richard further acknowledged on cross-examination that the other stranded asset costs, plus the dismantlement costs could be addressed in OG&E's next rate case (3/16/15 Tr. p. 32).

Ms. Richard, when cross-examined regarding her direct testimony at page 9, lines 16-21 regarding OG&E's request for a regulatory asset for certain O&M costs, testified that such O&M costs are for witness fees, consulting and legal fees related to the Company's Environmental Compliance Plan during 2014-2015 (3/16/15 Tr. p. 33). When asked to provide a breakdown of the costs, such as how much money is requested for witness fees, how much for consulting fees and how much for legal fees, Ms. Richard testified that she has not broken down the costs by category, however, she can provide that to the parties, if they would like (3/16/15 Tr. p. 33). When asked how much money OG&E is asking to recover, she testified that it is approximately half a million dollars to a million dollars, but she does not have the number with her right now (3/16/15 Tr. p. 34). When asked how the Commission audits the costs to determine the reasonableness of the costs if the back-up is not in the record, Ms. Richard testified that she can provide it to the parties and make it a part of the record (3/16/15 Tr. p. 34). When asked how much OG&E is paying consultants, she testified that she did not have that information with her. When asked how much OG&E was paying its outside counsel per hour, she testified that she did not have that information with her (3/16/15 Tr. p. 34). When asked whether she had budgets for consultants that are outside counsel to operate, she testified that she did not know what the budget is, but the legal department does budget for that (3/16/15 Tr. p. 35).

When questioned about her rebuttal testimony at page 8, lines 11-13 and Exhibit SDR-2R of her rebuttal testimony which cites nine jurisdictions that have approved CWIP treatment, Ms. Richard testified that she did not know whether most jurisdictions do not approve CWIP treatment (3/16/15 Tr. p. 38). She further testified that some jurisdictions (cited in her rebuttal exhibit SDR-2R) specifically adopted CWIP recovery in their statutes (3/16/15 Tr. p. 39). She further acknowledged that there is no Oklahoma statute that specifically contains the words construction work in progress (3/16/15 Tr. p. 39). She further testified on cross-examination that there is no Corporation Commission rule that specifically authorizes construction work in progress treatment or uses the words construction work in progress (3/16/15 Tr. p. 41).

When questioned about OG&E's Oklahoma revenue requirement for the Environmental and Mustang Modernization Plans, Ms. Richard testified that OG&E is in the process of updating the revenue requirement (3/16/15 Tr. p. 42). When asked about her rebuttal testimony at page 9, lines 14-16, which states that customers are protected against any imprudent costs flowing through OG&E's rider and from imprudent practices that could impact that rider, Ms. Richard was unable to refer to specific language in the rider that provides for protection for customers against recovery of imprudent costs or imprudent practices (3/16/15 Tr. pp. 42-43). When questioned as to whether she is open to incorporating language in the rider to protect customers from imprudent costs flowing through the rider and from imprudent practices that could impact the rider, Ms. Richard testified that she is okay with doing that (3/16/15 Tr. p. 43). When asked whether she would have an objection to a prudence review of the Environmental Compliance and Mustang Modernization Plans to ensure prudent costs and prudent practices in connection with OG&E's Environmental Compliance Plan, Ms. Richard testified that she felt that the annual true up and supplementary reporting that the Commission Staff looks at is a sufficient and thorough process (3/16/15 Tr. p. 44).

When asked about the AFUDC versus CWIP approach and whether it is OG&E's understanding that recovery of the cost of money through a current cash return on CWIP or accrual of a return through AFUDC should yield pretty much the same or a similar result, Ms. Richard testified that the net present value of both approaches should be relatively the same (3/16/15 Tr. p. 49).

When questioned about Chart 3 on page 7 of her direct testimony, Ms. Richard confirmed that the Oklahoma annual revenue requirement for OG&E's Environmental and Mustang Modernization Plans will be approximately $192.2 million by 2019 (3/16/15 Tr. p. 49). She also testified that the Company will earn a return from complying with environmental mandates and through its Mustang investment of $127.4 million by 2019 (3/16/15 Tr. p. 49). When questioned about Chart 5 in her direct testimony, Ms. Richard acknowledged that Chart 5 is a bill impact analysis that shows the bill impact by month, rather than year (3/16/15 Tr. p. 50). She also testified that the Chart reflects incremental increases by year for each customer class. She further testified that a representative large power

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and light customer would experience a $41,000/month cumulative increase in its electric bill from 2015-2019 and that such customer would suffer an approximate $490,000/year increase in electric bills from 2015-2019 (3/16/15 Tr. p. 50). She further testified that the large power and light customer would realize an increase of 19% over the 5-year time period between 2015 and 2019 (3/16/15 Tr. p. 51). When asked whether riders or cost trackers would lower a utility's financial risk, Ms. Richard stated "No" (3/16/15 Tr. pp. 51-52). When asked the name of any ratemaking expert in the United States that shares her opinion that riders do not lower a utility's financial risk, she testified that Scott Hempling shared her opinion. She further testified that there exists a whitepaper authored by Scott Hempling, which states that a rider does not necessarily raise the risk overall (3/16/15 Tr. p. 53). She further testified that construction work in progress does not lower the utility's financial risk (3/16/15 Tr. p. 53). When asked about a paper that Mr. Hempling authored on behalf of the National Regulatory Research Institute in November 2008 regarding preapproval commitments, Ms. Richard testified that she might have read such paper, but did not recall (3/16/15 Tr. p. 54). When asked again whether Ms. Richard would agree that the use of the rider in the instant proceeding shifts regulatory risks and performance risks to ratepayers, she responded "No" (3/16/15 Tr. p. 57). Ms. Richard further testified that she does not agree with the statement that state commissions consider riders as an exception to the general rule for cost recovery (3/16/15 Tr. p. 57). When further asked to identify any other ratemaking expert in the United States that shares her view that riders do not shift regulatory risks and performance risks to ratepayers, Ms. Richard testified that she did not know of one, outside of this case (3/16/15 Tr. pp. 58-59).

When questioned about page 8 of her rebuttal testimony and regarding certain utilities that have utilized CWIP treatments in other jurisdictions, Ms. Richard was not familiar with one of the jurisdictions that she cites, South Carolina, in which ratepayers have seen six, pay-in advance, rate increases attributable to the VC Sumner Project for financing costs (3/16/15 Tr. pp. 59-60). When asked whether she had looked at the results of the implementation of the statutes or the rules in that state, Ms. Richard testified that she did not recall any specific cases (3/16/15 Tr. p. 59). When asked about the use of CWIP in Indiana for financing the Duke Energy Edwards Plant and the resultant cost overruns that ratepayers incurred, Ms. Richard testified that she did not know about that case. When further questioned about cost overruns, Ms. Richard testified that only prudently incurred costs would be included in OG&E's rider (3/16/15 Tr. p. 60). When asked whether AFUDC is typically the approach used instead of CWIP, Ms. Richard testified that she agrees that AFUDC is used more often, but that CWIP is an appropriate treatment also (3/16/15 Tr. p. 62). When further questioned about the use of AFUDC treatment versus CWIP, Ms. Richard testified that in most of OG&E's rate cases, OG&E uses the AFUDC regulatory treatment (3/16/15 Tr. p. 68). When asked if CWIP is rarely, if ever, requested, Ms. Richard testified that such statement is probably correct (3/16/15 Tr. p. 69).

When questioned on cross-examination regarding the proposed tariff that is attached to her direct testimony, Ms. Richard acknowledged that the tariff that OG&E has proposed does not set forth the calculation for the revenue requirement within such tariff (3/16/15 Tr. p. 79). She further testified that any and all costs incurred, regardless of how they relate to the Company's estimates, if they are actually incurred and prudently incurred, will be recovered pursuant to the tariff (3/16/15 Tr. p. 79). Upon further cross-examination, Ms. Richard testified that if OG&E experienced cost overruns of 50%, OG&E would be allowed to recover such cost overruns under the language of the tariff if OG&E should show that such costs were incurred and they were prudent (3/16/15 Tr. p. 80). Upon further cross-examination, Mr. Richard confirmed that the proposed tariff language does not include the reporting requirement (3/16/15 Tr. p. 98).

When questioned about her rebuttal testimony at page 7, which responds to Mr. Garrett's recommendation regarding the time period for amortizing certain stranded costs, Ms. Richard testified that the reason Mr. Garrett is advocating a longer time period is that a longer amortization would reduce the monthly rate impact to customers for those costs (3/16/15 Tr. p. 104). She further testified on cross-examination that most of Mr. Garrett's adjustments were to lower the costs and spread them out over a longer period of time (3/16/15 Tr. p. 104). She further testified that she agrees generally, as a regulatory construct, that the goal is to match recovery over the use of an asset so that customers that receive the benefit are paying the costs at the same time they are getting the use of the asset (3/16/15 Tr. p. 106). When further questioned about CWIP and whether customer groups in the instant proceeding supported CWIP, Ms. Richard replied that the OG&E's investors support CWIP and that the Stairs consultant, Dr. Roach, was not opposed to CWIP (3/16/15 Tr. p. 110). When further questioned about Dr. Roach's position on the subject of

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CWIP, Ms. Richard testified that she recalls that Dr. Roach did not seem to be opposed to CWIP (3/16/15 Tr. p. 117). Ms. Richard further confirmed on cross-examination that she recalled Dr. Roach's testimony in describing CWIP as a ''zero interest loan." (3/16/15 Tr. p. 119).

When questioned about OG&E's proposed rider, Ms. Richard confirmed that the rider has a 3.5% annual cap for the first five years, but no firm cap for the overall project. She further confirmed that the cost estimates provided to Commission Staff would not be binding and there is no language in OG&E's proposed rider that would allow for denial of recovery of costs if the Commission Staff took issue with such costs (3/16/15 Tr. p. 122). When asked whether she would agree that the reports provided by Staff are really nothing more than informational reports, Ms. Richard testified that the reports are very detailed informational and financial reports (3/16/15 Tr. p. 123).

When asked how OG&E is financing its projects, Ms. Richard testified that such projects are financed with debt and equity, consistent with OG&E's current capital structure (3/16/15 Tr. p. 126). She further testified that the long-term debt rate is around 6% and that OG&E's return on equity authorized in their last rate case is 10.2% (3/16/15 Tr. p. 126). Ms. Richard further testified that OG&E borrowed another $250 million toward the end of last year and that their overall debt interest rate is a little over 6% (3/16/15 Tr. p. 127). She testified that the balance of the Plan is being financed with OG&E's stock (3/16/15 Tr. p. 127). When asked on cross examination whether the rider that OG&E is requesting is the largest rider that OG&E has ever asked for, Ms. Richard replied "Yes, probably" (3/16/15 Tr. p. 129).

When cross-examined about OG&E's Exhibit 73, the ''Hempling Whitepaper," Ms. Richard was asked to read into the record a footnote on page 1 of Hearing Ex. 73, which stated "This paper was prepared for and funded by OG&E under a contract that precluded the utility from directing the paper's conclusion.'' (3/25/15 Tr. p. 84-85). Ms. Richard further testified that she did not know if Exhibit 73 was published in any periodical or National Regulatory Research Institute material (3/25/15 Tr. p. 85). She found the paper on the Internet (3/25/15 Tr. p. 85). She did not remember the Internet site where the paper appeared (3/25/15 Tr. p. 85). She further testified that she did not know what the Company paid for the paper (3/25/15 Tr. p. 85) and that she did not possess the contract between OG&E and Hempling regarding the preparation of Exhibit 73 and the assumptions and considerations (3/25/15 Tr. p. 85). She further testified that footnote 2 of Exhibit 73 references an article written by Scott Hempling and S. Straus about preapproval commitments and that such referenced paper is the same paper that is identified at Hearing Ex. 44 of the instant proceeding (3/25/15 Tr. p. 86). Ms. Richard further testified that Exhibit 73, the Hempling Whitepaper (footnote 2), states that for a detailed discussion of preapproval, see the Hempling and Straus paper (Hearing Ex. 44) (3/25/15 Tr. pp. 86-87). When questioned about Exhibit 44, witness Richard testified that the paper speaks for itself (3/25/15 Tr. p. 87).

Upon further questioning about Exhibit 72, the category of costs for professional services, Ms. Richard testified that OG&E has incurred $101,435 in costs as of March 17 for professional legal services (3/25/15 Tr. p. 93). When asked whether she has back-up for that number ($101,435) in terms of a description of work performed, who performed the work, hourly rate, scope of service provided, etc., Ms. Richard testified that OG&E has some back-up (3/25/15 Tr. p. 94). She further testified that OG&E can provide any information that the Commission needs up to this point on the costs (3/25/15 Tr. p. 94). When further questioned regarding Hearing Ex. 72, Ms. Richard testified that the forecast column is what OG&E projects for the future and that there is not a cap on any of the costs (3/25/15 Tr. p. 104). She further testified that regarding the professional services legal heading, there is nothing posted on Exhibit 73 through March 17th (3/25/15 Tr. p. 106). She testified further that the $150,000 forecast on Exhibit 73 is just for outside counsel participation on this proceeding (3/25/15 Tr. p. 106). She further testified that the post-hearing item amount that is forecast is $75,000 and again, that amount is only for outside legal counsel (3/25/15 Tr. p. 107). Furthermore, that such amount does not include any in-house counsel time that might have been spent preparing findings and conclusions or whatever other services may be provided (3/25/15 Tr. p. 107).

Judah L. Rose testified on behalf of OER. He is Managing Director of ICF International ("ICF). He has worked at ICF for over 32 years and is the Managing Director co-chair of ICF's Energy Advisory and Solutions practice (3/17/15 Tr. p. 10).

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On cross-examination, Mr. Rose testified it is prudent utility planning to include a C02 price in planning modeling and that you can't ignore opportunities to save customer costs once the program is in place (3/17/15 Tr. pp. 34-35). In response to questioning on the uncertainty of C02 regulations, Mr. Rose acknowledged there is a significant uncertainty but testified the correct procedure dealing with uncertainty is the probability weight, the Base Case C02 price (3/17/15 Tr. pp. 35-36). He further testified that even with significantly reducing the C02 price from EPA's number, which accounts for uncertainty, his analysis still found a significant benefit to increased investments in wind (3/17/15 Tr. p. 37).

Mr. Rose further testified that it is reasonable to expect a utility to assign probabilities to the risk of a future environmental regulation (3/17/15 Tr. p. 38). "There's no one who thinks that there's no chance that there's going to be C02 regulations, particularly since it was proposed by the government. I think reasonable people could disagree on what probability to use, and I'm using, and then your term, a pretty low number, but the idea that it's zero is incorrect." (3/17/2015 Tr. p. 39) ("You cannot conclude that the number on the expected probability weighted basis is zero'').

Upon questioning regarding the wind Production Tax Credit (PTC), Mr. Rose testified in order to demonstrate reasonableness, you have to address the PTC qualified wind issue and the associated issues (3/17/15 Tr. p. 52). He further testified that without fully vetting the avenue of being able to take advantage of what the federal government has decreed, he cannot see how you can get to a reasonableness conclusion (3/17/15 Tr. pp. 52-53). On cross-examination, Mr. Rose acknowledged what is important is what the Commission says is reasonable (3/17/2015 Tr. p.143).

Mr. Rose further testified that OG&E improperly persists in looking at wind only from a capacity value standpoint, rather than considering its energy value in combination with other capacity resources. When OG&E counsel argued that OG&E would need 5,000 MW of wind to replace one 500 MW coal unit, Mr. Rose responded: "That was exactly the math that led the whole process astray, because you can take the energy and then separately get the capacity, and claiming that you're doing this calculation, which is not correct, is part of the reason the whole process went astray. The key point here is if you can get the energy from the wind at incredibly low prices and couple that separately with meeting your reserve margin requirement. Going off and trying to do it just in the way you are describing it is was one of the critical mistakes that was done in the IRP process." (3/17/2015 Tr. pp. 90-91).

Rachel Wilson testified on behalf of Sierra Club. She is a senior associate at Synapse Energy Economics. In her work at Synapse, she uses optimization and electric system dispatch models to conduct analyses of electric power systems, including utility service territories and regional energy markets (3/17/15 Tr. p. 178). Ms. Wilson has not previously testified before the Oklahoma Corporation Commission but has testified in other jurisdictions. Her qualifications were accepted to testify as an expert (3/17/15 Tr. p. 183).

The purpose of Ms. Wilson's responsive testimony reviewed the modeling analysis done by OG&E in this docket, including the company's inputs and modeling files, and describes the faults she identified in the analysis.

On cross-examination regarding OG&E's ranking results and the price of C02, Ms. Wilson testified her rankings were the same as OG&E's Convert 4 option and the Scrub/Convert option, but testified the net present value of those portfolios increases by adding the additional C02 price (3/17/15 Tr. pp. 191-92).

Jeremy Fisher, Ph.D. testified on behalf of Sierra Club. He is a principal associate at Synapse Energy Economics. In his work at Synapse, his primary role is reviewing utility resource planning mechanisms. Additionally, he works on mechanisms such as displaced emissions and other questions of how energy efficiency and renewable energy impact emissions and broadly other types of health impacts (3/17/15 Tr. p. 197). Dr. Fisher has not previously testified before the Oklahoma Corporation Commission but has testified in other jurisdictions. His qualifications were accepted to testify as an expert based on work experience but limited to the subject matter discussed in his prefiled testimony (3/17/15 Tr. p. 211).

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The purpose of Dr. Fisher's direct testimony was to review the modeling structure that was used by the company and compare it to the modeling mechanisms and analysis structures used by other similar companies, and primarily he examined the C02 price implications considered by the company and its assessment of future regulatory risk or legislative risk for C02 regulations (3/17/15 Tr. p. 198).

The purpose of Dr. Fisher's rebuttal testimony primarily was to respond to OIEC Witness Norwood in discussion of the impact of C02 pricing and what that C02 pricing would potentially entail and how that would be impactful of OG&E's service territory (3/17/15 Tr. p. 200).

On cross examination, Dr. Fisher discussed how his consulting company had surveyed utilities nationwide to determine which had included a C02 price in their base cases (3/17/15 Tr. p. 237). He further testified the survey found that, of 91 publicly available IRPs, the vast majority (98%) of energy generation represented by those utilities incorporated a C02 price into their resource planning processes (3/17/15 Tr. p. 237). Dr. Fisher testified that the exclusion of a carbon price is equivalent to assigning a zero probability of carbon regulation for the next thirty years (3/17/15 Tr. p. 241). Dr. Fisher added that OG&E's use of a zero probability of a carbon regulation mathematically implies that OG&E believes there is an equal probability that there will be a negative C02 price. Dr. Fisher testified that such an outcome is ''extraordinarily unlikely." (3/17/2015 Tr. p. 242).

Upon questioning on cross-examination regarding the uncertainty of the proposed Clean Power Plan, Dr. Fisher testified that, while the final form of the rule cannot be known at this time, the risk of excluding a C02 price from the Base Case outweighs the risk of including it and being wrong (3/17/2015 Tr. p. 249). While recognizing that the proposed Clean Power Plan is not yet finalized, Dr. Fisher further stated that ''to some fairly significant degree we have a sense as to the elements" that will be included in the finalized plan (3/17/2015 Tr. pp. 238-39). Dr. Fisher testified that the precise structure of the C02 regulation finalized by EPA thus "doesn't really matter," because regardless of whether OG&E (or Oklahoma) is above or below the targets, any carbon regulation scheme will impose a price on C02 emissions, which means there will be an opportunity cost associated with foregoing to engage (3/17/2015 Tr. p. 242).

Dr. Fisher further testified that although there is a risk that the CPP will not be promulgated or upheld by the courts, the appropriate way for a utility to handle uncertainty is by stress testing planning options and looking for analytical outcomes that are robust and that minimize harm to ratepayers if those risks come into fruition (3/18/2015 Tr. p. 45).

Dr. Fisher disagreed with OG&E's contention that its proposed conversion of two of OG&E's five coal units "directly addresses" the proposed rule. He called that claim "disingenuous," given that the Company has not actually reviewed its compliance obligations nor analyzed how much its proposed plan would contribute to meeting those obligations (3/17/2015 Tr. p. 245). Dr. Fisher further testified that this result is especially problematic because, as Mr. Comings' and Dr. Roach's testimonies both indicate, the Scrub/Convert proposal does not break even with the Convert option until 2038 (3/18/2015 Tr. p. 59). If the Company exceeds EPA's targets beginning in 2028, the Company would have to change its portfolio in that timeframe-before their Scrub/Convert plan becomes economic (3/18/2015 Tr. 59).

Tyler Comings testified on behalf of Sierra Club.

Mr. Comings' direct testimony examined the Company's decision to retrofit the two Sooner units with scrubbers as part of the Company's selected Scrub/Convert environmental compliance plan. Mr. Comings concluded that the Company's analysis that led to its selection of the Scrub/Convert plan is flawed in several respects, including in its failure to account for potentially substantial costs associated with complying with future environmental regulations (3/18/2015 Tr.). Based on the substantial flaws in the Company's analysis, Mr. Comings concluded that the decision to retrofit rather than convert the two Sooner units is a risky choice for ratepayers. Id.

On cross-examination, Mr. Comings testified that he considered OG&E's analysis unreasonable because he

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found it "very difficult to believe that there [are] going to be zero new [environmental] costs associated with operating these coal units in the next 30 years." (3/18/2015 Tr. 172). He further testified that he agreed with Dr. Fisher that OG&E should include a carbon price in its Base Case, and that OG&E's carbon sensitivity represents a reasonable Base Case assumption. He testified that it does not take a very high probability of a CO2 price for the Scrub/Convert plan to become uneconomic (3/18/2015 Tr. p. 179).

Mr. Comings testified that it was unreasonable for the Company to take the position that it should not look at a risk of future environmental regulations until the costs become certain. He stated that the Company should have evaluated proxy costs for reasonable bounding cases, especially for rules (such as the proposed ozone NAAQS) that are already proposed. He further testified that the appropriate way to deal with uncertainty is to conduct a risk analysis, not to ignore it completely (3/18/2015 Tr. p. 173). Mr. Comings gave an example of a consumer buying a house that an inspector says may need a new roof in 7 to 10 years. He stated that, even though one may not know the exact date, or the exact cost, of the new roof, the cost is still a factor that one should take into account when deciding whether to make the purchase (3/18/2015 Tr. p. 173).

With respect to potential compliance costs associated with ozone regulations, Mr. Comings analyzed how the NPVRR of OG&E's five resource portfolio alternatives are impacted by the risk that ozone regulations will require installation of SCRs at OG&E's coal units. Mr. Comings' analyzed the impact an SCR requirement would have on the NPVRR even if there were no future price on carbon. He also analyzed the impact of a CO2 price without an SCR requirement, and the impact that both would have together (3/18/2015 Tr. 179). Mr. Comings testified he found that when potential costs associated with additional NOx controls are added to OG&E's resource portfolios under OG&E's market scenarios and sensitivities, the Scrub/Convert plan is not the least cost option.

Daniel Peaco testified on behalf of OK Cogen. He is employed by La Capra Associates, a consulting firm specializing in energy matters including planning, market analysis, and various types of transaction work in a range of regulatory and market based environments (3/18/2015 Partial Tr. p. 4).

The purpose of Mr. Peaco's surrebuttal testimony was to address the timing of OG&E's decision to retire the existing Mustang units (3/18/2015 Partial Tr. p. 12). Mr. Peaco testified that the date to retire these units is driven by OG&E's desire to replace with their own built CTs as opposed to looking at other alternatives (3/18/2015 Partial Tr. p. 16). Mr. Peaco further testified that OG&E has made it clear that it did not consider any short-term capacity alternatives in their planning for the Mustange or the capacity planning (3/18/2015 Partial Tr. p. 20).

Mr. Peaco further testified that OG&E's consideration of CCs in its 2014 IRP Update and inquiries as to increased ownership of the Redbud and McClain facilities (both CC units) are contrary to its position in this Cause that only CTs are a viable choice for replacement capacity and demonstrates that its position in that regard is one that is recently developed (3/18/15 Partial Tr. pp. 23-24; 32). He further testified that while OG&E's IRP indicates the CT option provides a slight economic advantage over the other two cases modeled, the IRP does not indicate that capacity is required in the Oklahoma City area or, specifically, at the Mustang site (3/18/15 Partial Tr. p. 25).

Mr. Peaco testified that OG&E's IRP modeling considered new-build CCs and CTs but did not model purchase of existing units or purchase-power alternatives (3/18/2015 Partial Tr. p.24). He further testified that in evaluating options for obtaining capacity, OG&E considered only self-build options and dismissed the idea of pursuing market options such as existing generators or PPAs (3/18/2015 Partial Tr. pp. 23-24).

Regarding the retirement of the existing Mustang units, Mr. Peaco testified that OG&E has failed to demonstrate that the existing Mustang units are at the ''very end of their useful lives and need to be retired" (3/18/2015 Tr. pp. 15-17). He further testified that OG&E has failed to conduct any formal study to support its claim regarding additional "wear and tear" for the Mustang units caused by the SPP IM and, in fact, those units have had few starts since the initiation of the SPP IM (Peaco, Partial Tr. 3/18/15, p. 17; HE #38 (confidential); HE #57 (confidential); HE #59 (confidential)).

On questioning regarding the value SPP places on CTs, Mr. Peaco testified that OG&E's reliance on SPP's

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ITP 10 and ITP 20 to support a claim that SPP has stated a "need" for CTs is misplaced and inaccurate (Partial Tr. 3/18/2015 p.27). He further testified that the SPP ITP 10 and 20 studies do not recommend specific generation configurations and do not provide specific generation recommendations to OG&E or the Oklahoma region (3/18/2015 Partial Tr. p. 27), and further explained that the SPP ITP 10 and ITP 20 are transmission planning documents, not generation planning documents (3/18/2015 Tr. p. 27).

Mr. Peaco further testified that SPP has not conducted an assessment of the need for CTs at the Mustang site or any other specific location in OG&E's system (Cogen 2-3(C); 3/18/15 Partial Tr. p.29). He stated that OG&E has failed to conduct any formal analysis or study to determine the need for voltage support at the Mustang site (Cogen 3-8; 3/18/15 Partial Tr. p. 34), and that most of the value of the Mustang site has not been quantified or monetized (3/18/2015 Partial Tr. pp. 35-36).

and clear benefits of the Mustang site so as to obviate the need for formal analysis of reasonable alternatives, capacity and energy, to the planned Mustang CTs (3/18/2015 Partial Tr. p. 37). Even assuming there is value inherent in the Mustang site, Mr. Peaco testified that OG&E has failed to demonstrate that such value would be lost if the MMP was delayed (3/18/2015 Partial Tr. pp. 37-38).

Jennifer B. Tripp testified on behalf of Sierra Club. She is a Managing Director of Transmission and Delivery for nFront Consulting, LLC, and is an electrical engineer with over 25 years of experience in transmission planning and energy markets (3/19/15 Tr. p. 123). Ms. Tripp has not previously testified before the Oklahoma Corporation Commission but has testified in other jurisdictions. Her qualifications were accepted to testify as an expert on the matters in her prefiled testimony (3/19/15 Tr. p. 128).

The purpose of her direct testimony was to review OG&E's ECP looking specifically at its reasons for excluding considering wind tied to congestion and capacity value of wind (3/19/15 Tr. p. 122).

The purpose of her surrebuttal testimony was to address capacity value and increased congestion at OG&E wind plants addressed by OG&E Witness Howell on Rebuttal (3/19/15 Tr. p. 129). In response to Mr. Howell's Rebuttal Testimony that OG&E used a capacity value of just under 3 percent in its 2014 IRP based on SPP criteria (as opposed to his Direct Testimony in which he previously testified that SPP only allows OG&E to count approximately 5 percent of the nameplate capacity towards its planning capacity margin requirement), Ms. Tripp testified that this was problematic because OG&E's IRP was completed in August 2014 and SPP's current accreditation was first approved in April 2014 with final documentation in July 2014. Ms. Tripp further testified that this was before the IRP was completed and Mr. Howell's Direct Testimony-yet not previously mentioned (3/19/15 Tr. p. 129).

During cross-examination, Ms. Tripp calculated that the congestion cost associated with OG&E's wind facilities for September was 0.4 cents per kwh, and 0.2 cents per kwh in January (3/19/2015 Tr., pp. 154-55). She confirmed that the cost of congestion to OG&E across its wind fleet is very insignificant compared to the current price of wind energy (3/19/2015 Tr., pp. 154-55).

Ms. Tripp further testified it is not reasonable for OG&E to have rejected wind proposals on the basis of existing congestion (3/19/2015 Tr. p. 127). Ms. Tripp took major issue with OG&E's position is that OG&E did not conduct a reasonable analysis of either congestion or the impact of planned transmission upgrades on that congestion (3/19/2015 Tr. p.197).

Ms. Tripp testified that OG&E could and should have analyzed congestion risk (3/19/2015 Tr. p. 172). In particular, Ms. Tripp rebutted OG&E's claim that the Company had too little data at the time of the IRP and the ECP application to accurately analyze congestion risk. She testified: ''The reality is you could look at the long term and make reasonable estimates, even based on the data before the Integrated Marketplace data ... went into service. You didn't have to wait and see what happened to be able to reasonably evaluate the future and what the risks were." (3/19/2015 Tr. p. 198). According to Ms. Tripp, OGE had enough associated with congestion (3/19/2015 Tr. p. 198).

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Ms. Tripp presented an exhibit demonstrating how the utility could conduct an analysis of the cause of congestion. See SPP Reported February Binding Constraint Data Processed for Impact on Crossroads (Hearing Ex. 45). Ms. Tripp developed this exhibit in response to Mr. Howell's cross examination, during which he was only willing to say that a particular line "may be" one of the flowgates impacting the Crossroads facility, the wind generating facility Mr. Howell cited as his primary example of wind congestion (3/9/2015 Tr. p. 159). Ms. Tripp stated that she compiled her exhibit to show that the data is there to understand what congestion is causing or what constraints are causing congestion on Crossroads and, more than that, to show that Woodward FPL switch, at least during the month of February, was the most significant contributor to congestion on Crossroads (3/19/2015 Tr. p. 136). She further testified that: "Maybe a more important issue than just showing this one facility is to show congestion is not a black box. You can figure out what is happening. Not only from the historical data, but also in projecting congestion risk in the future. There are tools available, such as ProMOD, where you can put a new transmission line in and you can see whether or not certain upgrades, whether new generating resources, are going to cause these problems in the future." (3/19/2015 Tr. pp.137-38).

Ms. Tripp further testified that OG&E could have predicted congestion based on factors known at the time of the IRP (3/19/2015 Tr. pp. 172-73). She pointed out that there is a high level of certainty about what transmission projects will occur in the future (3/19/2015 Tr. p. 172) and that data is also available regarding which new wind generating plants are planned to come online (3/19/2015 Tr. p. 172). She further testified that the congestion could have been predicted to a reasonable level in August of 2014." (3/19/2015 Tr. p. 172).

Ms. Tripp testified that a utility can look at transmission projects that have been approved by the SPP and analyze whether they will address congestion concerns. Ms. Tripp testified that utilities know with at least a high level of certainty what transmission projects will be undertaken (3/19/2015 Tr. p.173). Furthermore, in her surrebuttal, Ms. Tripp testified that the Woodward line that will go into service by 2021 will have a dramatic impact on congestion in the area of the Crossroads wind facility (3/19/2015 Tr. p. 200).

Ms. Tripp testified that a reasonable utility would have considered the impacts of that new line, rather than excluding additional wind altogether for a 30-year period (3/19/2015 Tr. p. 200). Ms. Tripp further testified that OG&E should have looked at the cost of congestion over its entire generating fleet, rather than singling out congestion costs at one wind farm. Ms. Tripp presented this analysis during her sur-rebuttal. See OG&E Customer Congestion Impact Analysis (Hearing Ex. 64). Her analysis showed the aggregate impact of transmission congestion from OG&E's wind plants and from service to OG&E load. Ms. Tripp testified that it provides "a much more complete picture of the congestion impacts on customers" than Howell's myopic focus on Crossroads (3/19/2015 Tr. 131). The exhibit shows that, over the period about which Howell expressed concern, rather than increasing, congestion actually decreased significantly-almost by half between October 2014 and January 2015 (3/19/2015 Tr. p. 134).

Scott Norwood testified on behalf of OIEC. He is President of Norwood Energy Consulting, L.L.C. He is an energy consultant specializing in the areas of electric utility regulation, resource planning and energy procurement. He has over 33 years of experience in the electric utility industry.

In his surrebuttal testimony, Mr. Norwood testified that Dr. Roach's Rebuttal Testimony embraces the positions of many other parties in this case that it would be appropriate for the Company to conduct a competitive procurement for additional wind energy. Mr. Norwood concurs with that (3/19/15 Tr. p. 206). Dr. Roach establishes some guidelines for the RFP process. With respect to guideline 8, a minimum requirement of 200 megawatts for the wind procurement, Mr. Norwood testified that the number is too low (3/19/15 Tr. p. 206). Mr. Norwood testified that in his view, this is a historical time in the market where the price of wind is extremely low and the value of wind is extremely high (3/19/15 Tr. p. 207). Mr. Norwood testified that we have utilities in one of the best markets for wind in the country (3/19/15 Tr. p. 207). Therefore, the signal should be sent on this RFP, when and if it is ordered, that we are interested in buying as much wind as we can if it is cost effective (3/19/15 Tr. p. 207). Therefore, there should not be any artificial limit put on or any signal put on the quantity of wind solicited in this RFP (3/19/15 Tr. p. 207).

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The Company has not evaluated how much wind it can reliably and economically integrate into its system. Until that is done, it would be shortsighted to send a signal that it is only interested in 200 megawatts at this time (3/19/15 Tr. p. 207).

In response to Mr. Burch's testimony that it is too risky to run Mustang beyond 2017, Mr. Norwood testified that these units have a long history of high availability (3/19/15 Tr. p. 208). They have been maintained regularly (3/19/15 Tr. p. 208). With respect to the first two units that are already in that 60 to 65 year range, there have been none of these events (3/19/15 Tr. p. 208).

Mr. Norwood further testified that there are risks that you are going to spend $400 million of fixed investment on units that may not operate in a new market (3/19/15 Tr. p. 208). There was some testimony of some uptick in the number of starts of the units that have occurred since the new Integrated Market was implemented (3/19/15 Tr. p. 209). But the two units that really are at issue here are the two larger Mustang 3 and 4 units (3/19/15 Tr. p. 209). The increase starts on them per month is changing on average from one or two a month to three or four, which is one every two weeks of additional starts (3/19/15 Tr. p. 209). That is not a likely to materially affect the condition of the units. It's not a big change (3/19/15 Tr. p. 209).

Mr. Norwood testified that any power plant can have a catastrophic failure on new units or old units (3/19/15 Tr. p. 209-210). Over the last ten years, Mr. Norwood testified that units have operated in the 80% range on equivalent availability (3/19/15 Tr. p. 210). That means they were available to operate at full load 80% of the hours in the year regardless of whether they were operated or not (3/19/15 Tr. p. 210-211). There is not any declining trend or sharp drop off that would suggest there is an aging concern or any other continued trend of concern at any of the plants (3/19/15 Tr. p. 211). Given that, and given that the first two units of Mustang have already operated 65 years with no problems, it is appropriate to keep these units on as an option, particularly at this time with the uncertainty in the market and the other costs ratepayers are facing (3/19/15 Tr. p. 211).

Mr. Norwood disagrees with Mr. Burch that OG&E has adequately evaluated alternatives to the Mustang CTs (3/19/15 Tr. p. 211). He testified that the concern is that the Company is seeking pre-approval in this case for a $400 million investment without any detailed studies that looked at whether there are cheaper, existing resources available; whether it could purchase assets or purchase power in the short run and defer replacement of these units, and, whether there is ability to improve the units a little and continue to operate them for another four or five years until we know what our situation is with the market and with this new proposed carbon legislation (3/19/15 Tr. p. 211-212). There are true alternatives compared to just shutting them down and building peaking turbines (3/19/15 Tr. p. 212).

Mr. Norwood testified that the value of the concerns OG&E raises, such as congestion issues, voltage control issues, value of the site and permitting benefits, have not been quantified (3/19/15 Tr. p. 312). Until you quantify those values and compare the total value to what these alternatives might provide you, you don't know what they are (3/19/15 Tr. p. 312). It is not appropriate to seek an investment of $400 million without quantifying the benefits, particularly when you are asking for pre-approval (3/19/15 Tr. p. 312).

When asked about Mr. Howell's testimony that wind generation does not serve as an effective resources to address the planning capacity needs in OG&E's Environmental Compliance Plan, Mr. Norwood testified that wind is the only resource that you can get right now guaranteed for 20 years at a price that is comparable to coal on energy (3/19/15 Tr. p. 215). It should be looked at just as any other economy energy resource or like an option to go out and lock down a gas contract for 20 years. Id. It is equivalent to getting a gas contract at $2 a million Btu for 20 years, which is not possible (3/19115 Tr. p. 215). So that opportunity should be locked down (3/19/15 Tr. p. 216). It gives you fuel diversity that you're losing by having to shut down these coal units. Id. It gives a hedge at a low cost, a guaranty, for 20 years (3/19/15 Tr. p. 216). It also gives you carbon mitigation (3/19/15 Tr. p. 216).

Even with the congestion stated in Ms. Tripp's analysis, it makes no sense not to lock down the wind energy contracts now (3/19/15 Tr. p. 217). This is particularly true when well over a billion dollars of new investment by

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SPP is placed specifically for this issue of allowing wind to be delivered to the market economically (3/19/15 Tr. pp. 217-218).

On cross-examination, when asked for a recommendation as to when the Mustang units should be retired, Mr. Norwood testified that OG&E's consultant, Burns and McDonnell, looked at that issue and gave the opinion that, properly maintained and with certain improvements, the units could operate until 2021 and 2025, which is about 65 years of age (3/19/15 Tr. p. 240). Units 1 and 2 operated that long reliably (3/19/15 Tr. p. 240). Mr. Norwood agrees with that assessment (3/19/15 Tr. p. 240). These units are not operating that much; starting three or four times a month (3/19/15 Tr. p. 240).

The concern is loading up on all this stuff right now with this environmental investment in the pipeline and all this uncertainty in the market, you should do whatever you can to avoid spending a lot of money at a point when you don't know the answer to many things, like if this plant is even going to run if you spend the money (3/19/15 Tr. p. 241). From a rate impact standpoint and a rational look, it would make sense to push these dates out, particularly when you are seeking pre-approval (3/19/15 Tr. p. 241-242).

Michael Goggin testified on behalf of The Wind Coalition. He is the Research Director of the American Wind Energy Association. He has never testified before the Oklahoma Corporation Commission but has provided expert testimony in other jurisdictions (3/23/15 Tr. pp. 7-8). Mr. Goggin's qualifications were accepted to testify as en expert (3/23/15 Tr. p. 9).

In his surrebuttal testimony, Mr. Goggin addressed the Rebuttal Testimony of Leon Howell regarding wind capacity accreditation. In response to OG&E Witness Howell's claim that the accredited capacity for OG&E's wind project is 6.1 percent (as set forth in Fig. 1 , p. 14 of his Rebuttal Testimony), Mr. Goggin testified that in light of information from SPP, this number is difficult to believe (3/23/15 Tr. p. 17). Based upon SPP data, Mr. Goggin testified that the average for accredited capacity for wind projects was 14 percent across SPP, and the minimum was six percent (3/23/15 Tr. p. 18). Mr. Goggin acknowledged that this number varies from projects, but further testified it was unlikely all the referenced wind projects would fall below the six percent level. Based on the most available data from SPP in 2013 and its new accreditation methodology, Mr. Goggin testified that the credit capacity would be 20 percent and for the previous four years the full five-year portfolio would be in excess of 10 percent (3/23/15 Tr. pp. 18-19).

On surrebuttal, Mr. Goggin further addressed Mr. Howell's focus on congestion costs associated with the Crossroads facility. Mr. Goggin testified this focus does not demonstrate congestion and curtailment on an SPP-wide basis, but instead seems to describe an atypical situation for wind generation within the SPP footprint (3/23/15 Tr. pp.19-21). Further, regarding claims of congestion for Crossroads energy, Mr. Goggin testified it is not appropriate to make conclusions as to future congestion and curtailment based on only one or two months of SPP congestion cost data (3/23/15 Tr. p.23). He further testified the appearance of congestion near the Crossroads facility may be attributed to the fact the Sooner coal plant had much lower generation during the timeframe relied upon by OG&E Witness Howell and, when the coal plant is delivering less electricity to the node, prices tend to increase at that node giving the appearance of increased transmission congestion (3/23/15 Tr. p. 20-22).

Lastly, on surrebuttal Mr. Goggin addressed resource planning. Mr. Goggin testified he took issue with Witness Howell's claim that each resource should be considered as on independent decision (3/24/15 Tr. pp. 23-24). Mr. Goggin testified that the goal of resource planning, or power system economics in general, should be to create the lowest cost portfolio of resources that can meet the system's energy and capacity needs (3/23/15 Tr. p. 24). He further testified developing this optimal mix to meet this goal requires not evaluating each resource independently, rather finding the mix of resources that will most effectively meet the system needs, as well as ensuring that consumers are protected for fuel price uncertainty, environmental regulation risk, and other uncertainties (3/23/15 Tr. pp. 24-25). Mr. Goggin further testified he believed wind energy is uniquely well positioned to create the optimal lowest cost and most risk adverse energy portfolio for OG&E (3/23/15 Tr. p. 25).

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Craig W. Jones testified on behalf of OHA. He is the President and Chief Executive Officer of OHA, which is a trade association for all hospitals across the state (3/23/15 Tr. p. 58). Mr. Jones adopted the testimony of OHA Witness Daniel E. Davis, Chief Financial Officer of the OU Medical Center. Mr. Jones has over 40 years of experience in the healthcare field, over 22 years in direct healthcare administration and the last 18 serving at OHA. Mr. Jones has never testified before the Oklahoma Corporation Commission. His qualifications were accepted to testify as an expert witness (3/23/15 Tr. pp. 59-60).

Mr. Jones testified that OHA is requesting a more equitable rate design and allocation that does not result in any of its member hospitals paying rates that represent more than 100 percent of the actual cost of services (3/23/15 Tr. p. 69). He further testified that OG&E's request for recovery of costs associated with its ECP and MMP is approximately $1.1 billion and will result in rate increases for customers between 14.7% and 19.5% (3/23/15 Tr. p.62), and that OG&E's current rate design allocates cost of service in excess of 100% for certain customer classes (3/23/15 Tr. p.63). Mr. Jones testified that currently, customers in the GS and PL classes are allocated 102.7% cost of service, while PL customers are allocated 104.3% cost of service (3/23/15 Tr. p.63). Mr. Jones testified it can be assumed that if some customer classes are paying more than 100% cost of service, then a subsidy for other rate classes results (3/23/15 Tr. p.72).

Mr. Jones further testified that eighty of the 137 hospitals in the state have an operating margin negative (3/23/15 Tr. p. 72). Because of other budgetary issues created by state and federal actions recently, a rate increase of 14.7% - 19.5% will create additional, serious economic concerns for Oklahoma hospitals that may result in curtailed hospital services (3/23/15 Tr. p.76).

Steve W. Chriss testified on behalf of Wal-Mart/Sam's. He is employed by Wal-Mart Stores, Incorporated as a Senior Manager, Energy Regulatory Analysis. Mr. Chriss has previously testified before the Oklahoma Corporation Commission (3/23/15 Tr. p. 78).

In response to cross-examination regarding CWIP, Mr. Chriss testified that from a customer perspective, what makes CWIP problematic is that customers pay quite a bit upfront, and the payback on that is many years down the road (3/23/15 (Tr. p. 88). He further testified that for the period of 2015-2019, customers would be paying $108 million more under the CWIP methodology versus AFUDC (3/23/15 Tr. p. 88). Mr. Chriss testified that paying $108 million for $6 million of savings is not customer friendly and not something that is good for customers (3/23/15 Tr. pp. 89-90). Mr. Chriss is recommending the Commission should not grant CWIP and is in favor of AFUDC (3/23/15 Tr. p. 98).

Mr. Chriss testified that Wal-Mart/Sam's is taking a position on cost recovery and is not taking a positions on the technical aspects on whether the Commission should approve the portfolio of resources requested by OG&E (3/23/15 Tr. p. 93). Mr. Chriss testified that the Commission should not encourage the practice of collecting cost through rides that would otherwise be collected through base rates (3/23/15 Tr. p. 93). Mr. Chriss further testified he is not suggesting the Commission lower the return on equity in this cause, rather that any cost recovery should be done in a rate case where all things that are in play in cost recovery, the rider, CWIP, that sort of thing that would be factored into the approved return on equity (3/23/15 Tr. p. 94). Mr. Chriss testified that a rate case considers everything that impact's the utility's business, whereas with rider recovery the issues are limited and the benefits and costs that could flow in or out of those issues do not get adjusted at this time-which reduces the abilities for all parties and the Commission to make determinations on things that should be adjusted (3/23/15 Tr. p. 95).

On redirect examination, Mr. Chriss testified that in a rate case the Commission would look at the company's revenues supported by a load forecast and the appropriate level of a return on equity, whereas the riders requested in this proceeding would only look at the expenses related to the ECP and MMP as proposed-not revenues and ROE (3/23/15 Tr. p. 102).

In response to questioning on CWIP, Mr. Chriss testified that Wal-Mart/Sam's philosophy is against CWIP, but if CWIP is allowed then it believes the Commission should look at adjusting return on equity (3/23/15 Tr. p. 106).

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He further testified that CWIP takes the risk that investors would normally bear it puts it on the backs of ratepayers-so the ratepayers take on the investor risk. Mr. Chriss testified that while the investors do not have that risk, they should not be compensated, whereas if they investors keep the risk, the ROE can be higher. Conversely, if you move that risk to the ratepayers, the ROE should be lower because the investors no longer have to bear that risk (3/23/15 Tr. p. 106).

Daniel J. Lawton testified on behalf of OIEC, as an expert in utility rates and in economics. (3/24/15 Tr. p. 5). He has a B.A. and an M.S. in economics, and a J.D. (3/24/15 Tr. p. 5). Most of his career has been in the utility industry, starting with the Minnesota Public Utility Commission in 1981, as a member of the Staff (3/24/15 Tr. p. 5). He has worked for national consulting firms representing utility clients, basically the consumer in utility rate cases at FERC and many commissions across the country (3/24/15 Tr. p. 5). He also started a utility practice in 1986 called Diversified Utility Consultants, representing consumer groups, commission staffs, and many different utility type consumers across the country (3/24/15 Tr. p. 5-6). He also does work for cities in rate matters, and he has performed work for Attorney Generals or consumer advocates throughout the United States (3/24/15 Tr. p. 6). He has worked for the Oklahoma Attorney General in the past (3/24/15 Tr. p. 6). Mr. Lawton's resume was offered as Hearing Ex. 66 (3/24/15 Tr. p. 7).

The purpose of his surrebuttal is to address the testimony of Mr. Fetter, Mr. Reed, and Mr. Rowlett with regard to the issues of the timing and cost recovery mechanism for OG&E's proposed environmental compliance proposal; and also with regard to various criticisms of OIEC witness Garrett's proposals to mitigate the costs associated with OG&E's proposal (3/24/15 Tr. p. 9). It is also to address Mr. Reed's statements regarding regulatory policy and efficiency with regard to collecting costs associated with OG&E's proposed environmental compliance in this proceeding, rather than through the traditional base rate ratemaking proceeding (3/24/15 Tr. p. 9-10). He has testified in the past about these sorts of issues, ratemaking issues, cost recovery issues, financial impact issues (3/24/15 Tr. p. 10). His basic background is in finance and economics (3/24/15 Tr. p. 10). He testifies on cost of capital in ratemaking proceedings throughout the country, and incumbent on any cost of capital analysis is an evaluation of a company's financial metrics, cash flow and recovery of costs, as well as evaluating concerns by rating agencies, such as Moody's, Fiche, or Standard & Poors (3/24/15 Tr. p. 10). All of these issues are raised by Mr. Fetter in his testimony.

His basic financial conclusions are first, that the Company has provided no evidence or basis to presume that there will be any financial harm by waiting until the next base rate proceeding to address cost recovery and any kind of recovery mechanisms for the costs associated with the Environmental Compliance Plan (3/24/15 Tr. p. 16). Based on the financial literature presented by the Company and the financial community, the next base rate proceeding will be filed in June, of this summer (3/24/15 Tr. p. 17). If consistent with the past, the rate proceeding is usually about a six-month process (3/24/15 Tr. p. 17). So there is no basis to conclude that there's a need to get cost recovery currently (3/24/15 Tr. p. 17).

Second, there is no risk of any financial harm in this case (3/24/15 Tr. p. 17). Rating agencies are not saying there's going to be financial harm (3/24/15 Tr. p. 17). Third, the Company's own financial records indicate that the Company's current financials are more than adequate. They are rated A. There is no downgrade pressure (3/24/15 Tr. p. 17-18).

Regarding Mr. Reed's proposal that the financial consequences and recovery of the Company's proposed Environmental Compliance Plan be addressed in this case for regulatory efficiency reasons is incorrect (3/24/15 Tr. p. 18). There are many cases that commissions and regulatory authorities address across the county where they address base issues and then address financial issues in a subsequent base rate case (3/24/15 Tr. p. 18). One example is where you have a merger or acquisition and the merits of the merger or acquisition are addressed upfront while the ratemaking consequences are addressed in a subsequent proceeding (3/24/15 Tr. pp. 18-19). Other examples are CCN proceedings, where CCN must be requested for a transmission line or a plant, an IRP process (3/24/15 Tr. p. 19). Ratemaking is addressed later (3/24/15 Tr. p. 19). This allows the Commission to focus on the issues at hand. In this case, it would be the Environmental Compliance and then the ratemaking issues could be addressed later (3/24/15 Tr. p. 19).

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Mr. Lawton's recommendation is that the rider proposal be denied (3/24/15 Tr. p. 19). Typically there is no extraordinary reason to deviate from traditional ratemaking where a base rate case is filed. All cost increases and decreases and revenue increases and decreases are examined, reviewed and vetted by the regulatory authority (3/24/15 Tr. p. 19). Here, the proposal by the Company would look at a single issue, and only cost increases (3/24/15 Tr. pp.
19-20). There is no need to do that (3/24/15 Tr. p. 20).

In response to Mr. Fetter's testimony interpreting 17 O.S. § 286, Mr. Lawton testified that there is no ambiguity asserted in this case that he knows of. If there is no ambiguity, there is no need for anyone to interpret it for the Commissioners (3/24/15 Tr. p. 20). If there is an ambiguity, the Commission is to interpret the statute (3/24/15 Tr. pp. 20-21).

Mr. Lawton testified that he does not agree with Mr. Fetter that an alternative mechanism needs to be created for collection in this case because there is no extraordinary or financial harm (3/24/15 Tr. pp. 21-22). Also, it would be bad for consumers (3/24/15 Tr. p. 22).

Hearing Ex. 67 was identified as OG&E EEI Financial Conference November 2014 (3/24/15 Tr. pp. 22-23). He has read it in its entirety (3/24/15 Tr. p. 23). This demonstrates that the financial condition of OG&E is sound (3/24/15 Tr. p. 23). For example, it projects substantial annual dividends, in the amount of 10%-per annum. That is a growth rate that no other utility has in this country, to his knowledge (3/24/15 Tr. pp. 23-24). Also, the Company continues to maintain an A rating (3/24/15 Tr. p. 24).

On Exhibit 67, the Company claims over $1 billion in utility projects, which he believes are for the issues in this case (3/24/15 Tr. p. 24). He understands that the environmental component is slightly less than $700 million and the rest would be for the Mustang Modernization Plan (3/24/15 Tr. p. 24). It is a big difference in telling the financial community what your environmental costs are versus other plant expansions and refurbishments (3/24/15 Tr. p. 24). Mr. Lawton testified that he has seen that billion dollar number in rating reports and it is incorrect (3/24/15 Tr. p. 24-25).

Exhibit 67 has been shared by the Company with the investment community (3/24/15 Tr. p. 25). Page 14 of the document shows an annual amount of expenditure for 2014 and 2015 of $160 million (3/24/15 Tr. p. 25). Based on the Company's own statements to the financial community, OG&E could have a rate case completed by the end of 2015 or the beginning of 2016 (3/24/15 Tr. p. 25). So the only expenditures we're talking about are not $1.2 billion, not $700 million, but $ 160 million (3/24/15 Tr. p. 25). That is what should be evaluated when looking at potential harm to the Company's financials (3/24/15 Tr. p. 25). The conclusion from that is $160 million is easily financed, it has no, no impact on the Company's financials currently (3/24/15 Tr. pp. 25-26).

According to Exhibit 67, the bulk of the projected environmental expenditures are projected to occur in 2018 (3/24/15 Tr. p. 26). These expenditures and how they are going to be financed may be examined in a base rate proceeding (3/24/15 Tr. p. 26).

Mr. Lawton did not agree with Mr. Fetter's testimony and analysis regarding the long term decline in the Company credit ratings (3/24/15 Tr. p. 27). OG&E's current credit rating is in the A range. The average utility in this country is in the BBB range. There is no evidence in the rating agency reports, the Company's current financials, or the evidence of who this is going to be financed to suggest that waiting until a base rate case will impact the Company's current financials (3/24/15 Tr. pp. 27-28). Mr. Lawton testified that the Company will remain financially strong while the Commission evaluates rate recovery issues in the next base rate case (3/24/15 Tr. p. 28). A test of this is the Company's evidence of how much it is going to finance, which is about $160 million (3/24/15 Tr. p. 28). Assuming prevailing interest rates today are at 5% or less, then you multiply the interest rate times $160 million, and you can see that over a six-month period that kind of interest, as applied to the Company's financial metrics and cash flow, is not going to have a discernible impact (3/24/15 Tr. p. 28).

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With regard to Mr. Fetter's criticism of Mr. Garrett's testimony relating to debt financing cost mitigation, Mr. Garrett said the Commission, by waiting until a base rate case, can consider the mitigating impact of financing the environmental costs with debt (3/24/15 Tr. p. 29). Mr. Garrett was pointing out that the debt ratio for OG&E is roughly 47% (3/24/15 Tr. p. 29). Utilities around the country with similar bond ratings of at least an A have more debt in their capital structure (3/24/15 Tr. p. 29). If the debt ratio were higher for OG&E, it would give OG&E an opportunity to finance many of these costs with debt, which is cheaper (3/24/15 Tr. pp. 29-30). Equity is more risky than debt (3/24/15 Tr. p. 30). Mr. Fetter's criticism was that Mr. Garrett was proposing that this be done in this case, however, Mr. Garrett did not propose that, but used it as an illustrative example of how, by waiting until a base rate proceeding, the commission will have an opportunity to examine that very issue; how to recover the costs and lessen the impact on all consumers (3/24/15 Tr. p. 30).

Mr. Fetter incorrectly states that there is a proposal to finance with debt, eliminate equity, and things like that (3/24/15 Tr. pp. 30-31). There is no such proposal (3/24/15 Tr. p. 30). The overall proposal is to look at this in a base rate case and look at the capital structure of this company in consideration of how this should be financed in the future (3/24/15 Tr. p. 30).

Mr. Lawton testified that he examined the electric utilities' capital structures. Hearing Ex. 68 is Standard & Poor's A Rated Electric Utility Equity Ratio comparison. It shows, for A rated electric utilities, an average of either 47% equity and 53% debt, or 49% equity and 51% debt (3/24/15 Tr. pp. 31-33). OG&E has a 53 to 56% equity and 47 to 44% debt (3/24/15 Tr. pp. 31-33). Mr. Garrett's point is if OG&E did not have as much equity and were able to finance more of their environmental program with debt, then that would give them an opportunity to bring the capital structure more in line with other utilities that are similarly situated (3/24/15 Tr. p. 33). This is an issue that can be looked at in a base rate proceeding (3/24/15 Tr. p. 33).

Mr. Lawton testified that the bottom line for ratepayers is that the current equity ratio that OG&E has indicates higher rates than necessary to support it in any proceeding and that OG&E can, without harming its financial interests, lower that equity ratio to be comparable with its peer group of similarly situated A rated utilities, thereby lowering the revenue requirement on consumers (3/24/15 Tr. pp. 34-35).

Mr. Garret is not recommending that ROE in this case be reduced (3/24/15 Tr. p. 35). The real issue is that in a base rate proceeding ROE can be addressed (3/24/15 Tr. pp. 35-36). The return on equity granted the average utility in this country has been declining and is at 9.75% (3/24/15 Tr. p. 36). Mr. Garrett was saying that an ROE Review is another mitigation tool available to ratemaking authorities, versus the 10.2% currently authorized for OG&E (3/24/15 Tr. p. 36). Mr. Garrett is not recommending a 9.75% ROE in this case but is recommending it be looked at in a base rate case (3/24/15 Tr. p. 36).

Hearing Ex. 69 is a summary of a quarterly report put out by Edison Electric Institute that summarizes rate cases around the country for the quarter (3/24/15 Tr. pp. 37-38). It says the average awarded ROE in the third quarter of 2014 was 9.89% (3/24/15 Tr. pp. 38-39). Based on its financials, OG&E is less risky than the average (3/24/15 Tr. pp. 39-40). Mr. Garrett's example is in line with market evidence and results (3/24/15 Tr. p. 40).

Mr. Lawton testified to examples of debt financing being used by utilities to address environmental compliance capital requirements. It is not unusual (3/24/15 Tr. p. 41). In Texas, there's legislation sponsored by the utilities to allow utilities to securitize environmental costs associated with abandonment of environmentally related assets (3/24/15 Tr. p. 41). By securitizing, you're allowing the utility to finance these environmental issues at very low-cost debt, roughly 3.5% or 3% in today's markets because it's securitized. And there's no equity at all (3/24/15 Tr. p. 41). That is not unusual. There are extraordinary events around the country, with various major storms, where many times the recovery costs for these items are securitized for a low-cost opportunity to save the customers money (3/24/15 Tr. p. 41).

The reason for financing with debt rather than through a combination of equity and debt are, one, it is cheaper for consumers; and two, there's no need for a return on equity on these extraordinary events (3/24/15 Tr. pp. 41-42).

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They're not revenue enhancing projects, so it's done entirely with debt through securitization (3/24/15 Tr. pp. 41-42).

In response to Mr. Reed's Rebuttal Testimony, Mr. Lawton testified that there is no need to rush to judgment in this proceeding with regard to cost recovery and financials; that the rate case approach recommended by other OIEC witnesses is the preferred approach and will not harm the Company (3/24/15 Tr. p. 43).

The Moody's rating agency report relied on by Mr. Reed is not supportive of OG&E's request for recovery in this case (3/24/15 Tr. pp. 43-44). The Moody's rating agency report references an incorrect value for the environmental costs - the true number is 700 million or less versus the 1.2 billion shown (3/24/15 Tr. p. 44). While Moody's, Standard & Poor's and Fitch all report they have included and considered 1.2 billion, there's still no indicia of financial harm (3/24/15 Tr. p. 44). If a rate case is filed in June, an order could issue by the end of 2015 or beginning of 2016 (3/24/15 Tr. p. 44).

Mr. Reed's testimony that it is efficient and sound regulatory policy to pre-approve major investment decisions and address cost recovery at the same time and in the same proceeding is the opposite to what the policy is around the country (3/24/15 Tr. p. 45). There are cases like mergers and acquisitions, CCN's, IRPs, and those capacity planning kinds of projects where the commissions and fact finders look at only those issues that need to be decided upon, and cost recovery and rate issues are reserved for a later case (3/24/15 Tr. p. 45).

The CWIP argument made by Reed appears to be the recycled argument we saw in the 1970s and 1980s with regard to nuclear power projects (3/24/15 Tr. p. 46). These are not projects that should require CWIP (3/24/15 Tr. p. 46).

Generally, riders and CWIP in rate base reduces regulatory lag, which is the time between when an asset is producing for a consumer vs. the time the utility put that asset in service and is collecting rates to recover the costs of that asset (3/24/15 Tr. p. 46). Regulatory lag goes both ways. Sometimes utilities over-recover and sometimes they under recover (3/24/15 Tr. p. 47). The reason for regulatory lag is that utilities will be more efficient in cost control (3/24/15 Tr. p. 47). On page 4 of the Rate Case summary, Hearing Ex. 69, the average regulatory lag reported in the third quarter of 2014 is 8.67 months. The regulatory lag in Oklahoma between when a rate case is filed and a decision is roughly six months (3/24/15 Tr. p. 47).

Mr. Norwood testified that he has read Hearing Ex. 43, which is the National Regulatory Research Institute (NRRI) publication regarding cost trackers; and Hearing Ex. 44, another NRRI publication authored by Hempling regarding pre-approval commitments. Exhibit 43 says the utility should demonstrate that it would suffer severe financial difficulties under extraordinary circumstances without the tracker (3/24/15 Tr. pp. 48-49). In other words, there's no such financial showing of an extraordinary financial problem and, there, there's no harm in waiting until the next rate case (3/24/15 Tr. p. 49).

The class example of a cost tracker is a fuel adjustment clause (3/24/15 Tr. p. 50). A cost tracker is being proposed in this case, to capture environmental costs in between rate proceedings; which is what cost trackers do (3/24/15 Tr. p. 50). The conclusion in the paper is that if you allow cost trackers you've shifted the risk to consumers from shareholders (3/24/15 Tr. p. 50).

Exhibit 44, the Hempling paper, at p. 31, states the conclusion that any pre-approvals are granted only upon a supported showing that regulatory action will benefit customers (3/24/15 Tr. p. 51). Mr. Lawton said he has not seen any showing of benefit other than the argument that CWIP in rate base is cheaper than no CWIP in rate base 3/24/15 Tr. p. 51). That analysis fails to take into consideration the time value of money and having rates in effect before the thing is used and useful 3/24/15 Tr. p. 51). The paper also concludes that Applications, such as OG&E's, should be required to make a showing that other options were rejected and why they were rejected 3/24/15 Tr. p. 51). There is no showing in this case of why a rate case cannot take care of the cost recovery issues associated with the Environmental Compliance Plan (3/24/15 Tr. pp. 51-52). The paper also concludes, on p. 32, that consideration be given to offsetting adjustments of pre-approval or mechanisms are allowed, such as return on equity adjustments

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(3/24/15 Tr. p. 52).

Mr. Lawton did not agree with the Rebuttal Testimony of Donald Rowlett regarding cost recovery and the timing of cost recovery, for the reasons he has already testified to (3/24/15 Tr. p. 53).

On cross-examination, Mr. Lawton testified that a number of states have statutes that address environmental compliance (3/24/15 Tr. pp. 54-55). He is not aware whether those statutes have the same cost recovery mechanisms as are set forth in § 286(B) (3/24/15 Tr. p. 55). He is aware that there are statutes similar to § 286(C), with similar recovery mechanisms (3/24/15 Tr. p. 55). He believes Nevada has a new provision that is similar to § 286(C).

Mr. Norwood testified that equipment and facilities that are placed in service more than six months after the end of a test year would not be eligible for recovery in a traditional rate case (3/24/15 Tr. p. 60). He assumes the Company is under an obligation to file a rate case, recover revenues, and present to the Commission a proposal to either recover it through additional base rate filings, or some other creative alternative, should the Company be able to show that extraordinary financial harm is possible; and we need to avoid that (3/24/15 Tr. p. 60).

Mr. Lawton further testified on cross-examination that a base rate case is a periodic filing (3/24/15 Tr. p. 89). Section 286(B) says that the Company may periodically file for recovery of its costs. A base rate case is a periodic filing (3/24/15 Tr. p. 89).

Mr. Lawton testified that recovery of CWIP is extraordinary relief and OG&E should be required to prove extraordinary circumstances to recover CWIP. (3/24/15 Tr. p. 91-92). Other than CWIP he agrees that prudently incurred costs of the Environmental Compliance Plan should be recoverable (3/24/15 Tr. p. 92). If a cost is prudently incurred, and it is used and useful, providing service to consumers, the utility should be able to recover it (3/24/15 Tr. p. 92).

Mark E. Garrett testified on behalf of OIEC. He is the President of Garrett Group, LLC, an Oklahoma City-based firm specializing in public utility regulation, litigation and consulting services. His background and experience and a complete description of his qualifications is set forth in Exhibit MG-1 of his Responsive Testimony.

In his surrebuttal testimony, Mr. Garrett testified that if rate recovery is evaluated in rate case, the only delay would depend on when the Company files its rate case (3/24/15 Tr. p. 126).

Mr. Garrett testified that OIEC supports an AFUDC approach, if a rider issues, not the CWIP approach. Under the AFUDC approach, the Company would begin recovering costs when the assets go into service. Cost Recovery is not delayed beyond the point when customers are receiving benefits. Under the AFUDC approach, cost recovery would begin when customers are receiving benefits from those assets (3/24/15 Tr. p. 126).

It is Mr. Garrett's understanding that Company is spending small amounts on NOX controls at the current time, which it was going to do anyway (3/24/15 Tr. p. 126).

Mr. Garrett testified that there is no management discretion if you file an application under § 286(C). That is because the utility is asking for pre-approval and it is asking for a Commission decision about those assets in advance (3/24/15 Tr. pp. 128-129). The Company cannot have it both ways. Either OG&E's management should make a decision and put the assets in and then bring a rate case, or the Company comes in under § 286(C) and asks for a Commission decision about whether or not to put in the assets (3/24/15 Tr. pp. 128-129).

Mr. Garrett is not recommending that there be no rider for the Environmental Compliance Plan (3/24/15 Tr. p. 129). He is recommending that the Commission should set whatever recovery it determines, whether through a rider or some other periodic recovery, for the Environmental Compliance Plan in a rate case (3/24/15 Tr. p. 129). Also, Mustang doesn't qualify for rider treatment (3/24/15 Tr. p. 129).

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Mr. Garrett testified that § 286(B) does not say that the Company can change its rates. (3/24/15 Tr. p. 130). The Commission sets the rates (3/24/15 Tr. p. 130).

Mr. Garrett testified that there will only be a few months delay if rates in connection with the Environmental Compliance Plan are considered in OG&E's next rate case. During that time, the Company will not be spending significant amounts of money and will not suffer financial harm (3/24/15 Tr. p. 131).

Mr. Garrett testified that the Company's last rate case was in 2011. OG&E had promised a 2013 rate case, which didn't occur (3/24/15 Tr. p. 132).

Mr. Garrett testified that § 286(B) does not provide for CWIP. He further testified that the legislature knew what CWIP was because it provided for potential CWIP recovery in §286(C) by authorizing the Commission to consider rules to allow a utility to begin to recover a return of CWIP expense, prior to commercial operation of a newly constructed electric generation facility. The Commission declined to adopt a rule providing for such recovery (3/24/15 Tr. p. 136). However, there is no mention of CWIP in 286(B) (3/24/15 Tr. p. 137).

Mr. Garrett testified that it is a stretch to interpret used and useful to mean as soon as assets are conceived, you start spending money on them. Mr. Garrett testified that the statute should be read that facilities and equipment, once they are facilities and equipment, would be deemed used and useful (3/24/15 Tr. p. 137).

Mr. Garrett testified that all of the riders that Mr. Rowlett referred to in his testimony were agreed upon by the parties in those respective cases (3/24/15 Tr. p. 137). Further, CWIP was not used in those cases. Instead, recovery began after the assets began providing service (3/24/15 Tr. p. 137). To make customers pay for assets that are not in service would be new thing in Oklahoma that has never been authorized.

Mr. Garrett testified that the Commission rules implementing § 286(B) state that if a utility wants to elect to implement periodic rate recovery, it needs to file a rate case now, and the statute provides for subsequent rate cases every 24 months. Read together, to begin recovery, the utility needs to file a rate case and then there will be a rate case every 24 months after that, as long as the rider keeps running and recovering costs of the project (3/24/15 Tr. p. 139).

Mr. Garrett testified that the Commission could make approval of the Environmental Compliance Plan contingent upon adding wind to the portfolio (3/25/15 Tr. p. 62-63).

He further testified that financing the Environmental Compliance Plan with debt would substantially decrease the cost of the plan to ratepayers on an annual basis (3/25/15 Tr. p. 63). It would also decrease the revenue requirement of the plan (3/25/15 Tr. p. 64). Mr. Garrett testified that the Company should finance as much of the plan as possible with debt to bring the capital structure back in line (3/25/15 Tr. pp. 64-65).

Mr. Garrett testified that the rider is implemented in the Company's initial rate case. As assets are placed in service the costs of those are recovered through the rider. Then the assets for which costs are starting to be recovered are placed into rate base in the next rate case (3/25/15 Tr. p. 68).

Mr. Garrett explained that in that rate case, there is review at that time of the prudence of the costs that have been recovered through the rider. The asset itself would be considered used and useful. The asset would not be excluded because that decision would be made in this case under all of the assumptions that were laid out that the Environmental Compliance Plan was approved. The prudence of the assets would not be challenged but the cost levels would still need to be reasonable and in line with what was approved in this case (3/25/15 Tr. pp. 68-69).

The costs that are collected under the rider before the rate case make a determination of prudence are subject to refund (3/25/15 Tr. p. 69). The rider should include the refund language. There has to be some review of the rider (3/25/15 Tr. pp. 69-70). Ultimately when these costs are moved into rate base there needs to be a final prudence

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determination at that point of the cost level (3/25/15 Tr. pp. 69-70). The asset itself would already be determined to be used and useful (3/25/15 Tr. pp. 69-70).

Mr. Garrett testified that both Miss Richards and Mr. Rowlett testified that either CWIP or AFUDC was acceptable. They said they were recommending that CWIP level for the benefit of the customers. However, all of the customers in this case have rejected that recommendation (3/25/15 Tr. p. 70).

Mr. Garrett testified that § 286(C) does not address rider recovery of new generation costs; Section B does (3/25/15 Tr. p. 71). He said that § 286(C) specifically addresses new applications for generation (3/25/15 Tr. p. 71-72). Rule 35-38-1 states that the use of the competitive bidding RFP process is a part of the purpose of the subchapter (3/25/15 Tr. pp. 75-76).

Craig R. Roach is the President of Boston Pacific Company Incorporated. He received a Ph.D. in economics and testified as an expert witness on behalf of the Staff. Dr. Roach read his revised summary filed on April 6, 2015, of his responsive testimony filed on December 16, 2014, and his rebuttal testimony on January 26, 2015 (4/17/15 Tr. pp. 7, 10-17). He recommends that the Commission approve the Company's proposed scrub/convert alternative subject to conditions (4/7/15 Tr. p. 11). Absent those conditions, he recommends that the Commission reject the proposed scrub/convert alternative (4/7/15 Tr. p. 11).

The modeling analysis shows that the alternative compliance plans are quite close in terms of their cost to Oklahoma ratepayers over time (4/7/15 Tr. p. 11). This is because different alternatives offer the lowest cost under different assumptions about future natural gas prices, environmental regulations, and other factors (4/7/15 Tr. p. 11). Faced with uncertainty, the best response is to assure a diversified portfolio of resources (4/7/15 Tr. p. 11). With the scrub/convert plan and the recommended conditions, the Company's portfolio will be diversified with coal, natural gas, and wind (4/7/15 Tr. pp. 11-12). That diversity of resources will moderate cost and risk to ratepayers no matter how the future actually unfolds (4/7/15 Tr. p. 12). This is especially true for estimates of capital cost and performance; the ratepayers should not be asked to bear those risks (4/7/15 Tr. p. 12). If OG&E is not willing to accept these risks, that would be raising a red flag (4/7/15 Tr. p. 12). It would say that even OG&E does not believe its own assumptions (4/7/15 Tr. p. 12).

The conditions ask, in effect, that OG&E provide in writing the price it wants to charge and what the ratepayers get for that price (4/7/15 Tr. p. 12). Without the agreement upfront on price, performance, and risk, OG&E is asking the Commission to sign a blank check for the Environmental Compliance Plan (4/7/15 Tr. p. 13).

The specific conditions recommended by Mr. Roach for the Sooner facility are: (A) If the two Sooner units retrofitted with scrubbers are shut down before OG&E's assumed life to recovery, and (B) OG&E will be held to its estimates of capital cost and performance, where operating performance would include heat rate, ramp rate, and start-up times (4/7/15 Tr. p. 13). This protects the ratepayers from paying the cost if Muskogee is run far more often than OG&E forecast (4/7/15 Tr. p. 13).

He also recommended as a final condition that OG&E conduct a wind request for proposal, or RFP (4/7/15 Tr. p. 13). Adding wind will further diversity the portfolio and it will also immediately reduce the cost of compliance, especially the cost of the substantial forecasted market purchases due to the conversion of the Muskogee units (4/7/15 Tr. p. 13). With Oklahoma's superior wind resources and the federal production tax credit, the cost of wind energy is in the range of 2.2 cents per kilowatt hour (4/7/15 Tr. p. 14). SPP's involvement in the RFP that he proposed will account for the legitimate concern about the deliverability of wind power (4/7/15 Tr. p. 14). What he proposes in terms of the wind RFP is modeled after the successful PSO wind RFP for which Boston Pacific served as the Commission's independent evaluator (4/7/15 Tr. p. 14).

He recommends that OG&E's proposed MMP be deferred until OG&E conducts a competitive procurement (4/7/15 Tr. p. 14). Absent such procurement, OG&E would fail to have shown that it evaluated all "reasonable alternatives." (4/7/15 Tr. p. 14). The competitive procurement process would solicit bids from both natural gas-fired combined cycle, and combustion turbine facilities, and both new and existing facilities could be bid (4/7/15 Tr. p.

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14). The bids can be from any site that enables capacity to be designated a network resource as determined by SPP (4/7/15 Tr. pp. 14-15). The Mustang site would be open to use by all bidders (4/7/15 Tr. p. 15). OG&E must bid and be evaluated under the same rules as all other bidders (4/7/15 Tr. p. 15). The Commission will choose an independent evaluator to oversee the procurement (4/7/15 Tr. p. 14). SPP would be asked to judge any transmission issues, such as the system upgrade costs for network resources designation for any bid, and also any reliability issues such as the value of different bids for system restoration after a blackout (4/7/15 Tr. p. 14).

OG&E has not provided evidence that Mustang has unique reliability benefits (4/7/15 Tr. p. 14). When asked, OG&E said that it was not superior to other network resources (4/7/15 Tr. p. 14). When asked if it is the only combustion turbine facility that could provide system reliability benefits, OG&E said "No" (4/7/15 Tr. p. 14).

OG&E has not proven a need to rush on the retirements of Mustang (4/7/15 Tr. p. 14). Therefore, Dr. Roach recommends that OG&E put the existing Mustang units back on the retirement schedule it proposed in its 2012 IRP. The actual retirement dates will reflect the timing of the best alternatives discovered through the procurement (4/7/15 Tr. p. 14).

Dr. Roach testified that the final determination on rate recovery and rate design should be deferred until OG&E's next general rate case, which must be filed within 24 months (4/7/15 Tr. pp. 15-16). In this proceeding, the Commission would rule on the prudence of OG&E's proposed scrub/convert compliance alternative at OG&E's estimated cost (4/7/15 Tr. p. 16).

Through its environmental and generation plan rider or EGP rider, OG&E seeks to collect construction work in progress or CWIP, but consistent with our conditions, CWIP could not be collected on capital cost above the current estimate of those costs, and not for a period of time beyond the current estimate of the in service dates (4/7/15 Tr. p. 16). Only after the in service date of the compliance investment would the EGP rider be used to recover the return of, and on capital (4/7/15 Tr. p. 16). Return of and on capital could not be earned on cost above the current estimate of capital costs (4/7/15 Tr. p. 16).

Dr. Roach also testified about his concerns regarding OG&E's proposal relating to the Fuel Adjustment Clause or FAC. OG&E proposes that fuel costs and air quality control system consumable costs be recovered through the FAC (4/7/15 Tr. p. 16). OG&E should not be required to bear the risk of changes in market price for fuel and consumables. However, OG&E should be held to its estimates for the operating performance of its plants (4/7/15 Tr. p. 16). This would include being held to its estimates of the quantities of fuel and consumables per megawatt hour used to operate the generating plants (4/7/15 Tr. p. 17). A condition holding OG&E to its estimated quantities would protect ratepayers from having fuel and consumables costs being passed through to them inappropriately (4/7/15 Tr. p. 17).

Dr. Roach's final recommendation is that OG&E be required to file a Compliance Plan on how it proposes to implement the proposed conditions (4/7/15 Tr. p. 17).

Dr. Roach testified on cross-examination that preserving fuel diversity is favorable for OG&E and its ratepayers (4/7/15 Tr. pp. 52-53). With diversity through a mix of coal, gas, and wind, the ratepayer will be protected to some extent no matter how the future unfolds (4/7/15 Tr. p. 53). He testified that it is difficult to determine what impact the EPA's future rules, such as greenhouse gas rules, will have on a utility, without having a final rule (4/7/15 Tr. p. 54). The EPA rule could have minimal impact on OG&E if, for example, the rule takes into account Oklahoma's contribution of renewable resource or energy efficiencies (4/7/15 Tr. p. 55).

Dr. Roach testified that OG&E's MMP is deficient in that OG&E did not show an accelerated need for replacement capacity so as to support acceleration of the retirement dates by three years for Mustang Unit 3 and by seven years for Mustang Unit 4 (4/7/15 Tr. p. 56). In the 2012 IRP, the Company proposed a retirement plan and did so with a forecast of starts for those units of about 132 starts (4/7/15 Tr. pp. 56-57). The actual number of starts now has been about 102, which is in the ballpark (4/7/15 Tr. p. 57). OG&E can sustain this number of starts, and still keep the original retirement schedule (4/7/15 Tr. p. 57).

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It is his understanding that under the Commission rules, utilities have to come in every three years and submit a resource plan (4/7/15 Tr. p. 57). It is his understanding that OG&E has to submit another IRP this year (4/7/15 Tr. p. 57).

Dr. Roach testified that by adding the Mustang Modernization Plan to its application in this cause, OG&E is only increasing the rates and the risk to ratepayers (4/7/15 Tr. p. 58). There is significant cost increase and risk on ratepayers resulting from OG&E's ECP. OG&E should be trying to minimize any additional capital investment and risk, not increase it (4/7115 Tr. p.58).

Dr. Roach further testified that OG&E should be held to its original cost estimates as a cost cap (4/7/15 Tr. p. 59). If the amount is less than its original estimate, OG&E should be held to the lesser amount (4/7/15 Tr. pp. 59-60). If the Commission finds that the original estimated costs are reasonable, then the Company could begin to recover the return of and on capital costs once those compliance investments are in place, and their EGP rider could be used for that purposes (4/7/15 Tr. p. 61). What the general rate case helps with is to see if what the Company is doing on these units from environmental compliance is consistent with everything else in the rate structure (4/7/15 Tr. p. 61). If there are any changes in rate design in the general rate case, that should come back and cover what costs are being recovered for the compliance plan (4/7/15 Tr. p. 61). So, some cost recovery through the rider prior to the general rate case but these would be revisited, especially rate design, in the general rate case (4/7/15 Tr. p. 61 ).

The stand-alone prudence of the Compliance Plan that OG&E has proposed and of its estimated costs will be determined in this proceeding (4/7/15 Tr. p. 62). Any cost overruns and any poor performance would require that the Company prove prudence in a later proceeding. But the review of alternatives is in this proceeding and the Commission can hold OG&E to the cost and to the performance (4/7/15 Tr. p. 62). If you get to the rate case, if you find there's a double counting, a double collection, or some other contradiction, then that could change (4/7/15 Tr. p. 61). With respect to costs that are not yet known in this proceeding, those costs would be new cost that would be reviewed in a general rate case (4/7/15 Tr. pp. 62-63).

Dr. Roach recommends that OG&E add wind power to the extent that additional wind power will lower energy costs for Oklahoma ratepayers and will not harm reliability (4/7/15 Tr. p. 63). He recommends that OG&E conduct separate wind power procurement (4/7/15 Tr. pp. 63-64). He recommends that the Company seek RFP's with a minimum, or floor, of 200 megawatts of wind (4/7/15 Tr. pp. 63-64). That is a floor, to get good participation in the RFP process (4/7/15 Tr. p. 64).